      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1997

                                              REGISTRATION NUMBER 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CAMCO INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           3533                          13-3517570
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                                  7030 ARDMORE
                              HOUSTON, TEXAS 77054
                                 (713) 747-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RONALD R. RANDALL, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            CAMCO INTERNATIONAL INC.
                                  7030 ARDMORE
                              HOUSTON, TEXAS 77054
                                (713) 7477-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                 CURTIS W. HUFF
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                 PROPOSED            PROPOSED
        TITLE OF EACH CLASS OF             AMOUNT TO BE      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
      SECURITIES TO BE REGISTERED          REGISTERED(1)     PRICE PER UNIT(2)   OFFERING PRICE(2)  REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...........     13,798,184        Not Applicable       $624,951,555           $78,480
-----------------------------------------------------------------------------------------------------------------------
Rights to Purchase Shares of Common
  Stock................................     13,798,184
=======================================================================================================================

(1) Represents the maximum number of shares of Common Stock and associated Rights issuable upon consummation of the Merger described herein.

(2) Pursuant to Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price is calculated as $624,951,555 (representing 10,613,987 shares of Production Operators Corp common stock, $1.00 par value, multiplied by $58.88, which is the average of the high and low sales price for such stock on May 9, 1997, as reported by the Nasdaq Stock Market).

(3) Pursuant to Rule 457(b) under the Securities Act of 1933, the registration fee included with this Registration Statement has been offset by $110,900, which is the fee previously paid by the Registrant with the filing of preliminary proxy materials on Schedule 14A (which contained the Joint Proxy Statement/Prospectus included herein) filed on March 27, 1997.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            CAMCO INTERNATIONAL INC.

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

                  ITEM OF FORM S-4                        LOCATION IN THE PROSPECTUS
                  ----------------                        --------------------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Cover of Registration Statement; Cross
                                                  Reference Sheet; Outside Front Cover Page
                                                  of Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front Cover Page of Prospectus;
                                                  Table of Contents; Available Information;
                                                  Table of Contents; Incorporation of Certain
                                                  Documents by Reference
 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Forward Looking Statements; Summary;
                                                  General Information about the Meetings;
                                                  Terms of the Merger; Comparative Rights of
                                                  Stockholders of Camco and Production
                                                  Operators; Unaudited Pro Forma Financial
                                                  Information; Camco International Inc. and
                                                  Production Operators Corp Unaudited
                                                  Adjusted Pro Forma Statement of Operations;
                                                  Camco International Inc. and Production
                                                  Operators Corp Combined Unaudited Adjusted
                                                  Pro Forma Balance Sheet; Notes to Unaudited
                                                  Pro Forma Financial Statements; Market
                                                  Price of Common Stock and Dividend
                                                  Information; Camco; Production Operators;
                                                  Management
 4.  Terms of the Transaction...................  Summary; The Merger; Terms of the Merger;
                                                  Comparative Rights of Stockholders of Camco
                                                  and Production Operators
 5.  Pro Forma Financial Information............  Summary; Unaudited Pro Forma Financial
                                                  Information; Camco International Inc. and
                                                  Production Operators Corp Unaudited
                                                  Adjusted Pro Forma Statement of Operations;
                                                  Camco International Inc. and Production
                                                  Operators Corp Combined Unaudited Adjusted
                                                  Pro Forma Balance Sheet; Notes to Unaudited
                                                  Pro Forma Financial Statements
 6.  Material Contracts with the Company Being
     Acquired...................................  Summary; Terms of the Merger; Management
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  Not Applicable
 8.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  Not Applicable
10.  Information with Respect to S-3
     Registrants................................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Summary;
                                                  Camco

                  ITEM OF FORM S-4                        LOCATION IN THE PROSPECTUS
                  ----------------                        --------------------------
11.  Incorporation of Certain Information by
     Reference..................................  Incorporation of Certain Documents by
                                                  Reference
12.  Information with Respect to S-2 or S-3
     Registrants................................  Not Applicable
13.  Incorporation of Certain Information by
     Reference..................................  Not Applicable
14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants..........  Not Applicable
15.  Information with Respect to S-3
     Companies..................................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Summary
16.  Information with Respect to S-2 or S-3
     Companies..................................  Not Applicable
17.  Information with Respect to Companies Other
     Than S-3 or S-2 Companies..................  Not Applicable
18.  Information if Proxies, Consents or
     Authorizations are to be Solicited.........  Incorporation of Certain Documents by
                                                  Reference; Summary; General Information
                                                  About the Meetings; Terms of the Merger;
                                                  Management; Stockholders' Proposals
19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited or
     in an Exchange Offer.......................  Not Applicable

                            CAMCO INTERNATIONAL INC.
                                  7030 ARDMORE
                              HOUSTON, TEXAS 77054

                                                                    May 14, 1997

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Camco International Inc. ("Camco") to be held at 9:00 a.m. on Friday, June 13, 1997, at Chevron Tower Auditorium, 1301 McKinney, Houston, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 27, 1997 (the "Merger Agreement"), by and among Camco, a wholly owned subsidiary of Camco ("Sub") and Production Operators Corp ("Production Operators"), pursuant to which Camco will acquire Production Operators through a merger of Sub with and into Production Operators (the "Merger"). The Merger Agreement provides that, upon completion of the Merger, each outstanding share of Production Operators common stock, $1.00 par value, will be converted into the right to receive 1.30 shares of Camco common stock, $.01 par value. As a result, an aggregate of approximately 13,800,000 shares of Camco Common Stock would be issued or reserved for issuance pursuant to outstanding employee benefit awards (representing approximately 35.4% of the outstanding shares of Camco Common Stock on a fully diluted basis) pursuant to the Merger Agreement.

     A summary of the basic terms and conditions of the Merger, certain financial and other information relating to Camco and Production Operators and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger on February 27, 1997, the Board of Directors received and took into account the opinion of Credit Suisse First Boston Corporation ("CSFB"), Camco's financial advisor, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the common stock exchange ratio of 1.30 was fair to Camco from a financial point of view. A copy of the opinion of CSFB dated February 27, 1997 is included in the accompanying Joint Proxy Statement/Prospectus as Appendix B and should be read carefully in its entirety.

     The Board of Directors has unanimously approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CAMCO AND THE STOCKHOLDERS OF CAMCO AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

     Thank you for your continued interest and cooperation.

                                          Very truly yours,

                                          /s/ GARY D. NICOLSON
                                          Gary D. Nicholson
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                            CAMCO INTERNATIONAL INC.
                                  7030 ARDMORE
                              HOUSTON, TEXAS 77054

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Camco International Inc. ("Camco") will be held at 9:00 a.m. on Friday, June 13, 1997, at Chevron Tower Auditorium, 1301 McKinney, Houston, Texas, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated February 27, 1997 (the "Merger Agreement"), by and among Camco, Plane Acquisition Corp., a wholly owned subsidiary of Camco ("Sub"), and Production Operators Corp ("Production Operators"), providing for the merger of Sub with and into Production Operators and pursuant to which each outstanding share of Production Operators common stock, $1.00 par value, will be converted into the right to receive 1.30 shares of Camco's common stock, $.01 par value ("Common Stock"). As a result, an aggregate of approximately 13,800,000 shares of Camco Common Stock would be issued or reserved for issuance pursuant to outstanding employee benefit awards (representing approximately 35.4% of the outstanding shares of Camco Common Stock on a fully diluted basis) pursuant to the Merger Agreement.

          2. To consider and take action upon any other business that may properly come before the Special Meeting, or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF CAMCO HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CAMCO AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

     The Board of Directors has fixed the close of business on May 12, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Special Meeting and at Camco's offices at 7030 Ardmore, Houston, Texas, during ordinary business hours, after June 3, 1997, for the examination of any such stockholder for any purpose germane to the Special Meeting.

                                          By order of the Board of Directors,

                                          /s/ RONALD R. RANDALL

                                          Ronald R. Randall
                                          Secretary
May 14, 1997
                             ---------------------

                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           PRODUCTION OPERATORS CORP
                               11302 TANNER ROAD
                              HOUSTON, TEXAS 77041

                                                                    May 14, 1997

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Production Operators Corp ("Production Operators") to be held at 10:00 a.m. on Friday, June 13, 1997, at the office of Production Operators, 11302 Tanner Road, Houston, Texas.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 27, 1997 (the "Merger Agreement"), by and among Camco International Inc. ("Camco"), a wholly owned subsidiary of Camco ("Sub"), and Production Operators, pursuant to which Camco will acquire Production Operators through a merger of Sub with and into Production Operators (the "Merger"). The Merger Agreement provides that, upon completion of the Merger, each outstanding share of Production Operators common stock, $1.00 par value, will be converted into the right to receive 1.30 shares of Camco common stock, $.01 par value. After the Merger, Production Operators will be a wholly-owned subsidiary of Camco.

     A summary of the basic terms and conditions of the Merger, certain financial and other information relating to Camco and Production Operators and a copy of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger on February 27, 1997, your Board of Directors received and took into account the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), an investment banking firm retained by Production Operators, to the effect that, as of that date, the common stock exchange ratio of 1.30 was fair to the stockholders of Production Operators from a financial point of view. Morgan Stanley subsequently delivered its written opinion dated February 27, 1997, that, as of that date, the exchange ratio was fair to the stockholders of Production Operators from a financial point of view. A copy of the Morgan Stanley opinion is included in the accompanying Joint Proxy Statement/Prospectus as Appendix C.

     The Board of Directors has approved the Merger Agreement and the related transactions. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF PRODUCTION OPERATORS AND THE STOCKHOLDERS OF PRODUCTION OPERATORS AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR ITS APPROVAL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you have multiple stockholder accounts and receive more than one set of these materials, please be sure to vote each proxy and return it in the respective postage-paid envelope provided.

     Thank you for your continued interest and cooperation.

                                          Very truly yours,

                                          /s/ CARL W. KNOBLOCH, JR.
                                          Carl W. Knobloch, Jr.
                                          Chairman of the Board

                           PRODUCTION OPERATORS CORP
                               11302 TANNER ROAD
                              HOUSTON, TEXAS 77041

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Production Operators Corp, a Delaware corporation ("Production Operators"), on Friday, June 13, 1997. The Special Meeting will be held at the office of Production Operators, 11302 Tanner Road, Houston, Texas at 10:00 a.m., Houston time. As described in the accompanying Joint Proxy Statement/Prospectus, the Special Meeting will be held for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 27, 1997 (the "Merger Agreement"), by and among Camco International Inc. ("Camco"), Plane Acquisition Corp., a wholly owned subsidiary of Camco ("Sub"), and Production Operators, pursuant to which, among other things, (a) Sub would be merged with and into Production Operators (the "Merger"), and (b) each issued and outstanding share of Production Operators common stock (other than shares held directly or indirectly by Camco, Sub or Production Operators) would be converted into the right to receive 1.30 shares of Camco common stock, all as more fully described in the accompanying Joint Proxy Statement/Prospectus and the Merger Agreement, a copy of which is attached as Appendix A.

          2. To consider and take action upon such other business that may properly come before the meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF PRODUCTION OPERATORS HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PRODUCTION OPERATORS AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

     The Board of Directors has fixed the close of business on May 12, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Special Meeting and at Production Operators' offices at 11302 Tanner Road, Houston, Texas, during ordinary business hours, after June 3, 1997, for the examination of any such stockholder for any purpose germane to the Special Meeting.

                                      By Order of the Board of Directors,

                                      /s/ CARLA KNOBLOCH

                                      Carla Knobloch
                                      Secretary

May 14, 1997

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE AT THE SPECIAL MEETING.

     YOU SHOULD NOT RETURN CERTIFICATES FOR PRODUCTION OPERATORS COMMON STOCK WITH THE ENCLOSED PROXY. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

CAMCO INTERNATIONAL INC.                               PRODUCTION OPERATORS CORP

                             JOINT PROXY STATEMENT
           SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD JUNE 13, 1997

                             ---------------------

                            CAMCO INTERNATIONAL INC.
                         (COMMON STOCK, $.01 PAR VALUE)

                                   PROSPECTUS

                             ---------------------

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Camco International Inc., a Delaware corporation ("Camco"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of Camco (the "Camco Special Meeting") scheduled to be held on Friday, June 13, 1997, at 9:00 a.m., at Chevron Tower Auditorium, 1301 McKinney, Houston, Texas, and any adjournment or postponement thereof, and to stockholders of Production Operators Corp, a Delaware corporation ("Production Operators"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of Production Operators (the "Production Operators Special Meeting") scheduled to be held on Friday, June 13, 1997 at 10:00 a.m., at the office of Production Operators, 11302 Tanner Road, Houston, Texas, and any adjournment or postponement thereof.

     At the Camco Special Meeting and the Production Operators Special Meeting, the holders of Camco's common stock, $.01 par value ("Camco Common Stock"), and the holders of Production Operators' common stock, $1.00 par value ("Production Operators Common Stock"), respectively, will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated February 27, 1997 (the "Merger Agreement"), among Camco, Plane Acquisition Corp, a wholly owned Delaware subsidiary of Camco ("Sub"), and Production Operators, pursuant to which Sub will merge with and into Production Operators (the "Merger") and the holders of the issued and outstanding shares of Production Operators Common Stock will be entitled to receive 1.30 shares (the "Exchange Ratio") of Camco Common Stock, together with the associated rights to purchase Camco Common Stock pursuant to Camco's Rights Agreement dated as of December 15, 1994, by and between Camco and First Chicago Trust Company of New York, as Rights Agent ("Rights"), for each share of Production Operators Common Stock held by them as of the effective time of the Merger. See "The Merger" and "Comparative Rights of Stockholders of Camco and Production Operators -- Camco Common Stock Purchase Rights". A copy of the Merger Agreement is attached as Appendix A. It is anticipated that the Merger will be effected as soon as practicable following the Special Meetings.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of Camco pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 15,000,000 shares of Camco Common Stock and associated Rights in connection with the Merger.

     Based on the 10,222,574 shares of Production Operators Common Stock outstanding as of May 12, 1997, and the 391,413 shares of Production Operators Common Stock reserved for issuance pursuant to outstanding Production Operators options, an aggregate of 13,289,347 shares of Camco Common Stock will be issued to the current Production Operators stockholders in the Merger and an additional 508,837 shares of Camco Common Stock will be reserved for issuance to the holders of outstanding Production Operators options. As a result, an aggregate of 13,798,184 shares of Camco Common Stock would be issued or reserved for issuance (representing approximately 35.4% of the outstanding shares of Camco Common Stock on a fully diluted basis) pursuant to the Merger Agreement. Based on the market price of the Camco Common Stock as of May 12, 1997, the market value of the consideration to be paid to the holders of the Production Operators Common Stock in the Merger would be $62.73 per share of Production Operators Common Stock for an aggregate total consideration for all outstanding shares and options of $665.8 million.

     This Joint Proxy Statement/Prospectus is first being mailed to stockholders of Camco and to stockholders of Production Operators on or about May 15, 1997.

     On May 12, 1997, the closing prices of Camco Common Stock and Production Operators Common Stock, as reported on the NYSE and the Nasdaq National Market, respectively, were $48 1/4 and $62 1/4.

                             ---------------------

THE SHARES OF CAMCO COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE
 NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 14, 1997.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
AVAILABLE INFORMATION...........................    3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.....................................    4
FORWARD LOOKING STATEMENTS......................    5
SUMMARY.........................................    6
  The Companies.................................    6
  The Special Meetings..........................    6
  The Merger....................................    7
  The Combined Companies........................    7
  Opinions of Financial Advisors................    8
  Terms of the Merger...........................    8
  Comparative Rights of Stockholders of Camco
    and Production Operators....................   13
  Market Prices and Dividend Information........   13
CAMCO INTERNATIONAL INC.
  SUMMARY HISTORICAL FINANCIAL INFORMATION......   14
PRODUCTION OPERATORS
  SUMMARY HISTORICAL FINANCIAL INFORMATION......   15
CAMCO INTERNATIONAL INC. AND PRODUCTION
  OPERATORS COMBINED
  SELECTED FINANCIAL INFORMATION................   16
COMPARATIVE PER SHARE INFORMATION...............   17
GENERAL INFORMATION ABOUT THE SPECIAL
  MEETINGS......................................   18
  Date, Time and Place of Special Meetings......   18
  Record Date and Outstanding Shares............   18
  Purposes of the Special Meetings..............   18
  Vote Required.................................   18
  Voting and Revocation of Proxies..............   19
  Solicitation of Proxies.......................   19
  Other Matters.................................   19
THE MERGER......................................   20
  General Description of the Merger.............   20
  Background....................................   20
  Camco's Reasons for the Merger................   23
  Recommendation of Camco's Board of
    Directors...................................   25
  Production Operators' Reasons for the
    Merger......................................   25
  Recommendation of Production Operators' Board
    of Directors................................   26
  Opinions of Financial Advisors................   26
TERMS OF THE MERGER.............................   35
  Effective Time of the Merger..................   35
  Manner and Basis of Converting Shares.........   35
  Conditions to the Merger......................   36
  Representations and Warranties of Camco and
    Production Operators........................   38
  Conduct of Business of Production Operators
    and Camco Prior to Merger...................   38
  Conduct of Business of the Combined Company
    Following Merger; Management................   40
  No Solicitation by Production Operators;
    Payments in the Event of Certain Takeover
    Proposals...................................   40
  Termination or Amendment of Merger
    Agreement...................................   42
  Indemnification...............................   42
  Production Operators Options and Stock
    Plans.......................................   43
  Employee Matters..............................   43
  Irrevocable Proxy.............................   44
  Certain U.S. Federal Income Tax
    Consequences................................   44

                                                  PAGE
                                                  ----
  Accounting Treatment..........................   45
  Governmental and Regulatory Approvals.........   45
  NYSE Listing..................................   46
  Interests of Certain Persons in the Merger....   46
  Restrictions on Resales by Affiliates.........   47
  No Dissenters' Rights.........................   48
COMPARATIVE RIGHTS OF STOCKHOLDERS OF CAMCO AND
  PRODUCTION OPERATORS..........................   48
  Special Vote Required for Certain
    Combinations................................   48
  Vote Required for Corporate Transactions and
    Other Matters...............................   50
  Disposition of Assets.........................   50
  Action by Written Consent.....................   50
  Calling of Special Meetings...................   50
  Quorum Requirements for Directors' Meetings...   51
  Removal of Directors..........................   51
  Bylaws........................................   51
  Shareholder Nominations and Proposals.........   51
  Camco Common Stock Purchase Rights............   51
UNAUDITED PRO FORMA FINANCIAL INFORMATION.......   53
  Pooling of Interests..........................   53
  Acquisitions and Divestitures.................   53
Camco International Inc. and Production
  Operators Corp Unaudited Adjusted Pro Forma
  Statement of Operations.......................   54
Camco International Inc. and Production
  Operators Corp Combined Unaudited Adjusted Pro
  Forma Balance Sheet...........................   55
Notes to Unaudited Pro Forma Financial
  Statements....................................   56
MARKET PRICE OF COMMON STOCK AND DIVIDEND
  INFORMATION...................................   57
CAMCO...........................................   58
  General.......................................   58
  Oilfield Equipment Segment....................   58
  Oilfield Services Segment.....................   58
  Recent Development............................   58
PRODUCTION OPERATORS............................   59
  General.......................................   59
  Contract Gas Compression......................   59
  Recent Developments...........................   60
MANAGEMENT......................................   61
  Directors and Executive Officers of Camco.....   61
  Stock Ownership of Principal Stockholders and
    Management of Camco.........................   63
  Directors and Executive Officers of Production
    Operators...................................   64
  Stock Ownership of Principal Stockholders and
    Management of Production Operators..........   65
RELATIONSHIPS WITH INDEPENDENT PUBLIC
  ACCOUNTANTS...................................   67
LEGAL MATTERS...................................   67
EXPERTS.........................................   67
STOCKHOLDERS' PROPOSALS.........................   67
APPENDIX A......................................  A-1
APPENDIX B......................................  B-1
APPENDIX C......................................  C-1

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CAMCO OR PRODUCTION OPERATORS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAMCO OR PRODUCTION OPERATORS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Camco and Production Operators are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Camco and Production Operators with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material of Camco and Production Operators may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information filed by Camco may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Camco Common Stock is listed. Such reports, proxy and information statements and other information concerning Production Operators can also be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C., on which the Production Operators Common Stock is listed.

     Camco has filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to Camco and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge, or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement being qualified in its entirety by such reference. All information herein with respect to Camco and its affiliates, including Sub, has been furnished by Camco, and all information herein with respect to Production Operators and its affiliates has been furnished by Production Operators.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Camco with the Commission (File No. 1-10718) are incorporated by reference herein:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) Current Report on Form 8-K dated February 27, 1997;

          (c) The description of Camco Common Stock contained in a registration statement on Form 10, as filed with the Commission on October 21, 1993, and as amended on November 5, 1993, November 19, 1993, and December 9, 1993, including any amendment or report filed for the purpose of updating such description; and

          (d) The description of the Rights contained in Camco's Registration Statement on Form 8-A, as filed with the Commission on December 19, 1994, including any amendment or report filed for the purpose of updating such description.

     The following documents previously filed by Production Operators with the Commission (File No. 0-3919) are incorporated by reference herein:

          (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended by the Form 10-K/A dated May 13, 1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; and

          (c) The description of the Production Operators Common Stock contained in its Registration Statement on Form S-3 (Reg. No. 33-41254), as filed with the Commission on June 26, 1991.

     All documents filed by Camco and Production Operators pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     Camco undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Requests for copies should be directed to Camco International Inc., 7030 Ardmore, Houston, Texas 77054, Attention: Corporate Secretary (Telephone number (713) 747-4000).

     Production Operators undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Requests for copies should be directed to Production Operators Corp, 11302 Tanner Road, Houston, Texas 77041, Attention:
Corporate Secretary (Telephone number (713) 466-0980).

                           FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1994 relating to, among other matters, analyses, including opinions from independent financial advisors to Camco's Board of Directors and Production Operators' Board of Directors as to the fairness from a financial point of view of the Exchange Ratio to the stockholders of Camco and Production Operators, respectively, based on forecasts of future results and estimates of amounts not yet determinable. Such forward-looking statements also relate to Camco's and Production Operators' future prospects, developments and business strategies for their operations and synergies that are possible from the Merger. These forward-looking statements are identified by their use of terms and phrases such as "expect", "estimate", "project", "believe", and similar terms and phrases. Such forward-looking statements are contained in sections entitled "Summary", "The Merger", "Terms of the Merger -- Certain US Federal Income Tax Consequences", "Camco", "Production Operators" and other sections of this Joint Proxy Statement/Prospectus and in the documents incorporated herein by reference. These statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Joint Proxy Statement/Prospectus. These risks include changes in market conditions in the oil and gas industry, political instability in foreign counties in which Camco and Production Operators operate, currency fluctuations and controls, in particular those in South America, Mexico and Nigeria, the timing and scope of Production Operators' El Furrial project in Venezuela, in particular the timing of when commercial operations will begin, increased competition in Camco's and Production Operators' markets, governmental restrictions affecting oil and gas exploration, the ability of Camco to integrate and realize anticipated synergies relating to the combination of Camco and Production Operators, dependence on current managements, the ability of Camco to achieve and execute internal business plans, the impact of any economic downturns and inflation and other market factors affecting the demand and supply of oil and gas and the products and services relating thereto. These risks are more specifically described in Camco's and Production Operators' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the appendices hereto. This summary does not contain a complete statement of all material information relating to the Merger and the Merger Agreement and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the Merger Agreement, which is attached hereto and incorporated herein by reference, and the other appendices attached hereto. As used in this Joint Proxy Statement/Prospectus, unless the context otherwise requires, the term "Camco" means Camco International Inc. and its consolidated subsidiaries and the term "Production Operators" means Production Operators Corp and its consolidated subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

     Camco and Sub. Camco is one of the world's leading providers of oilfield equipment and services for numerous specialty applications in key phases of oil and gas drilling, well completion and production. See "Camco". Sub is a wholly-owned subsidiary of Camco incorporated in Delaware in February 1997 for the purpose of effecting the Merger pursuant to the Merger Agreement. The principal executive offices of Camco and Sub are located at 7030 Ardmore, Houston, Texas 77054, and their telephone number at that address is (713) 747-4000.

     Production Operators. Production Operators is engaged in compression and other gas handling services in the oilfield services industry and specializes in the handling of gases for maximizing the recovery of hydrocarbon resources. See "Production Operators". The principal executive offices of Production Operators are located at 11302 Tanner Road, Houston, Texas 77041, and its telephone number at that address is (713) 466-0980.

                              THE SPECIAL MEETINGS

     Time, Date, Place and Purpose. The Camco Special Meeting will be held at 9:00 a.m., on Friday, June 13, 1997, at Chevron Tower Auditorium, 1301 McKinney, Houston, Texas, for the purpose of approving and adopting the Merger and the Merger Agreement. The Production Operators Special Meeting will be held at 10:00 a.m. on Friday, June 13, 1997, at the office of Production Operators, 11302 Tanner Road, Houston, Texas, for the purpose of approving and adopting the Merger Agreement. See "General Information about the Special Meetings".

     Record Date and Vote Required. The Boards of Directors of Camco and Production Operators have fixed the close of business on May 12, 1997, as the record date ("Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meetings and any adjournments thereof. Only holders of record of Camco Common Stock and holders of record of Production Operators Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Camco Special Meeting and the Production Operators Special Meeting, respectively. See "General Information about the Special Meetings".

     Under Camco's listing agreement with the NYSE, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Camco Common Stock represented, in person or by proxy, and entitled to vote at the Camco Special Meeting. Under Delaware law, approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Production Operators Common Stock outstanding and entitled to vote thereon. See "General Information about the Special
Meetings -- Vote Required".

     At the close of business on the Record Date, there were 24,067,314 shares of Camco Common Stock outstanding and entitled to vote at the Camco Special Meeting, of which the directors and officers of Camco and their affiliates held 239,777 shares, representing approximately 1.0% of the outstanding shares. Such persons have indicated to Camco that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. See "General Information about the Special Meetings".

     At the close of business on the Record Date, there were 10,222,574 shares of Production Operators Common Stock outstanding and entitled to vote at the Production Operators Special Meeting. At the close of business on the Record Date, the directors and officers of Production Operators and their affiliates held 2,660,193 shares, representing approximately 26% of the outstanding shares. Such persons have indicated to Production Operators that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. See "General Information about the Meetings". In addition, as described in "Terms of the Merger -- Irrevocable Proxy", the holders of 1,918,460 shares of Production Operators Common Stock, representing approximately 18.8% of the outstanding shares, have granted to Camco an irrevocable proxy to vote their shares in favor of the Merger.

                                   THE MERGER

     General Terms; Exchange Ratio. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), Sub will be merged with and into Production Operators, with each outstanding share of Production Operators Common Stock being converted into the right to receive 1.30 shares of Camco Common Stock, together with the associated Rights. After the Merger, Production Operators will be a wholly owned subsidiary of Camco. See "The Merger -- General Description of the Merger".

     Based upon the number of shares of Camco Common Stock and Production Operators Common Stock outstanding as of the Record Date, approximately 37,356,661 shares of Camco Common Stock will be outstanding immediately following the Effective Time, of which approximately 13,289,347 shares, representing 35.6% of the total, will be held by former holders of Production Operators Common Stock.

  Recommendations of the Boards of Directors

     THE CAMCO BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, CAMCO AND THE HOLDERS OF CAMCO COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CAMCO COMMON STOCK APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT. See "The Merger -- Background",
"-- Camco's Reasons for the Merger" and "-- Recommendation of Camco's Board of Directors".

     THE PRODUCTION OPERATORS BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PRODUCTION OPERATORS AND THE HOLDERS OF PRODUCTION OPERATORS COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PRODUCTION OPERATORS COMMON STOCK APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT. See "The Merger -- Background", "-- Production Operators' Reasons for the Merger" and "-- Recommendation of Production Operators' Board of Directors".

                             THE COMBINED COMPANIES

     The acquisition by Camco of Production Operators is being effected to increase Camco's exposure to the natural gas sector of the oil and gas industry and to increase its position in the production markets of the oil and gas service industry. The business of Production Operators is expected to be operated as a separate division of Camco. Camco further intends to expand and increase Production Operators business through (i) the use of Camco's broad international infrastructure, key customer relationships and strategic alliances, (ii) the opportunity for a fully integrated gas lift production package by marketing Camco's gas lift products and services with the compression services of Production Operators and (iii) greater combined financial resources. On a pro forma combined basis, the operations of Production Operators would have represented 23%, 12%, 27% and 27% of the combined company's total assets, revenues, operating income and earnings before depreciation, amortization and taxes (defined to be income from continuing operations plus depreciation and amortization) of Camco for the year ended December 31, 1996 and Production Operators for the year ended September 30, 1996. See "The Merger -- Background", "The Merger -- Camco's Reasons for the

Merger", "Camco International Inc. Summary Historical Financial Information", "Production Operators Corp Summary Historical Financial Information" and "Unaudited Pro Forma Financial Information".

                         OPINIONS OF FINANCIAL ADVISORS
  Camco

     Credit Suisse First Boston Corporation ("CSFB"), financial advisor to Camco, has rendered to Camco's Board of Directors a written opinion, dated February 27, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to Camco from a financial point of view. A copy of the opinion of CSFB dated February 27, 1997 is attached hereto as Appendix B and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of CSFB is directed to Camco's Board of Directors and relates only to the fairness of the Exchange Ratio from a financial point of view to Camco, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Camco Special Meeting. See "The Merger -- Opinions of Financial Advisors -- CSFB Opinion".

     The aggregate enterprise and per share equity reference range for Production Operators derived from certain financial analyses described more fully under the caption "Opinions of Financial Advisors -- CSFB Opinion" was approximately $575 million to $675 million, or approximately $53.58 to $63.36 per fully diluted common share, as compared to the equity value implied by the Exchange Ratio of approximately $54.55 per share, based upon the closing stock price for Camco of $41.875 on February 27, 1997. These ranges reflect the composite of all such financial analyses, rather than the lowest and highest values resulting from such analyses.

  Production Operators

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to Production Operators, has rendered to Production Operators' Board of Directors a written opinion, dated February 27, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair from a financial point of view to the stockholders of Production Operators. A copy of the opinion of Morgan Stanley dated February 27, 1997 is attached hereto as Appendix C and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Morgan Stanley is directed to Production Operators' Board of Directors and relates only to the fairness of the Exchange Ratio from a financial point of view to the holders of Production Operators Common Stock, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Production Operators Special Meeting. See "The Merger -- Opinions of Financial Advisors -- Morgan Stanley Opinion".

     The aggregate enterprise and per share equity reference range for Production Operators derived from certain financial analyses described more fully under the caption "Opinions of Financial Advisors -- Morgan Stanley Opinion" was approximately $352 million to $542 million, or approximately $32.00 to $50.00 per fully diluted common share, as compared to the equity value implied by the Exchange Ratio of approximately $54.55 per share, based upon the closing stock price for Camco of $41.875 on February 27, 1997.

     The full text of the CSFB and Morgan Stanley opinions are attached to this Joint Proxy Statement/Prospectus as Appendices B and C, respectively, and should be read carefully in their entirety. See "Opinions of Financial Advisors".

                              TERMS OF THE MERGER

     Effective Time of the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Camco and

Production Operators shall agree should be specified in the Certificate of Merger (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable following the Camco Special Meeting and the Production Operators Special Meeting. See "Terms of the Merger -- Effective Time of the Merger".

     Exchange of Production Operators Stock Certificates. As soon as practicable after the Effective Time, The Bank of New York (the "Exchange Agent") will mail a letter of transmittal and other information to each holder of record of Production Operators Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Production Operators Common Stock for certificates representing shares of Camco Common Stock and cash in lieu of any fractional shares. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF PRODUCTION OPERATORS PRIOR TO THE APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     Assumption of Production Operators Options. Immediately after the Effective Time, each Production Operators Option (as hereinafter defined) that remains unexercised in whole or in part will be replaced by a substitute option to purchase a number of shares of Camco Common Stock equal to the number of shares of Production Operators Common Stock subject to such Production Operators Option multiplied by 1.30 with a per share option price equal to the per share option price of the Production Operators Option divided by 1.30. There are currently outstanding options to purchase an aggregate of 391,413 shares of Production Operators Common Stock (equivalent to 508,837 shares of Camco Common Stock). The Merger will constitute a "change of control" under the Production Operators' stock option plans and, except for options relating to an aggregate of 41,440 shares of Production Operators Common Stock (equivalent to 53,872 shares of Camco Common Stock) that were granted on February 26, 1997, as part of Production Operators annual stock option grant awards, all Production Operators stock options will become fully vested and immediately exercisable as of the Effective Time. See "Terms of the Merger -- Production Operators Options and Stock Plans".

     Employee Matters. Camco currently intends to cause Production Operators as the Surviving Corporation to take such actions as are necessary so that after the Effective Time, employees of Production Operators and its subsidiaries remaining with Production Operators after the Merger ("Continuing Employees") will be provided with employee benefit plans, programs, policies and arrangements that are, in the aggregate, no less favorable to such employees as those provided to such employees by Production Operators as of the date of the Merger Agreement. The Merger Agreement, however, provides that Camco will have no obligation to issue shares of capital stock pursuant to any such plan or to make additional contributions to the ESOP if such issuances or contributions are not considered to be desirable by Camco. Camco further intends (i) to preserve and maintain with respect to such plans, programs and arrangements, benefits and service credit accrued to the Continuing Employees during employment with Production Operators and its subsidiaries prior to the Effective Time except to the extent that benefits may be duplicated and (ii) to provide that Continuing Employees shall not be subject to preexisting condition exclusions or waiting periods (except to the extent so subject prior to the Effective Time) and shall receive full credit for any copayments and deductibles already incurred during the year in which the Merger occurs under the comparable plan of Production Operators and its subsidiaries. See "Terms of the Merger -- Employee Matters".

     Other Conditions to the Merger. In addition to the approval and adoption of the Merger and the Merger Agreement by the requisite votes of Camco and Production Operators stockholders and the receipt of regulatory approvals, the respective obligations of Camco and Production Operators to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including (i) confirmation of the tax opinions and accountants' advice that the transaction will be accounted for as a pooling of interests,
(ii) the receipt by each party of various legal opinions, certificates and consents, (iii) the opinions of the financial advisors shall not have been revoked or modified in a materially adverse manner, (iv) the accuracy as of the date of the Merger Agreement and as of the Closing Date in all material respects of the representations and warranties of Camco and Production Operators and compliance in all material respects with all agreements and covenants by each party to be performed on or before the Closing Date, and (v) no material adverse change having occurred with respect to Camco or Production Operators since the date of the Merger

Agreement. There can be no assurance that all of the conditions set forth in the Merger Agreement will be satisfied. See "Terms of the Merger -- Conditions to the Merger".

     Management After the Merger. Upon consummation of the Merger, the Board of Directors of Camco will be expanded by one member to be mutually agreed upon by the Chairman of the Board of Camco and the Chairman of the Board of Production Operators. This director will serve as a Class III director of Camco and will serve until the annual meeting of Camco's stockholders to be held in 1999. It is currently contemplated that Lester Varn, Jr., a director of Production Operators, will be named as this additional director. Additionally, Carl Knobloch, Chairman of the Board of Directors of Production Operators will serve as a non-voting advisory director of Camco. See "Terms of the Merger -- Conduct of Business of the Combined Company Following Merger; Management".

     No Solicitation. The Merger Agreement provides that Production Operators will not, and will not permit any of its subsidiaries to, nor shall it authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys or other advisors, agents or representatives to, directly or indirectly, (i) solicit, initiate, encourage the submission of, or enter into any agreement with respect to, any proposal or offer from any person (other than Camco or any of its affiliates) for a merger or other business combination, acquisition of a material amount of its assets or acquisition of more than 15% of its outstanding voting stock, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction. Notwithstanding the foregoing, prior to the vote of its stockholders for approval and adoption of the Merger Agreement and the Merger, to the extent Production Operators' Board of Directors determines, in good faith based on the advice of outside counsel, that such actions are required by its fiduciary obligations, Production Operators may furnish information to a third party in response to an unsolicited request therefor and may engage in discussions with such third party for the limited purpose of determining whether such proposal is a superior proposal. Either party may subsequently terminate the Merger Agreement if Production Operators' Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger due to a superior proposal to the Merger. See "Terms of the Merger -- No Solicitation by Production Operators".

     Payment in the Event of Certain Takeover Proposals. Pursuant to the Merger Agreement, Production Operators has agreed to pay Camco a fee of $15,000,000 promptly (i) upon the termination of the Merger Agreement by either Camco or Production Operators as a result of the withdrawal or modification by Production Operators' Board of Directors of its approval or recommendation of the Merger Agreement or the Merger due to its receipt of a superior proposal to the Merger, or (ii) if (a) after the date of the Merger Agreement and before the termination of the Merger Agreement a takeover proposal is made and publicly announced by any person or group of persons (an "Acquiring Person"), (b) the holders of shares of Production Operators Common Stock do not approve the Merger and (c) after the date of the Merger Agreement and at or prior to six months after the date of termination of the Merger Agreement, the Acquiring Person or any Affiliate of the Acquiring Person effects an Alternative Transaction (as defined below). An Alternative Transaction is defined to mean (i) any merger or other business combination involving Production Operators, (ii) any acquisition from Production Operators or any subsidiary of Production Operators of 15% of the voting securities of Production Operators or any subsidiary or material amount of assets of Production Operators and its subsidiaries, taken as a whole or
(iii) any acquisition from the stockholders of Production Operators by tender offer, exchange offer or otherwise of more than 15% of the outstanding shares of Production Operators Common Stock. See "Terms of the Merger -- No Solicitation by Production Operators; Payments in the Event of Certain Takeover Proposals".

     In the event the Board of Directors of Camco receives a takeover proposal involving Camco because of which, in the exercise of its fiduciary obligations, it determines, in good faith based on advice of its outside counsel, it is necessary to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, the Merger Agreement provides that Camco may terminate the Merger Agreement, provided the stockholders of Camco shall not yet have voted upon the Merger and Camco shall have paid $15,000,000 to Production Operators. Camco has further agreed to pay $15,000,000 to Production Operators if the stockholders of Camco do not approve the Merger as a result of a hostile takeover of Camco after the date of the Merger Agreement.

     Termination or Amendment of Merger Agreement. In addition to circumstances involving a takeover proposal of Production Operators or Camco as set forth above, the Merger Agreement may be terminated: (a) by mutual consent of Camco and Production Operators; (b) by either party if the stockholders of either Production Operators or Camco fail to approve the Merger and Merger Agreement;
(c) by either party if the Merger is not effected on or before August 31, 1997; or (d) by either party if there has been a breach by the other party of any representation or warranty or a failure by the other party to perform in any material respect any of its covenants, agreements or obligations set forth in the Merger Agreement. The Merger Agreement may be amended or supplemented by an instrument in writing signed on behalf of each party, provided that after the Merger Agreement has been approved and adopted by the stockholders of Camco and Production Operators, it may be amended only as may be permitted under applicable law. See "Terms of the Merger -- Termination or Amendment of Merger Agreement".

     Indemnification. Pursuant to the Merger Agreement, Camco and Sub have agreed to indemnify and hold harmless each person who is now, or has been any time prior to the date of the Merger Agreement or who becomes prior to the effective time of the Merger, an officer or director of Production Operators or any of its subsidiaries against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Production Operators or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent provided under the law of their respective states of incorporation, as applicable, to indemnify directors and officers. See "Terms of the Merger -- Termination or Amendment of Merger Agreement".

     Camco has further agreed to use reasonable efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of five years after the Effective Time directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time; provided, however, that Camco may substitute therefor a "runoff" policy of insurance having a term of three years following the Effective Time of the Merger with comparable coverage. Notwithstanding the foregoing, Camco is not required to expend more than $400,000 in premiums for the aggregate five-year period to obtain such coverage. See "Terms of the Merger -- Indemnification".

     Conduct of Business Prior to the Merger. Prior to the Effective Time, Camco and Production Operators have agreed to operate their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and to use all reasonable efforts to preserve intact their current business organizations. Production Operators also has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) declaring or paying dividends or other distributions with respect to its capital stock other than regular quarterly dividends, (ii) issuing, delivering, selling, pledging or otherwise encumbering shares of its capital stock, (iii) acquiring its own capital stock,
(iv) amending its certificate of incorporation or bylaws, (v) incurring obligations for borrowed money, (vi) paying or discharging any liabilities or obligations other than in the ordinary course of business, (vii) changing any material accounting principle, and (viii) selling, leasing, mortgaging, pledging, granting a lien or otherwise encumbering or disposing of properties or assets, with certain exceptions. In addition, Camco has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) paying dividends or other distributions with respect to its capital stock, other than regular quarterly dividends, consistent with past practice, (ii) issuing, delivering, selling, pledging or otherwise encumbering shares of its capital stock other than in connection with employee benefit plans and issuances of no more than 5% of its outstanding shares in connection with acquisitions, (iii) acquisitions for a consideration in excess of $200,000,000, (iv) amending its certificate of incorporation or by-laws and
(v) changing any material
accounting principle. See "Terms of the Merger -- Conduct of Business of Production Operators and Camco Prior to Merger".

     Certain U.S. Federal Income Tax Consequences. Camco and Production Operators have each received an opinion of its counsel to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, counsel for Camco has opined that no gain or loss will be recognized by Camco, Production Operators or Sub as a result of the Merger. Counsel for Production Operators has opined that each of Production Operators, Camco and Sub are parties to the reorganization and that no gain or loss will be recognized by the stockholders of Production Operators upon the receipt by them of shares of Camco Common Stock in exchange for their shares of Production Operators Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Camco Common Stock. See "Terms of the Merger -- Certain U.S. Federal Income Tax Consequences".

     Accounting Treatment. Camco and Production Operators believe that, based on consultations with Arthur Andersen LLP, Camco's and Production Operators' independent accountants, that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles and the applicable rules and regulations of the Commission. See "Terms of the Merger -- Accounting Treatment".

     Governmental and Regulatory Approvals. Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On April 18, 1997, Camco and Production Operators filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice"). On May 2, 1997, the FTC notified Camco of the early termination of the waiting period applicable under the HSR Act. See "Terms of the Merger -- Governmental and Regulatory Approvals". Camco and Production Operators are aware of no other governmental or regulatory approvals required for the consummation of the Merger, other than compliance with applicable securities laws of the various states.

     Interests of Certain Persons. In considering the recommendation of the Board of Directors of Production Operators with respect to the Merger, Production Operators' stockholders should be aware that certain members of the Board of Directors and certain officers of Production Operators have interests respecting the Merger separate from their interests as holders of Production Operators Common Stock. Such interests include, (i) potential change in control payments of $220,000, $259,584, $280,000 and $181,898 for D. John Ogren, Thomas
R. Reinhart, John B. Simmons and Carla Knobloch if the employment of such persons were to be terminated by Camco immediately following the Merger, (ii) a three year consulting agreement between Carl W. Knobloch, Jr. and Camco providing for a total compensation and office expenses over such period of $750,000 and (iii) the maintenance by Camco of directors and officers insurance for the benefit of the Production Operators directors and officers for period of three years at a cost not to exceed $400,000. In addition, unvested options to purchase 14,175, 8,779, 5,410, and 2,292 shares of Production Operators Common Stock held by Messrs. Ogren, Reinhart and Simmons and Ms. Knobloch, respectively, will become vested as a result of the Merger. The value of these unvested options, based on the difference between the exercise price and the closing sale price of the Production Operators Common Stock on May 12, 1997, is $484,791, $305,805, $164,534 and $79,645 for Messrs. Ogren, Reinhart and Simmons and Ms. Knobloch, respectively. See "Terms of the Merger -- Interests of Certain Persons in the Merger".

     No Dissenters' Rights. Delaware law does not provide holders of Production Operators Common Stock or Camco Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement with any appraisal rights or the right to receive cash for their shares of their stock, and neither Production Operators nor Camco intend to make available any such rights to its stockholders. See "Terms of the Merger -- No Dissenters' Rights".

      COMPARATIVE RIGHTS OF STOCKHOLDERS OF CAMCO AND PRODUCTION OPERATORS

     The rights of holders of Production Operators Common Stock are currently governed by Delaware law, Production Operators' Certificate of Incorporation and Production Operators' By-laws. Upon consummation of the Merger, holders of Production Operators Common Stock will become holders of Camco Common Stock, and their rights as holders of Camco Common Stock will still be governed by Delaware law, but will then be governed by Camco's Restated Certificate of Incorporation and Camco's By-laws. There are various differences between the rights of Production Operators stockholders and the rights of Camco stockholders, including, among others, the required vote for certain business combinations and other significant matters. See "Comparative Rights of Stockholders of Camco and Production Operators".

                     MARKET PRICES AND DIVIDEND INFORMATION

     Camco Common Stock is traded on the NYSE under the symbol "CAM", and Production Operators Common Stock is traded on the Nasdaq National Market under the symbol "PROP". The following table sets forth the range of high and low sale prices for Camco Common Stock and Production Operators Common Stock for the periods indicated, as reported on the NYSE and Nasdaq National Market, respectively.

                                                                 CAMCO                        PRODUCTION OPERATORS
                                                   ---------------------------------    ---------------------------------
                                                                           DIVIDENDS                            DIVIDENDS
                                                     HIGH        LOW         PAID         HIGH        LOW         PAID
                                                     ----        ---       ---------      ----        ---       ---------
TWELVE MONTHS ENDED DECEMBER 31, 1995
  Quarter ended March 31, 1995...................    $20 5/8     $16 5/8      $.05        $26 3/4     $22          $.06
  Quarter ended June 30, 1995....................     24 3/4      20 1/4       .05         32          25 3/4       .07
  Quarter ended September 30, 1995...............     25 1/8      21 3/4       .05         33          28           .07
  Quarter ended December 31, 1995................     28 3/8      20 3/4       .05         33 1/2      29 1/4       .07
TWELVE MONTHS ENDED DECEMBER 31, 1996
  Quarter ended March 31, 1996...................     32 3/8      25 1/4       .05         35          28 3/4       .07
  Quarter ended June 30, 1996....................     37          30 1/2       .05         38          29 1/2       .07
  Quarter ended September 30, 1996...............     37 1/2      32 1/4       .05         37 3/4      30 3/4       .07
  Quarter ended December 31, 1996................     47 1/4      36 3/4       .05         48 3/4      35 3/4       .07
TWELVE MONTHS ENDED DECEMBER 31, 1997
  Quarter ended March 31, 1997...................     51 1/4      38           .05         57 1/2      45 1/2       .07
  Quarter ended June 30, 1997 (through May 12,
     1997).......................................     48 7/8      41 3/8                   63          53 1/4

     On February 26, 1997, the last trading day prior to the announcement by Camco and Production Operators that they had reached an agreement concerning the Merger, the closing sale prices of Camco Common Stock as reported by the NYSE and of Production Operators Common Stock as reported by the Nasdaq National Market were $43 1/4 and $45 3/4 per share, respectively. Applying the 1.30 exchange ratio to Camco's closing price of $43 1/4, each share of Production Operators Common Stock would be valued at $56.23. See "Market Price of Common Stock and Dividend Information".

     On May 12, 1997, the closing sale prices of Camco Common Stock as reported by the NYSE and of Production Operators Common Stock as reported by the Nasdaq National Market were $48 1/4 and $62 1/4 per share, respectively.

     Following the Merger, Camco Common Stock will continue to be traded on the NYSE under the symbol "CAM" and the Production Operators Common Stock will cease to be traded and there will be no further market for such stock.

                            CAMCO INTERNATIONAL INC.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)

     The summary financial information of Camco set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information of Camco incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1996       1995       1994       1993       1992
                                              --------   --------   --------   --------   --------
OPERATING RESULTS:
  Revenues..................................  $672,732   $595,131   $590,103   $586,281   $499,574
  Net income (loss)(1)......................    50,508     36,318     28,473      9,211    (28,423)
  Net income per common share(2)............      2.03       1.48       1.13       0.37         --
  Cash dividends per share..................      0.20       0.20       0.20         --         --
  Weighted average shares outstanding.......    24,852     24,516     25,110     25,108         --
OTHER INFORMATION:
  Capital expenditures, excluding
     acquisitions...........................  $ 33,533   $ 25,883   $ 24,486   $ 16,787   $ 23,430

                                                                  DECEMBER 31,
                                              ----------------------------------------------------
                                                1996       1995       1994       1993       1992
                                              --------   --------   --------   --------   --------
BALANCE SHEET INFORMATION:
  Working capital...........................  $198,015   $188,308   $165,719   $168,882   $225,102
  Total assets..............................   749,014    661,267    634,522    661,285    723,344
  Long-term debt............................    70,420     71,998     86,122    106,440    209,244
  Stockholders' equity......................   439,219    397,818    363,793    356,138    341,545

---------------

(1) Includes a charge of $10.7 million in 1993 relating to the cumulative effect of change in accounting principle. Also includes income of $14.5 million in 1992 related to a technology transfer agreement with a major defense contractor in Slovakia and $33.2 million in nonrecurring charges related to severance and termination expenses and legal fees and other charges related to antitrust litigation involving its drill bit business.

(2) Net income per common share for 1993 has been calculated based on the average common equivalent shares outstanding subsequent to Camco's initial public offering on December 10, 1993. Net income per common share for 1992 is not meaningful prior to Camco's initial public offering and therefore is not presented.

                           PRODUCTION OPERATORS CORP

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS EXCEPT PER SHARE DATA AND RATIOS)

     The summary financial information of Production Operators set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information of Production Operators incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                  THREE MONTHS ENDED
                                     DECEMBER 31,                  YEAR ENDED SEPTEMBER 30,
                                  -------------------   -----------------------------------------------
                                    1996       1995      1996      1995      1994      1993      1992
                                  --------   --------   -------   -------   -------   -------   -------
OPERATING RESULTS:
  Revenues......................   $26,747    $22,124   $91,803   $72,801   $61,411   $53,818   $56,268
  Income from continuing
     operations.................     5,264      4,057    17,496    13,977    10,992     8,677    10,671
  Income from continuing
     operations per common
     share......................      0.51       0.40      1.70      1.37      1.08      0.85      1.15
  Cash dividends per share......      0.07       0.07      0.28      0.26      0.24      0.22      0.20
  Weighted average shares
     outstanding................    10,371     10,258    10,291    10,203    10,180    10,163     9,260
OTHER INFORMATION:
  Capital expenditures,
     excluding acquisitions.....   $ 9,145    $ 6,905   $28,315   $63,272   $41,217   $19,176   $15,589

                                                                     SEPTEMBER 30,
                                   DECEMBER 31,   ----------------------------------------------------
                                       1996         1996       1995       1994       1993       1992
                                   ------------   --------   --------   --------   --------   --------
BALANCE SHEET INFORMATION:
  Working capital................    $ 27,527     $ 18,704   $ 30,744   $ 34,263   $ 30,946   $ 28,669
  Total assets...................     229,501      222,691    220,232    168,117    149,829    138,650
  Long-term debt.................      29,636       23,131     46,005      6,000        435      1,305
  Stockholders' equity...........     160,827      155,654    138,650    133,706    122,965    115,545

           CAMCO INTERNATIONAL INC. AND PRODUCTION OPERATORS COMBINED

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

     The following unaudited pro forma financial information of Camco and Production Operators has been derived from the Camco and Production Operators Financial Statements, Selected Financial Data and related notes included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus and gives effect to the Merger under the pooling-of-interests accounting method and assumes that the Merger had occurred at the beginning of the periods presented. As a result of the differing year ends of Camco and Production Operators, results of operations and balance sheet information for different year ends have been combined. Camco's financial information for each of the five years ended December 31, 1996, have been combined with Production Operators financial information for each of the five years ended September 30, 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position.

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1996       1995       1994       1993       1992
                                              --------   --------   --------   --------   --------
OPERATING RESULTS:
  Revenues..................................  $764,535   $667,932   $651,514   $640,099   $555,842
  Income (loss) from continuing
     operations.............................    68,004     50,295     39,465     17,888    (17,752)
  Income (loss) from continuing operations
     per common share(1)....................      1.78       1.33       1.03       0.47         --
  Weighted average shares outstanding.......    38,230     37,780     38,344     38,320         --
OTHER INFORMATION:
  Capital expenditures, excluding
     acquisitions...........................  $ 61,848   $ 89,155   $ 65,703   $ 35,963   $ 39,019

                                                                  DECEMBER 31,
                                              ----------------------------------------------------
                                                1996       1995       1994       1993       1992
                                              --------   --------   --------   --------   --------
BALANCE SHEET INFORMATION:
  Working capital...........................  $216,719   $219,052   $199,982   $199,828   $253,771
  Total assets..............................   971,705    881,499    802,639    811,114    861,994
  Long-term debt............................    93,551    118,003     92,122    106,875    210,549
  Stockholders' equity......................   594,873    536,468    497,499    479,103    457,090

---------------

(1) Net income per common share for 1993 has been calculated based on the average common equivalent shares outstanding subsequent to Camco's initial public offering on December 10, 1993, plus the number of shares of Camco Common Stock issuable to the holders of the Production Operators Common Stock in the Merger. Income per common share for 1992 is not meaningful prior to Camco's initial public offering and therefore is not presented.

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth (a) the historical income per common share, the historical book value per share data and the historical cash dividends per share for Camco Common Stock; (b) the historical income per common and common equivalent share and the historical book value and the historical cash dividends per share data of Production Operators Common Stock; (c) the unaudited pro forma income per share and the unaudited pro forma book value and dividends per share data for Camco after giving effect to the proposed Merger on a pooling of interests basis; and (d) the unaudited pro forma income per common and common equivalent share and the unaudited pro forma book value and dividends per share attributable to 1.30 shares of Camco Common Stock that will be received by Production Operators stockholders for each share of Production Operators Common Stock. The information presented in the table should be read in conjunction with the unaudited pro forma financial statements and the separate historical consolidated financial statements of Camco and Production Operators and the related notes contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Camco and Production Operators Unaudited Pro Forma Financial Information", "Incorporation of Certain Documents by Reference" and the Production Operators Consolidated Financial Statements.

                                                              HISTORICAL              PRO FORMA
                                                          -------------------   ---------------------
                                                                   PRODUCTION              PRODUCTION
                                                          CAMCO    OPERATORS    COMBINED   OPERATORS
                                                          ------   ----------   --------   ----------
                                                                                     (UNAUDITED)
INCOME PER COMMON AND COMMON EQUIVALENT SHARE FROM
  CONTINUING OPERATIONS:
Year ended December 31 for Camco and
  September 30 for Production Operators
     1996...............................................  $ 2.03     $ 1.70      $ 1.78      $ 2.31
     1995...............................................    1.48       1.37        1.33        1.73
     1994...............................................    1.13       1.08        1.03        1.34
BOOK VALUE PER SHARE AS OF:
December 31, 1996 for Camco and
  September 30, 1996 for Production Operators...........  $18.33     $15.28      $15.99      $20.79
DIVIDENDS PER SHARE(1):
Year ended December 31 for Camco and
  September 30 for Production Operators
     1996...............................................  $ 0.20     $ 0.28      $ 0.20      $ 0.26
     1995...............................................    0.20       0.26        0.20        0.26
     1994...............................................    0.20       0.24        0.20        0.26

---------------

(1) Dividends per share on a combined basis are presented without giving effect to the additional Camco Common Stock to be issued in the Merger and the historical dividends paid by Production Operators as Camco will establish continuing dividend policies.

                 GENERAL INFORMATION ABOUT THE SPECIAL MEETINGS

DATE, TIME AND PLACE OF SPECIAL MEETINGS

     The Camco Special Meeting will be held at 9:00 a.m. on Friday, June 13, 1997, at Chevron Tower Auditorium, 1301 McKinney, Houston, Texas. The Production Operators Special Meeting will be held at 10:00 a.m., on Friday, June 13, 1997, at the office of Production Operators, 11302 Tanner Road, Houston, Texas.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Camco Common Stock and holders of record of Production Operators Common Stock at the close of business on May 12, 1997, are entitled to notice of, and to vote at, the Camco Special Meeting and the Production Operators Special Meeting, respectively.

     At the close of business on the Record Date, there were 69 holders of record of Camco Common Stock with 24,067,314 shares issued and outstanding and 775 holders of record of Production Operators Common Stock with 10,222,574 shares issued and outstanding. Each share of Camco Common Stock and Production Operators Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

PURPOSES OF THE SPECIAL MEETINGS

     The purposes of the Camco Special Meeting and the Production Operators Special Meeting are to consider and vote upon (i) a proposal to approve the Merger and the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

VOTE REQUIRED

     Camco. Camco's By-laws provide that the presence at the Camco Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Camco Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Camco's listing agreement with the NYSE, which requires stockholder approval for the issuance of more than 20% of the outstanding Camco Common Stock in connection with any acquisition by Camco, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the 12,033,658 shares of Camco Common Stock present, in person or by proxy, and entitled to vote at the Camco Special Meeting. At the close of business on the Record Date, the directors and officers of Camco and their affiliates held shares of Camco Common Stock, representing approximately 1.0% of the outstanding shares. Such persons have indicated to Camco that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement.

     Production Operators. Production Operators' By-laws provide that the presence at the Production Operators Special Meeting, in person or by proxy, of the holders of a majority of the Production Operators Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Under Delaware law, approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the shares of Production Operators Common Stock outstanding on the Record Date, or 5,111,288 shares. At the close of business on the Record Date, the directors and officers of Production Operators and their affiliates, held 2,660,193 shares of Production Operators Common Stock, representing approximately 26% of the outstanding shares. Such persons have indicated to Production Operators that they intend to vote their shares in favor of the approval and adoption of the Merger and the Merger Agreement. In addition, as described in "The Merger -- Irrevocable Proxy", the holders of 1,918,460 shares of Production Operators Common Stock, representing approximately 18.8% of the outstanding shares, have granted to Camco an irrevocable proxy to vote their shares in favor of the Merger.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Camco Special Meeting and the Production Operators Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of Camco Common Stock or a holder of Production Operators Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" approval and adoption of the Merger and the Merger Agreement in accordance with the recommendation of the Camco Board of Directors and the Production Operators Board of Directors, respectively. Checking the abstention box on the proxy card or failing to return the proxy card has the same effect as voting against the Merger. A stockholder of Camco or a stockholder of Production Operators who has executed and returned a proxy may revoke it at any time before it is voted at the respective Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Camco or Production Operators, as appropriate, stating that the proxy is revoked or by attending the Special Meeting and voting in person.

     Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on the Merger and the Merger Agreement in the absence of specific instructions from beneficial owners. Broker non-votes and abstentions will have the effect of votes against the Merger and the Merger Agreement. Under Delaware law, both abstentions and broker non-votes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the Camco Special Meeting or the Production Operators Special Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of each of Camco and Production Operators may solicit proxies from their respective stockholders by personal interview, telephone, facsimile or otherwise. Camco and Production Operators will each bear the costs of the solicitation of proxies from their respective stockholders. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. Camco and Production Operators will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Camco and Production Operators have engaged the services of Georgeson & Company, Inc., a proxy solicitation firm, to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from their respective stockholders for an anticipated fee of $10,000 plus mailing expenses.

OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Camco Board of Directors and the Production Operators Board of Directors do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. Proxies voted "against" the approval and adoption of the Merger and Merger Agreement will not be used to vote for any adjournment pursuant to this authority.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Sub will merge with and into Production Operators, with Production Operators becoming the surviving corporation. Pursuant to the Merger, each outstanding share of Production Operators Common Stock will be converted into the right to receive
1.30 shares of Camco Common Stock together with the associated Rights. After the Merger, Production Operators will be a wholly owned subsidiary of Camco. See "Terms of the Merger -- Manner and Basis of Converting Shares".

     As of the Record Date, there were 24,067,314 shares of Camco Common Stock issued and outstanding and 10,222,574 shares of Production Operators Common Stock issued and outstanding. Based upon the number of shares of Camco Common Stock and Production Operators Common Stock outstanding as of the Record Date, approximately 37,356,661 shares of Camco Common Stock will be outstanding immediately following the Effective Time, of which approximately 13,289,347 shares, representing 35.6% of the total, will be held by former holders of Production Operators Common Stock.

BACKGROUND

     Camco is one of the world's leading providers of oilfield equipment and services for the drilling, completion, production, well service and workover market segments of the oil service industry. Within these markets, Camco's Reed Tool and Hycalog divisions manufacture a wide variety of roller cone and synthetic diamond drill bits used for the drilling of oil and gas wells, Camco's Reda Pump division manufactures electrical submersible pumps and related products and Camco's Products and Services division manufactures gas lift systems, surface controlled subsurface safety valves and packers and accessories and provides a wide range of oilfield services used in the initial completion of wells and in well maintenance and treatment during the productive life of a well.

     In recent years there has been a trend of increasing demand for natural gas in the United States, which has resulted in an increase in natural gas exploration and production activities. Natural gas exploration and production activities historically constituted only a small portion of the overall international exploration and production activities. Recently, there has been an increase in international natural gas exploration and production activities as more countries around the world have begun to build natural gas distribution networks to meet the growing energy demands of their economies. In addition, demand in the production phase of the domestic and international markets continues to grow as many fields around the world mature and require artificial lift to maintain production. In an effort to increase its exposure to natural gas and to continue to grow its position in the production phase of the industry, Camco has sought acquisitions in these markets. In this regard, in the last two years, Camco acquired Site Oil Tools, a manufacturer of a full line of packers, accessory equipment and services for the completion and maintenance of oil and gas wells, LaSalle Engineering, a company that provides oilwell production services, project management and ancillary equipment for electrical submersible pump systems, and the artificial lift business line of Halliburton Company.

     Among the companies that Camco has considered as a possible acquisition that would expand its exposure to natural gas was Production Operators. In March 1996, Gary Nicholson, President and Chief Executive Officer of Camco, approached Carl Knobloch, Chairman of the Board of Directors of Production Operators, to ascertain whether Production Operators would have an interest in some form of combination with Camco. These early conversations resulted in an exchange of public information regarding Camco and Production Operators in April 1996. Following the initial sharing of information between Camco and Production Operators, Mr. Nicholson and Mr. Knobloch engaged in various preliminary conversations regarding their respective companies.

     On June 12, 1996, Production Operators retained Morgan Stanley to conduct a study of Production Operators and its strategic alternatives. As part of this study, Production Operators and Morgan Stanley developed a list of companies that would present attractive combinations with Production Operators. In identifying the list of companies, Production Operators and Morgan Stanley sought to identify companies that had broad international infrastructures, a record of successful acquisitions and operating and income growth and operations that would be synergistic with those of Production Operators. In early August 1996, Morgan Stanley contacted a number of the companies on the list, including Camco, that met some of the criteria specified by Production Operators to ascertain their interest in a possible transaction with Production Operators. Based on these contacts and a further review of the companies, Production Operators determined that the most desirable candidate for combination would be Camco. Although Production Operators had in the past considered other strategic alternatives to a combination with another company, no alternative to a merger transaction with another company was considered by it in connection with this process.

     On August 13, 1996, Camco and Production Operators executed mutual confidentiality agreements. Following the execution of these agreements, various additional information regarding Camco and Production Operators was exchanged between the parties.

     On October 1, 1996, Camco retained CSFB to provide it with financial advisory services with respect to a possible acquisition of Production Operators.

     On October 30, 1996, Camco provided Production Operators with a preliminary non-binding expression of interest in a combination between Camco and Production Operators. In this expression of interest, Camco suggested a exchange ratio of
1.10 to 1.20 shares of Camco Common Stock for each share of Production Operators Common Stock. Various discussions between representatives of CSFB and Morgan Stanley followed in which matters concerning the potential financial and strategic benefits that might be realized in a combination were discussed. In connection with these discussions, Production Operators advised Camco that it believed an exchange ratio of 1.40 shares of Camco Common Stock for each share of Production Operators Common Stock would be more appropriate. The exchange ratios suggested by Camco and Production Operators at this time during the negotiations were proposed by the respective managements of Camco and Production Operators as part of the negotiation process. The exchange ratio suggested by Camco reflected a ratio which its management believed would be non-dilutive to Camco's earnings in 1997 assuming no synergistic benefits from the combination or income from contracts which Production Operators was then currently negotiating. The exchange ratio suggested by Production Operators gave effect to factors and other assumptions regarding future growth.

     On November 19, 1997, Morgan Stanley presented to an Oversight Committee of the Board of Directors of Production Operators, consisting of Carl W. Knobloch, Jr., D. John Ogren, C. Rahl George, Henry E. Longley and Lester Varn, Jr., a discussion regarding the initial results of its review of potential companies with which Production Operators might combine.

     On December 10, 1996, Mr. Nicholson, Herbert Yates, Camco's Chief Financial Officer, and representatives of CSFB met with Mr. Knobloch, Lester Varn, a director of Production Operators, John Ogren, President of Production Operators, Carla Knobloch, Corporate Secretary of Production Operators, and representatives of Morgan Stanley, to discuss Camco's and Production Operators' business and prospects. Subsequent to this meeting, members of management of Camco and Production Operators and their respective financial advisors met on various occasions to discuss the possibility of a combination between the two companies and the benefits that could be achieved through a combination.

     On January 29, 1997, the Board of Directors of Camco met to discuss the possible acquisition of Production Operators. At this meeting, CSFB reviewed with the Camco Board of Directors the operations, markets and financial performance of Production Operators and the potential financial impact of an acquisition of Production Operators on Camco. A representative of Fulbright & Jaworski L.L.P. also discussed with the Board of Directors of Camco various legal issues relating to the proposed transaction, including its fiduciary duties and other matters relating to the consideration of an acquisition of Production Operators. At this meeting, Camco's Board of Directors authorized Mr. Nicholson to continue negotiations with Production Operators regarding a possible merger between the two companies and to discuss valuation issues.

     On January 31, 1997, Mr. Nicholson and Mr. Knobloch met to discuss the possible combination and the appropriate exchange ratio if a transaction were to occur. Mr. Nicholson and Mr. Yates then met with Mr. Ogren and Ms. Knobloch regarding operations of Production Operators.

     On February 3 and 5, 1997, meetings between representatives of Camco and Production Operators were held in Houston to discuss the business and prospects of Production Operators.

     On February 10, 1997, Mr. Nicholson and Mr. Knobloch had a telephone conversation in which they determined that a possible merger between Camco and Production Operators was possible at an exchange ratio of 1.30 shares of Camco Common Stock for each share of Production Operators Common Stock assuming the terms of a definitive agreement could be reached and the satisfactory completion of due diligence. Camco and Production Operators then directed their legal advisors to begin to negotiate the terms of a definitive agreement and to proceed with additional due diligence.

     On February 13, 1997, a meeting between representatives of Camco and Production Operators and their respective financial and legal advisors took place in Houston. At this meeting, the parties discussed due diligence issues and the potential timing and terms of the transaction.

     On February 18, 1997, the Board of Directors of Camco met to review the status of the proposed acquisition of Production Operators. At this meeting, CSFB reviewed with the Camco Board of Directors certain updated financial information regarding the transaction at the proposed Exchange Ratio. The Board of Directors of Camco also reviewed with Camco's legal counsel a draft of the Merger Agreement and the outstanding issues with respect to the transaction. The Board of Directors of Camco then directed its management and legal and financial advisors to work towards the finalization of a definitive Merger Agreement on those terms.

     On February 19, 1997, Camco provided a presentation regarding its businesses to management of Production Operators and its financial advisors. On February 20, 1997, Mr. Nicholson and Mr. Knobloch, together with their legal advisors, met to discuss outstanding business and legal issues under the Merger Agreement. From February 20, 1997, to February 26, 1997, the terms of the Merger Agreement were negotiated by Camco and Production Operators.

     On February 26, 1997, the Board of Directors of Production Operators met to review the proposed transaction and the Merger Agreement. At the meeting, Morgan Stanley presented to the Production Operators Board of Directors a review of Camco and the potential financial impact on the stockholders of Production Operators of an acquisition of Production Operators by Camco. A representative of Vinson & Elkins L.L.P. also discussed with the Board of Directors of Production Operators various legal issues relating to the proposed transaction, including its fiduciary duties and other matters relating to the Merger.

     The Board of Directors of Production Operators met by telephone meeting on February 27, 1997, to review the final terms of the Merger Agreement. At this meeting, the Board of Directors of Production Operators received the oral opinion of Morgan Stanley (subsequently confirmed in writing) that as of such date, the Exchange Ratio to be in the Merger Agreement was fair to the holders of Production Operators Common Stock from a financial point of view. Production Operators' Board of Directors then unanimously approved the execution of the Merger Agreement.

     On February 27, 1997, the Board of Directors of Camco also met by telephonic meeting to discuss the final terms of the Merger Agreement. At this meeting, a representative of Fulbright & Jaworski L.L.P. discussed with the Board of Directors of Camco the final terms of the Merger Agreement and the changes made to the Merger Agreement since the last draft presented to the Board of Directors. CSFB also delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated February 27, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to Camco from a financial point of view. See
"-- Opinions of Financial Advisors -- CSFB Opinion". Camco's Board of Directors then unanimously approved the execution of the Merger Agreement.

     Following the approval of the respective Boards of Directors of Camco and Production Operators of the Merger Agreement, the Merger Agreement was executed and delivered.

CAMCO'S REASONS FOR THE MERGER

     The acquisition of Production Operators is intended to expand Camco's exposure to the natural gas sector of the oil and gas industry and increase its position in the production markets of the oil and gas service industry. Camco's Board of Directors believes that the acquisition of Production Operators should achieve this objective and provide Camco with significant growth opportunities in these areas of the industry. In identifying Production Operators as a potential acquisition, Camco's Board took into account the fact that Production Operators is a market leader in total responsibility gas compression services and has provided its shareholders with an average 20% compound annual growth of earnings for over 30 years.

     Camco's Board of Directors also considered the strategic benefits that Camco expects to realize from the proposed acquisition of Production Operators. Among the key strategic benefits expected by Camco are the following:

     - Substantial international growth opportunities in the expanding worldwide natural gas market.

     - The addition of the number one provider of total responsibility compression services in the United States.

     - A complementary product and services business that fits within Camco's strategy of providing value added products and services that can generate high margins and returns.

     - Expanded business opportunities for Production Operators' services through the use of Camco's broad international infrastructure, key customer relationships and strategic alliances.

     - Opportunities to utilize Camco's worldwide leading gas lift market position with Production Operators' leading market position in gas compression services to provide a fully integrated gas production package.

     - High levels of cash flow which, when combined with Camco's strong cash flows, can be used to finance future opportunities in the market place.

     - Significant domestic and international growth possibilities due to the continuing trend by oil and gas companies to outsource their oilfield service needs and redeploy capital to core exploration and production activities.

     - Consistent cash flows attributable to Production Operators' longer term contracts.

     - Production Operators' growing presence in Latin America where Camco currently maintains large market positions.

     - The addition of a production oriented business that is tied primarily to natural gas activities and the aging of existing oil and gas fields.

     In reaching its decision to approve the Merger Agreement, Camco's Board of Directors also considered the following factors:

          (i) The recent historical performance of the Camco Common Stock and the Production Operators Common Stock;

          (ii) Certain historical and prospective financial information regarding Production Operators, in particular the impact on the combined company's results of operations and future cash flow;

          (iii) An analysis of recent acquisitions in comparable industries;

          (iv) A discounted cash flow analysis of Production Operators, in particular the impact on the combined company's results of operations and future cash flow, and income and cash flow multiples paid for similar acquisitions;

          (v) The anticipated slightly dilutive effect on Camco's earnings and cash flow of the acquisition for 1997 compared to the anticipated accretive benefits of the acquisition in 1998 and beyond and the impact thereof on the holders of the Camco Common Stock;

          (vi) The negative dilutive impact on the book value and voting to the current holders of the Camco Common Stock;

          (vii) The relationship of the pro forma contribution to revenues (approximately 12% for 1996), earnings before depreciation, amortization and taxes (approximately 27% for 1996) and operating income (approximately 27% for 1996) of Production Operators to the combined company to the percentage of ownership of the combined company that the holders of the Production Operators Common Stock will have (approximately 30%), with the Board giving particular weight to the contribution to income and earnings before depreciation, amortization and taxes over revenues given the fact the Production Operators' contribution to income and earnings before depreciation, amortization and taxes will directly affect the net return to Camco's stockholders while Production Operators' contribution to revenues will represent only one component of the combined company's results that may not necessarily translate to an increase in stockholder value through either net cash flow contribution or net income;

          (viii) The historical higher average gross margins realized by Production Operators on its services over that realized by Camco and the impact thereof on the anticipated contribution to the equity and net cash flow of the combined company;

          (ix) The impact of Production Operators' new and proposed foreign contracts on Production Operators' EBITDA (earnings before interest, taxes, depreciation and amortization) and income for 1997, 1998 and beyond, in particular the anticipated increases in Production Operators' earnings, cash flow and EBITDA as these contracts become effective and revenues, net cash flow and income is realized thereon;

          (x) The long-term growth possibilities of an acquisition of Production Operators resulting from its increased exposure to the natural gas markets and the production markets of the oil and gas service industry and the potential realization of the synergistic benefits described above through the marketing and expansion of Production Operators services through Camco's broad international customer relationships and strategic alliances and combination of such services with Camco's gas lift product line;

          (xi) The availability of Camco's strong liquidity and capital structure to support the long-term and short-term growth of Production Operators' business, in particular in the international markets;

          (xii) The impact of Production Operators' historical results and anticipated long-term and short-term contribution to Camco's future operating results and liquidity, in particular its attractive historical and anticipated margins and cash flow generation ability;

          (xiii) Production Operators' low level of debt and minimal impact on Camco's ability to continue to grow and make future acquisitions and capital investments utilizing its existing capital resources and without any material impact on Camco's overall liquidity and financial resources;

          (xiv) The terms of the Merger Agreement; and

          (xv) The financial analyses of CSFB, with particular weight given to the indicated valuation of Production Operators under the discounted cash flow analysis, which implied an equity reference range for Production Operators of approximately $56.42 to $66.68 per fully diluted share, and the opinion dated February 27, 1997 of CSFB to the Board of Directors of Camco to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to Camco from a financial point of view (See "-- Opinions of Financial Advisors -- CSFB Opinion").

     Prior to taking action on the Merger Agreement, the Board of Directors of Camco received presentations from, and reviewed the terms and conditions of the Merger Agreement with Camco's management, legal counsel and outside financial advisor. The reasons for the Merger and the factors considered described under "Background of the Merger" and above in this section reflect all material reasons of Camco for pursuing the

Merger and factors considered by the Board of Directors of Camco in approving the Merger. The Board of Directors of Camco did not quantify or otherwise attempt to assign any relative weight to the factors considered by it in approving the Merger. The Board of Directors, however, did give substantial consideration to those factors which related to the potential growth prospects of Production Operators and the benefits to Camco of the acquisition over the long-term and the projected earnings impact of the acquisition on the Camco stockholders.

RECOMMENDATION OF CAMCO'S BOARD OF DIRECTORS

     For the reasons set forth under "Background of the Merger" and "Camco's Reasons for the Merger", Camco's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Camco and the holders of Camco Common Stock. CAMCO'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDED THAT THE HOLDERS OF CAMCO COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

PRODUCTION OPERATORS' REASONS FOR THE MERGER

     The Production Operators Board of Directors believes that Camco is a strong and growing energy service company and that the proposed transaction provides many strategic benefits as well as becoming a part of a leading global oilfield services firm. The Merger is an opportunity for Production Operators' stockholders to participate in a combined enterprise that has significantly greater business and financial resources than Production Operators would have if the Merger did not take place, and to receive, on a tax-deferred basis, a premium for their Production Operators Common Stock based on recent market prices. The Production Operators Board also believes that Production Operators can benefit from more international business opportunities as a part of Camco because of Camco's existing customers and infrastructure of offices and business relationships in foreign markets.

     In evaluating the fairness of the proposed Merger and the consideration to be received by the Production Operators stockholders, the Production Operators Board of Directors consulted with its own management, Morgan Stanley, its legal counsel and tax advisors regarding the terms and provisions of the Merger Agreement. The Production Operators Board considered a number of factors including:

          (i) An analysis of the financial performance, operations, assets, business condition and business prospects of Camco and Production Operators;

          (ii) Camco's history over the past several years of increases in financial and operating performance, in particular Camco's strong financial results since 1993 and the positive future outlook reflected in various research analysts and industry reports covering Camco;

          (iii) Camco's operations on a worldwide basis in approximately 50 foreign countries contributing approximately 70% of Camco's historical revenues in recent periods;

          (iv) The potential strategic effects of a combination of Camco and Production Operators and their shared focus on being "best in class" and providing high margin products and services for high value-added applications to reduce customer operating cost;

          (v) The historical performance of the Camco Common Stock and the Production Operators Common Stock and the historical valuation multiples of the two companies;

          (vi) Camco's position as one of the world's leading providers of oilfield equipment and services for numerous specialty applications in key phases of oil and gas drilling, completion and production maintenance and improvement;

          (vii) The potential ranges of values for Production Operators as calculated by Morgan Stanley described under "-- Opinions of Financial Advisors -- Morgan Stanley Opinion" utilizing the methodologies described therein;

          (viii) The focus shared by Production Operators and Camco on production services rather than drilling, thereby reducing the volatility of their operations and providing for a more predictable growth record than most oilfield service companies;

          (ix) The greater liquidity provided by Camco Common Stock with over 38 million shares outstanding following the Merger compared to approximately
     10.2 million shares outstanding for Production Operators before the Merger, together with expanded analyst coverage and potentially greater investor interest;

          (x) The benefits of a tax-free reorganization structure;

          (xi) The potential negative impact of Camco's results being more subject to changes in the general market for oilfield services than that of Production Operators;

          (xii) The possible dilutive effect on earnings for Camco in 1997 and the impact of such dilution and the addition of a new business area for Camco on the market price for the Camco Common Stock; and

          (xiii) The advice of Morgan Stanley, as financial advisor to Production Operators, that the Exchange Ratio was fair from a financial point of view to the holders of shares of Production Operators Common Stock.

     The reasons for the Merger and the factors considered by the Board of Directors of Production Operators as described above reflect all of the material reasons and factors considered and discussed by the Board of Directors for pursuing the Merger.

RECOMMENDATION OF PRODUCTION OPERATORS' BOARD OF DIRECTORS

     For the reasons set forth under "-- Background of the Merger" and "-- Production Operators' Reasons for the Merger", Production Operators' Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Production Operators and the holders of Production Operators Common Stock. PRODUCTION OPERATORS' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDED THAT THE HOLDERS OF PRODUCTION OPERATORS COMMON STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

     In analyzing the Merger and the Merger Agreement, Production Operators' Board of Directors was assisted and advised by Morgan Stanley, and, at the February 27, 1997 special meeting, the Production Operators Board received an oral opinion, subsequently confirmed in writing, from Morgan Stanley that, as of the date of such opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of the Production Operators Common Stock. See "-- Opinions of Financial Advisors".

OPINIONS OF FINANCIAL ADVISORS

  CSFB Opinion

     CSFB has acted as financial advisor to Camco in connection with the Merger. CSFB was selected by Camco based on CSFB's experience, expertise and familiarity with Camco and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with CSFB's engagement, Camco requested that CSFB evaluate the fairness of the Exchange Ratio from a financial point of view. On February 27, 1997, the date on which the Merger Agreement was executed, CSFB rendered to Camco's Board of Directors an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated February 27, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to Camco from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION TO CAMCO'S BOARD OF DIRECTORS DATED FEBRUARY 27, 1997, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF CAMCO ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS DIRECTED TO CAMCO'S BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO CAMCO, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CAMCO SPECIAL MEETING. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. CSFB HAS CONSENTED, IN THE FORM OF EXHIBIT 99.3 TO THE REGISTRATION STATEMENT ON FORM S-4 WHICH FORMS A PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS, TO THE INCLUSION OF ITS OPINION AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO THE REFERENCES TO CSFB AND THE OPINION UNDER "SUMMARY -- OPINIONS OF FINANCIAL ADVISORS -- CAMCO", "THE MERGER -- BACKGROUND", "-- CAMCO'S REASONS FOR THE MERGER" AND "-- OPINIONS OF FINANCIAL ADVISORS -- CSFB OPINION".

     In arriving at its opinion, CSFB reviewed the Merger Agreement and certain publicly available business and financial information relating to Camco and Production Operators. CSFB also reviewed certain other information, including financial forecasts provided to CSFB by Camco and Production Operators, and met with the managements of Camco and Production Operators to discuss the businesses and prospects of Camco and Production Operators. CSFB also considered certain financial and stock market data of Camco and Production Operators and compared that data with similar data for other publicly held companies in businesses similar to those of Camco and Production Operators and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Camco and Production Operators as to the future financial performance of Camco and Production Operators. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Camco or Production Operators, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. CSFB did not express any opinion as to the actual value of the Camco Common Stock when issued pursuant to the Merger or the prices at which the Camco Common Stock will trade subsequent to the Merger. Although CSFB evaluated the Exchange Ratio from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiation between Camco and Production Operators. No other limitations were imposed by Camco and CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     In preparing its opinion to Camco's Board of Directors, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Camco, Production Operators, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Camco and Production Operators. No company, transaction or business used in such analysis as a comparison is identical to Camco or Production Operators or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by Camco's Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Camco's Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

     The following is a summary of the material analyses performed by CSFB in connection with its opinion dated February 27, 1997:

          Discounted Cash Flow Analysis. CSFB estimated the present value of the future streams of after-tax free cash flows that Production Operators could produce on a stand-alone basis through fiscal year 2007, based on certain operating and financial assumptions, estimates and other information regarding the business of Production Operators and discussed with the managements of Production Operators and Camco as to horsepower volume and pricing growth, both domestically and internationally, related capital expenditures and gross margins (the "Production Operators Base Case") and based upon revised estimates of such assumptions, estimates and other information assuming, among other things, both lower (the "Production Operators Downside Case") and higher (the "Production Operators Upside Case") horsepower and pricing growth and margins than the Production Operators Base Case. The range of terminal values was calculated by applying multiples ranging from 7.0x to 8.0x to the projected 2007 EBITDA of Production Operators. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 10% to 11%. This analysis indicated implied enterprise and per share equity reference ranges for Production Operators of approximately $605 million to $710 million, or approximately $56.42 to $66.68 per fully diluted common share, for the Production Operators Base Case, approximately $480 million to $560 million, or approximately $44.59 to $52.46 per fully diluted common share, for the Production Operators Downside Case, and approximately $670 million to $800 million, or approximately $62.57 to $75.20 per fully diluted common share, for the Production Operators Upside Case. CSFB utilized the Production Operators Base Case, Production Operators Downside Case and Production Operators Upside Case scenarios merely as points of reference and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise or equity valuation ranges for Production Operators.

          CSFB also performed a discounted cash flow analysis of Camco utilizing discount rates of 10.5% to 11.5% and applying terminal multiples ranging from 7.0x to 8.0x to Camco's 2007 EBITDA based on certain operating and financial assumptions, estimates and other information regarding the business of Camco and discussed and developed with the management of Camco as to the revenue growth and operating margins of Camco's principal business segments and capital expenditures (the "Camco Base Case") and based upon revised estimates of such assumptions, estimates and other information assuming, among other things, both lower (the "Camco Downside Case") and higher (the "Camco Upside Case") segment revenue growth than the Camco Base Case. This analysis indicated implied enterprise and per share equity reference ranges for Camco of approximately $1.1 billion to $1.3 billion, or approximately $44.82 to $52.06 per fully diluted common share, for the Camco Base Case, approximately $1.1 billion to $1.2 billion, or approximately $42.13 to $48.86 per fully diluted common share, for the Camco Downside Case, and approximately $1.5 billion to $1.8 billion, or approximately $59.83 to $69.65 per fully diluted common share, for the Camco Upside Case. CSFB utilized the Camco Base Case, Camco Downside Case and Camco Upside Case scenarios merely as points of reference and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise or equity valuation ranges for Camco.

          Selected Companies Analysis. CSFB compared certain financial, operating and stock market data of Production Operators and Camco to corresponding data of selected publicly traded companies in the oilfield service industry. Such companies included: BJ Services Company, Cooper Cameron Corporation, Smith International, Inc., Varco International, Inc., Weatherford Enterra, Inc. and, in the case of evaluating Production Operators, Camco (the "Selected Companies"). All multiples were based on closing stock prices on February 21, 1997. This analysis indicated a range of multiples for the Selected Companies of (i) enterprise value (equity value plus debt minus cash) relative to calendar 1997 and 1998 EBITDA of 8.0x to 10.0x and 7.5x to 8.5x, respectively, (ii) equity value relative to calendar 1997 and 1998 net income of 17.0x to 19.0x and 14.0x to 16.0x, respectively, and (iii) equity value relative to after-tax cash flow (net income plus depreciation) of 10.0x to 12.0x and 8.0x to 10.0x, respectively. CSFB then calculated imputed enterprise and per share equity reference ranges for Production Operators and Camco by applying these multiples to corresponding financial data of Production Operators and Camco. This analysis implied enterprise and per share equity reference ranges for Production Operators of approximately $470 million to $570 million, or approximately $43.64 to $53.43 per fully diluted common share, and implied enterprise and per share equity reference ranges for Camco of approximately $1.0 billion to $1.2 billion, or approximately $39.56 to $47.50 per fully diluted common share.

          Selected Acquisitions Analysis. Using publicly available information, CSFB analyzed, for purposes of evaluating Production Operators, the purchase prices and implied transaction multiples paid in the following selected transactions in the oilfield services industry (acquiror/target):
     Daniel Industries, Inc./ Bettis Corporation; BJ Services Company/Nowsco Well Service Ltd.; Weatherford Enterra, Inc./Energy Industries; Weatherford International/Enterra Corporation; FMC Corporation/Moorco International; Tidewater Inc./Halliburton Compression Services; Dresser Industries/Wheatley TXT Corp.; Enterra Corporation/Total Energy Services Company; Dresser Industries/Baroid Corporation; and Baker Hughes Incorporated/Teleco Oilfield Services (collectively, the "Production Operators Selected Transactions"). All multiples were based on historical financial information available at the time of announcement of the transaction. This analysis indicated a range of multiples for the Production Operators Selected Transactions of enterprise value relative to latest 12 months sales, EBITDA and EBIT (earnings before interest and taxes) of 2.0x to 4.0x, 9.0x to 11.0x and 15.0x to 17.0x, respectively. CSFB then calculated imputed enterprise and per share equity reference ranges for Production Operators by applying these multiples to corresponding financial data of Production Operators. This analysis resulted in implied enterprise and per share equity reference ranges for Production Operators of approximately $400 million to $500 million, or approximately $37.02 to $46.81 per fully diluted common share.

          Using publicly available information, CSFB also analyzed, for purposes of evaluating Camco, the purchase prices and implied transaction multiples paid in the following selected transactions (acquiror/ target): Halliburton Company/Landmark Graphics Corporation; BJ Services Company/Nowsco Well Services Ltd.; Weatherford International/Enterra Corporation; Dresser Industries/Baroid Corporation; and Cooper Industries/Cameron Iron Works (the "Camco Selected Transactions"). All multiples were based on historical financial information available at the time of announcement of the transaction. This analysis indicated a range of multiples for the Camco Selected Transactions of enterprise value relative to latest 12 months sales, EBITDA and EBIT of 2.0x to 2.5x, 10.0x to 12.0x and 17.0x to 20.0x, respectively. CSFB then calculated imputed enterprise and per share equity reference ranges for Camco by applying these multiples to corresponding financial data of Camco. This analysis resulted in implied enterprise and per share equity reference ranges for Camco of approximately $1.1 billion to $1.4 billion, or approximately $43.57 to $53.49 per fully diluted common share.

          Aggregate Reference Ranges. On the basis of the valuation methodologies employed in the analyses described above, CSFB derived an aggregate enterprise and per share equity reference range for Production Operators of approximately $575 million to $675 million, or approximately $53.58 to $63.36 per fully diluted common share, and an aggregate enterprise and per share equity reference range for Camco of approximately $1.1 billion to $1.4 billion, or approximately $43.57 to $53.49 per fully diluted common share. CSFB noted that, based on the closing stock price of Camco of $41.875 on February 27,

     1997 (the date on which the Merger was announced), the Exchange Ratio implied a per share value for Production Operators of approximately $54.55.

          Exchange Ratio Analyses. CSFB also conducted the following relative valuation analyses and compared the Exchange Ratio of 1.30 with the exchange ratios implied by such analyses:

             Historical Stock Trading Exchange Ratio Analysis. CSFB performed an exchange ratio analysis comparing the average closing stock prices for Production Operators Common Stock and Camco Common Stock during the one day, one week, one month and one year periods preceding February 24, 1997. This comparison yielded an implied exchange ratio ranging from
        1.0192 to 1.1396.

             Discounted Cash Flow Exchange Ratio Analysis. CSFB performed an exchange ratio analysis comparing the discounted cash flow analyses for both companies using the Production Operators Base Case, which resulted in a per share equity reference range of approximately $56.42 to $66.68 for Production Operators, and the Camco Base Case, which resulted in a per share equity reference range of approximately $44.82 to $52.06 for Camco. This comparison resulted in an implied exchange ratio ranging from 1.0837 to 1.4877.

             Aggregate Reference Range Exchange Ratio Analysis. CSFB performed an exchange ratio analysis comparing the aggregate per share equity reference ranges derived from the Discounted Cash Flow Analysis, Selected Companies Analysis and Selected Acquisitions Analysis described above of approximately $53.58 to $63.36 for Production Operators and approximately $43.57 to $53.49 for Camco. This comparison resulted in an implied exchange ratio ranging from 1.0017 to 1.4542.

             Contribution Exchange Ratio Analysis. Using estimated calendar 1997 financial data for Production Operators and Camco, CSFB performed an exchange ratio analysis comparing the relative contributions of Production Operators and Camco to the revenues, EBITDA, EBIT, net income and after-tax cash flow of the combined company. This analysis yielded an implied exchange ratio ranging from 0.3862 to 1.1436.

          Pro Forma Merger Analysis. CSFB analyzed the potential pro forma effect of the Merger on Camco's earnings per share ("EPS") during the calendar years 1997 and 1998, without giving effect to any synergies that the managements of Camco and Production Operators anticipated could result from the Merger. This analysis indicated that, without the anticipated synergies, the proposed Merger could be dilutive to Camco's EPS in 1997 and, to a lesser degree, in 1998. The actual results achieved by the combined company may vary from projected results and the variations may be material.

          Other Factors and Analyses. In the course of preparing its opinion, CSFB performed certain other analyses and considered certain other information and data, including, among other things, (i) the trading characteristics of Camco Common Stock and Production Operators Common Stock, (ii) the profile of the stockholders of Production Operators and Camco and (iii) equity research coverage of Production Operators and Camco provided by securities analysts.

          Miscellaneous. Pursuant to the terms of CSFB's engagement, Camco has agreed to pay CSFB for its services in connection with the proposed Merger an aggregate financial advisory fee of up to $2.5 million. Camco also has agreed to reimburse CSFB for reasonable out-of-pocket expenses incurred by CSFB in performing its services, including the reasonable fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement. CSFB currently is providing financial advisory services to Camco unrelated to the Merger, for which services CSFB will receive compensation.

          In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both Camco and Production Operators for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Morgan Stanley Opinion

     Production Operators retained Morgan Stanley to act as its financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by Production Operators based on Morgan Stanley's experience and expertise. On February 26, 1997, Morgan Stanley rendered to Production Operators' Board of Directors an oral opinion to the effect that, as of such date and based on and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of shares of Production Operators Common Stock. Morgan Stanley subsequently confirmed its oral opinion by delivery of a written opinion dated February 27, 1997.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED FEBRUARY 27, 1997 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED WITH LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PRODUCTION OPERATORS COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF PRODUCTION OPERATORS COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PRODUCTION OPERATORS COMMON STOCK AS TO HOW TO VOTE AT THE PRODUCTION OPERATORS SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at this opinion, Morgan Stanley: (i) reviewed certain publicly available financial statements and other information of Camco (ii) reviewed certain internal financial statements and operating data concerning Camco prepared by the management of Camco; (iii) analyzed certain financial projections prepared by the management of Camco; (iv) discussed the past and current operations and financial condition and the prospects of Camco with senior executives of Camco; (v) reviewed certain publicly available financial statements and other information of Production Operators; (vi) reviewed certain internal financial statements and other financial and operating data concerning Production Operators prepared by the management of Production Operators; (vii) analyzed certain financial projections prepared by the management of Production Operators; (viii) discussed the past and current operations and financial condition and the prospects of Production Operators with senior executives of Production Operators, and analyzed the pro forma impact of the Merger on Camco's earnings per share, consolidated capitalization and financial ratios; (ix) reviewed the reported prices and trading activity for the Camco Common Stock and the Production Operators Common Stock; (x) compared the financial performance of Camco and the prices and trading activity of the Camco Common Stock and the Production Operators Common Stock with that of certain other comparable publicly traded companies and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xii) reviewed and discussed with the senior management of Production Operators and Camco the strategic rationale for the Merger and the synergies and other benefits of the Merger to Camco; (xiii) participated in discussions and negotiations among representatives of Camco and Production Operators and their financial and legal advisors; (xiv) reviewed the Merger Agreement and certain related documents; and (xv) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Production Operators and Camco. Morgan Stanley also relied upon, without independent verification, estimates by the management of Production Operators of the cost savings and other synergies arising from the Merger. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     The following is a brief summary of all the material analyses performed by Morgan Stanley and reviewed with the Production Operators Board of Directors on February 26, 1997 in connection with Morgan Stanley's presentation and opinion to the Production Operators Board of Directors on such date:

          Production Operators Common Stock Performance. Morgan Stanley's analysis of the Production Operators Common Stock performance consisted of: a historical analysis of closing prices and trading volumes from December 10, 1993 (the date of the initial public offering of Camco Common Stock) to February 21, 1997; Production Operators' indexed price performance from December 10, 1993 to February 21, 1997 relative to the S&P 400, relative to Camco and relative to a Comparable Index, which included BJ Services Company and Smith International, Inc. In the twelve months ended February 21, 1997, the shares reached a high of $56.00 per share and a low of $29.50 per share.

          Camco Common Stock Performance. Morgan Stanley's analysis of the Camco Common Stock performance consisted of: a historical analysis of closing prices and trading volumes from December 10, 1993 to February 21, 1997; Camco's indexed price performance from December 10, 1993 to February 21, 1997 relative to the S&P 400, relative to Production Operators and relative to a Comparable Index, which included BJ Services Company, Baker Hughes Inc., Dresser Industries Inc., Schlumberger Limited and Smith International, Inc. In the twelve months ended February 21, 1997, the shares of Camco Common Stock reached a high of $51.25 per share and low of $27.88 per share.

          Comparable Publicly Traded Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Production Operators and Camco with that of their respective group of comparable publicly traded oilfield service companies. The group of comparable companies used for Camco included: BJ Services Company and Smith International, Inc. (collectively, the "Camco Oilfield Service Comparables"). The group of comparable companies used for Production Operators included Dreco Energy Services, Drilex Corporation, ICO, Inc., National-Oilwell Inc. and Oceaneering International (the "POI Oilfield Service Comparables"). The financial information reviewed included stock price to earnings per share ("EPS") for the latest twelve month period ended September 30, 1996 ("LTM"), forecasted 1997 EPS multiples and forecasted 1998 EPS multiples based on estimates provided by International Brokers Estimate System ("IBES"), and aggregate value to LTM EBITDA multiples. Morgan Stanley noted that, based on IBES earnings estimates as of February 14, 1997, the Camco Oilfield Service Comparables traded in a range of 28.9 to 41.2 times LTM earnings, 18.1 to 19.4 times 1997 forecasted earnings and 14.9 to 15.3 times 1998 forecasted earnings. The Camco Oilfield Service Comparables traded in a range of 14.4 to 17.1 times LTM EBITDA. The equivalent earnings multiples for Camco were 22.0x LTM earnings, 19.2x 1997 forecasted earnings and 16.7x forecasted 1998 earnings. The equivalent EBITDA multiple for Camco was 9.7x LTM EBITDA. With respect to Production Operators, Morgan Stanley noted that based on IBES earnings estimates as of February 14, 1997, the POI Oilfield Service Comparables traded in a range of 13.4 to 28.4 times LTM earnings, 14.7 to
     22.9 times 1997 forecasted earnings and 12.5 to 17.8 times 1998 forecasted earnings. The POI Oilfield Service Comparables traded in a range of 4.5 to
     27.4 times LTM EBITDA. The equivalent earnings multiple for Production Operators were 28.1x LTM earnings, 22.0x 1997 forecasted earnings and 17.2x forecasted 1998 earnings. Production Operators traded at 11.5x LTM EBITDA. Based on the February 21, 1997 closing share price of Camco Common Stock of $43.25 and a 1.3 exchange ratio, the equivalent multiples for Production Operators were 33.4 times LTM earnings, 26.2 times 1997 forecasted earnings and 20.5 times forecasted 1998 earnings. In addition, the Merger implies a
     13.6 times LTM EBITDA multiple for Production Operators.

          Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of Production Operators and Camco based on certain financial projections provided by the managements of Production Operators and Camco for the period 1997 through 2001 using assumptions as to horsepower volume and pricing growth, both domestically and internationally, related capital expenditures and gross margins. Unlevered free cash flows were calculated as net income available to common stockholders plus the aggregate of depreciation and amortization, deferred taxes, and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. Morgan Stanley calculated terminal values by applying a perpetual growth rate to an unlevered cash flow in fiscal 2001 and the cash-flow streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital for Production Operators and Camco. Based on this analysis, Morgan Stanley calculated per share values for Production Operators ranging from $38.00 to $50.00 and per share values for Camco ranging from $47.00 to $59.00 per share.

          Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the following proposed or completed transactions constituting acquisitions in the oilfield service sector: BJ Services Company acquisition of Western Company of North America, Tidewater acquisition of Halliburton Co.'s natural gas compression division, Tidewater acquisition of Hornbeck Offshore Services Inc., Weatherford International Inc.'s acquisition of Enterra Corp., BJ Services Company's acquisition of Nowsco Well Service and Halliburton Co.'s acquisition of Landmark Graphics Corp. The LTM EBITDA multiples for these transactions ranged from 8.0 to 10.0 and the LTM Earnings multiple ranged from 17.5 to
     19.0. Based on this analysis, Morgan Stanley calculated per share values for Production Operators ranging from $32.00 to $44.00.

          No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Production Operators and Camco and other factors that could affect the acquisition value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using comparable transaction data.

          Historical Exchange Ratio Analysis. Morgan Stanley analyzed the historical exchange ratio between the Production Operators Common Stock and the Camco Common Stock over several time periods. For each time period selected, the high, average and low exchange ratios were calculated. The time periods selected for analysis were as follows: December 10, 1993 to February 21, 1997, last one year, last six months and closing price on February 21, 1997 (for which only one exchange ratio was calculated). The average exchange ratio for each aforementioned time period was 1.231, 1.019, 1.034 and 1.143, respectively. Morgan Stanley observed that the 1.30 exchange ratio reflected a premium to the ratio of Production Operators to Camco Common Stock prices over various periods during the previous twelve months.

          Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on Camco's earnings per share for the projected fiscal years 1997 through 2000. The analysis was performed utilizing stand-alone earnings estimates for the fiscal years ended 1997 through 2000 for Production Operators and Camco based on certain financial projections prepared by the respective managements of each company described above as well as IBES earnings estimates. Based on the management projections, the Merger would be mildly dilutive to Camco's earnings for fiscal year 1997 and neutral to accretive in fiscal year 1998.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Production Operators and Camco.

     The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the Exchange Ratio from a financial point of view to holders of Production Operators Common Stock and were provided to the Production Operators Board of

Directors in connection with the delivery of Morgan Stanley's written opinion dated February 27, 1997 confirming its oral opinion of February 26, 1997. The analyses do not purport to be appraisals or to reflect the prices at which Production Operators might actually be sold. Because such estimates are inherently subject to uncertainty, none of Production Operators, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Production Operators Board of Directors was one of many factors taken into consideration by the Production Operators Board of Directors in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Production Operators Board of Directors or the view of the management of Camco with respect to the value of Camco or of whether the Production Operators Board of Directors or the management of Camco would have been willing to agree to a different exchange ratio.

     As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of Production Operators and Camco for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley and its affiliates have provided financing services for Camco and have received fees for the rendering of these services.

     Morgan Stanley has been retained by Production Operators to act a financial advisory to Production Operators with respect to the Merger. Pursuant to a letter agreement dated June 12, 1996 between Production Operators and Morgan Stanley, Morgan Stanley is entitled to (i) an advisory fee of between $150,000 and $250,000 (based on their time and efforts expended), plus expenses (this fee to be credited against the transaction fee described below), which is payable in the event the transaction is not consummated, and, (ii) a transaction fee (the "Transaction Fee") equal to a variable percentage of the aggregate value paid by Camco for Production Operators ranging from 0.533% if the total value of the Camco Common Stock to be issued in the Merger (based on the average per share market value of the Camco Common Stock for the ten days immediately prior to the Merger) is $750 million or more to 0.850% if the total market value of the Camco Common Stock to be issued in the Merger as so calculated is $350 million or less, with the specific fee to be based on an interpolation of such amounts. Based upon the $48 1/4 per share closing price of Camco Common Stock on May 12, 1997, such aggregate value would have been approximately $685 million and Morgan Stanley's transaction fee would have been $3.87 million. Any amounts paid or payable to Morgan Stanley other than the Transaction Fee will be credited against the Transaction Fee. Production Operators has also agreed to reimburse Morgan Stanley for its expenses, and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

                              TERMS OF THE MERGER

     The detailed terms and conditions to the consummation of the Merger are contained in the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the Merger Agreement. The description in this Joint Proxy Statement/Prospectus of the terms and conditions to the consummation of the Merger is qualified by, and made subject to, the more complete information set forth in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

     Under the terms of the Merger Agreement, the Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Camco and Production Operators shall agree should be specified in the Certificate of Merger. It is anticipated that, if the Merger Agreement is approved at the Camco Special Meeting and the Production Operators Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meetings or as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Production Operators Common Stock, other than shares held by any wholly owned subsidiary of Production Operators or by Camco or any wholly owned subsidiary of Camco (which shares will be canceled at the Effective Time and no payment shall be made with respect thereto), will be converted into the right to receive 1.30 shares of Camco Common Stock, together with the associated Rights.

     As soon as practicable following the Effective Time, Camco will cause The Bank of New York, which will act as Exchange Agent for the Production Operators Common Stock, to mail to each holder of record of Production Operators Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Production Operators Common Stock certificates for Camco Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF PRODUCTION OPERATORS PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     No fraction of a share of Camco Common Stock will be issued in the Merger. Each stockholder of Production Operators otherwise entitled to a fraction of a share will, upon surrender of Production Operators Common Stock certificates held by such holder, be paid an amount in cash equal to the value of such fractional share based upon the closing sale price per share of Camco Common Stock on the NYSE on the first trading day immediately preceding the Effective Time. Alternatively, Camco and Sub have the option of instructing the Exchange Agent to aggregate all fractional shares of Camco Common Stock, sell such Camco Common Stock in the open market and distribute to holders of fractional shares of Camco Common Stock a pro rata percentage of the proceeds from such sale. No interest will be paid on such amount. All shares of Production Operators Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of Camco Common Stock to be issued in the Merger.

     Until such time as a holder of Production Operators Common Stock surrenders his or her outstanding stock certificate to the Exchange Agent, together with the executed letter of transmittal, the shares of Production Operators Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to represent only the right to receive the number of full shares of Camco Common Stock and cash in lieu of fractional shares, if any, into which such shares of Production Operator Common Stock shall have been converted. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of Camco Common Stock, as of any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificates previously representing Production Operators Common Stock, the holder thereof will receive certificates representing the number of shares of Camco

Common Stock to which he is entitled, cash in lieu of fractional shares, and the amount of any dividends or other distributions, if any, payable to holders of Camco Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of Camco and Production Operators to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) that the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Camco and the stockholders of Production Operators; (ii) that the Camco Common Stock issuable to the Production Operators stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (iii) that the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iv) that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (v) that the Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; and (vi) that there shall have been obtained any and all material permits, approvals and consents of securities or blue sky authorities of any jurisdiction as are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Camco and its subsidiaries, taken as a whole.

     The Merger Agreement provides that the obligation of Camco to effect the Merger is, at the option of Camco, further subject to the satisfaction or waiver of the following conditions: (i) the agreements and covenants of Production Operators to be complied with or performed on or before the Closing Date pursuant to the Merger Agreement shall have been duly complied with or performed in all material respects; (ii) Production Operators shall have furnished Camco with certified resolutions of its Board of Directors and stockholders approving the Merger and an opinion of Vinson & Elkins L.L.P., counsel for Production Operators, as to certain corporate matters of Production Operators; (iii) the representations and warranties of Production Operators contained in the Merger Agreement (other than those made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date; (iv) Camco shall have received from the "affiliates" of Production Operators, within the meaning of Rules 144 and 145(c) under the Securities Act, written undertakings to the effect that no disposition will be made by such persons of any shares of Camco Common Stock received pursuant to the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and that no shares will be sold until such time that final results of Camco covering at least 30 days of combined operations of Camco and Production Operators have been published; (v) Camco shall have received an opinion of Fulbright & Jaworski L.L.P., counsel to Camco, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of Production Operators and Camco as to certain customary facts and circumstances regarding the Merger:
(a) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (b) no gain or loss will be recognized by Production Operators, Sub or Camco as a result of the Merger; (vi) Camco and Production Operators shall have received a letter from Arthur Andersen LLP to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the Commission; (vii) Camco shall have received evidence that all approvals of governmental authorities and other third parties necessary for the consummation of the Merger have been obtained, except those that are not, individually or in the aggregate, material to Camco or Production Operators or the failure of which to have been received would not materially detract from the aggregate benefits to Camco of the transactions reasonably contemplated by the Merger Agreement;
(viii) there shall not be pending or threatened by any governmental entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from Camco or any of its subsidiaries any damages that are material in relation to Camco and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Camco, Production Operators or any of their respective subsidiaries of any material portion of their business or assets, or to dispose of or hold separate any material portion of their business or assets, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (c) seeking to impose limitations on the ability of Camco or Sub to acquire or hold, or exercise full rights of ownership as to, any shares of Common Stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation or (d) seeking to prohibit Camco or any of its subsidiaries from effectively controlling in any material respect the business or operations of Production Operators or its subsidiaries; (ix) the fairness opinion from CSFB shall not have been revoked or modified in a materially adverse manner; and (x) there shall not have occurred any material adverse change with respect to Production Operators since the date of the Merger Agreement.

     The Merger Agreement provides that the obligation of Production Operators to effect the Merger is, at the option of Production Operators, further subject to the satisfaction or waiver of the following conditions: (i) the agreements and covenants of Camco to be complied with or performed on or before the Closing Date pursuant to the Merger Agreement shall have been duly complied with or performed in all material respects; (ii) Camco shall have furnished Production Operators with certified resolutions of its Board of Directors and stockholders approving the Merger and an opinion of Fulbright & Jaworski L.L.P., counsel for Camco, as to certain corporate matters of Camco; (iii) the representations and warranties of Camco contained in the Merger Agreement (other than those made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date; (iv) Production Operators shall have received an opinion of Vinson & Elkins L.L.P., counsel to Production Operators, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of Camco and Production Operators as to certain customary facts and circumstances regarding the Merger: (a) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (b) each of Camco, Sub and Production Operators are parties to the reorganization with the meaning of Section 368(a) of the Code; and (c) no gain or loss will be recognized by the holders of the Production Operators Common Stock as a result of the Merger; (v) the fairness opinion from Morgan Stanley shall not have been revoked or modified in a materially adverse manner; (vi) there shall not have occurred any material adverse change with respect to Camco since the date of the Merger Agreement;
(vii) Camco and Production Operators shall have received a letter from Arthur Andersen LLP to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the Commission; (viii) Production Operators shall have received evidence that all approvals of governmental authorities and other third parties necessary for the consummation of the Merger have been obtained, except those that are not, individually or in the aggregate, material to Camco and its subsidiaries taken as a whole; and (ix) there shall not be pending or threatened by any governmental entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

     The various conditions to the obligations of Camco and Production Operators to consummate the Merger may be waived by the party to which such conditions are applicable subject to such restrictions as may exist under law that would prohibit the consummation of the Merger notwithstanding such waiver. Such conditions that could not be waived by law or without a material violation of law are (i) the requirements of stockholder approval by Camco and Production Operators, (ii) the expiration or termination of the waiting period under the HSR Act and (iii) the effectiveness of the Registration Statement on the Closing Date. In addition, neither Camco nor Production Operators contemplate waiving any of the conditions relating to (i) the receipt of legal or tax opinions, (ii) the receipt of the letters from Arthur Andersen LLP that the Merger should be accounted for as a pooling of interests or (iii) the absence of any revocation of modification in a material adverse manner of the fairness opinions of CSFB or Morgan Stanley.

REPRESENTATIONS AND WARRANTIES OF CAMCO AND PRODUCTION OPERATORS

     Under the Merger Agreement, Camco and Production Operators have made various representations and warranties relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans, tax and environmental matters, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CONDUCT OF BUSINESS OF PRODUCTION OPERATORS AND CAMCO PRIOR TO MERGER

     Pursuant to the Merger Agreement, Production Operators agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement, Production Operators shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Production Operators also agreed that it would not, and would not permit any of its subsidiaries to, (i) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by any direct or indirect wholly owned subsidiary of Production Operators to Production Operators or a wholly owned subsidiary of Production Operators or (B) regular quarterly cash dividends in an amount not greater than $.07 per share declared or paid by Production Operators consistent with past practices (provided that any such quarterly cash dividend is declared and paid in coordination with Camco's payment of its regular dividend on Camco Common Stock so that, in respect of any calendar quarter, the holders of Production Operators Common Stock (x) will receive a dividend either in respect of their shares of Production Operator Common Stock or Camco Common Stock issuable to them in the Merger and (y) will not receive a dividend on both Production Operators Common Stock held by them and the Camco Common Stock issuable to them in the Merger), (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of Production Operators or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Production Operators Common Stock upon the exercise of stock options outstanding on the date of the Merger Agreement); (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document; (iv) acquire or agree to acquire
(a) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (b) any assets that, in each case, would be material, individually or in the aggregate, to Production Operators, except purchases in the ordinary course of business consistent with past practice; (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (a) sales or leases in the ordinary course of business consistent with past practice and (b) other immaterial transactions not in excess of $2,000,000 in the aggregate; (vi) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Production Operators, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (b) make any loans, advances or capital contributions to, or investments in, any other person that would be material, individually or in the aggregate, to Production Operators and its subsidiaries taken as a whole, other than to Production Operators or a wholly owned subsidiary of Production Operators; (vii) make or incur any new capital expenditure (other than purchases in the ordinary course of business), which, singly or in the aggregate with all other such expenditures, would exceed $2,000,000; (viii) make any material election relating to taxes or settle or compromise any material tax liability; (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Production Operators included in its Commission filings or incurred in the ordinary course of business consistent with past practice; (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party; (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (xii) enter into any new collective bargaining agreement; (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the Commission; (xiv) settle or compromise any litigation other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Camco, and, with respect to any such settlement, with the prior written consent of Camco, which shall not be unreasonably withheld; (xv) except for those contracts and agreements entered into in the ordinary course of business with the consent of Camco, which consent shall not be unreasonably withheld, enter into any contract or agreement that if in existence on the date of the Merger Agreement would be required to be scheduled in the Merger Agreement; (xvi) adopt or amend (except as may be required by law) any employee benefit plan, agreement, trust, fund or other arrangement, for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of Production Operators or any of its subsidiaries, or, except as provided in an existing Production Operators Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement; (xvii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement; (xviii) authorize any of, or commit to take, any of the foregoing actions, or (xix) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Production Operators set forth in the Merger Agreement becoming untrue.

     Pursuant to the Merger Agreement, Camco agreed that, prior to the Effective Time, other than as expressly contemplated by the Merger Agreement, (i) Camco shall and shall cause each of its "significant subsidiaries" (as that term is defined in the regulations promulgated under the Exchange Act) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted; and (ii) Camco shall not, and shall not permit any of its significant subsidiaries to, (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Camco to Camco or a wholly owned subsidiary of Camco or regular quarterly cash dividends declared or paid by Camco consistent with past practice, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock or (3) purchase, redeem or otherwise acquire any shares of capital stock of Camco or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;
(b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (1) the issuance of Camco Common Stock upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their current terms, or (2) the issuance of a number of shares of Camco Common Stock, not to exceed 5% of the shares outstanding on the date of the Merger Agreement, in connection with the acquisition of assets or equity securities of other entities or businesses; (c) acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration in excess of $200,000,000 without the consent of

Production Operators, which consent shall not be unreasonably withheld; (d) amend its Certificate of Incorporation, By-laws, or other comparable charter or organizational document; (e) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; (f) change any material accounting principle used by it, except as required by regulations promulgated by the Commission; (g) authorize any of, or commit or agree to take any of, the foregoing actions; or (h) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Camco or Sub set forth in the Merger Agreement becoming untrue.

CONDUCT OF BUSINESS OF THE COMBINED COMPANY FOLLOWING MERGER; MANAGEMENT

     Sub will cease to exist after the Merger and Production Operators will continue as a wholly owned subsidiary of Camco. Pursuant to the Merger Agreement, the Certificate of Incorporation of Production Operators, as amended by the Merger Agreement, will be the Certificate of Incorporation of the Surviving Corporation, and the By-laws of Sub will be the By-laws of the Surviving Corporation. Camco has agreed under the Merger Agreement that, at the effective time of the Merger, the Board of Directors of Camco will elect one person to be mutually agreed upon the by the Chairman of the Board of Camco and the Chairman of the Board of Production Operators to serve on the Board of Directors of Camco. This director will serve as a Class III director of Camco and will serve until the annual meeting of Camco's stockholders to be held in 1999. In addition, under the terms of the Merger Agreement, Camco has agreed to appoint Mr. Knobloch to serve as an advisory non-voting director of Camco for a term expiring at the Annual Meeting of Camco's shareholders to be held in the year 2000. Mr. Knobloch will have full rights to notice of and to attend all meetings of the Board of Directors of Camco and to reimbursement of expenses attendant thereto as if he were a director of Camco. At the end of his term, Mr. Knobloch will be entitled to be considered by the directors of Camco for election as a regular director of Camco.

NO SOLICITATION BY PRODUCTION OPERATORS; PAYMENTS IN THE EVENT OF CERTAIN TAKEOVER PROPOSALS

     The Merger Agreement provides that Production Operators will not, and will not permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of Production Operators or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided that, in the case of clause
(iii), prior to the vote of stockholders of Production Operators for approval of the Merger and to the extent required by the fiduciary obligations of the Board of Directors of Production Operators, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, Production Operators may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as a confidentiality agreement with Camco, including the standstill provisions thereof. "Takeover proposal" is defined in the Merger Agreement as (i) any proposal, other than a proposal by Camco or its affiliates, for a merger or other business combination involving Production Operators, (ii) any proposal or offer, other than a proposal or offer by Camco or its affiliates, to acquire from Production Operators or any of its affiliates in any manner, directly or indirectly, an equity interest in Production Operators or any subsidiary, any voting securities of Production Operators or any subsidiary or a material amount of the assets of Production Operators and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than by Camco or its affiliates, to acquire from the stockholders of Production Operators, by tender offer, exchange offer or otherwise, more than 15% of the outstanding shares of Production Operators Common Stock. Notwithstanding the foregoing, Production Operators may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal (as hereinafter defined). In addition, Production

Operators may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act following Production Operators receipt of a Notice of Superior Proposal (hereinafter defined).

     The Merger Agreement also provides that neither the Board of Directors of Production Operators nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Camco the approval or recommendation by the Board of Directors of Production Operators or any such committee of the Merger Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, except in connection with the termination of the Merger Agreement by reason of mutual consent by Camco and Production Operators or by reason of the failure of the stockholders of Production Operators or Camco to approve the Merger or if the Merger Agreement is terminated because a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling firmly enjoining, restraining or otherwise prohibiting the Merger by reason of the Merger not being consummated on or before August 31, 1997 (other than by reason of a material breach of the Merger Agreement by the parties seeking to terminate the Merger Agreement).

     Notwithstanding the foregoing, in the event the Board of Directors of Production Operators receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger and may (subject to the following sentence) terminate the Merger Agreement, in each case at any time after midnight on the third business day following Camco's receipt of written notice (a "Notice of Superior Proposal") advising Camco that the Board of Directors of Production Operators has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. Production Operators may also terminate the Merger Agreement pursuant to the preceding sentence only if the stockholders of Production Operators have not voted upon the Merger and Production Operators shall have paid to Camco $15,000,000. Any of the foregoing to the contrary notwithstanding, Production Operators may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal.

     In addition, if the Merger Agreement is terminated for any reason other than a material breach by Camco or Sub, Production Operators has agreed to pay to Camco $15,000,000 if (i) after the date of the Merger Agreement and before the termination of the Merger Agreement a takeover proposal is made and publicly announced by any person or group of persons (an "Acquiring Person"), (ii) the holders of shares of Production Operators Common Stock do not approve the Merger and (iii) after the date of the Merger Agreement and at or prior to six months after the date of termination of the Merger Agreement, the Acquiring Person or any Affiliate of the Acquiring Person effects an Alternative Transaction (as defined below). An Alternative Transaction is defined to mean (i) any merger or other business combination involving Production Operators, (ii) any acquisition from Production Operators or any subsidiary of Production Operators of 15% of the voting securities of Production Operators or any subsidiary or material amount of assets of Production Operators and its subsidiaries, taken as a whole,
(iii) any acquisition from the stockholders of Production Operators by tender offer, exchange offer or otherwise of more than 15% of the outstanding shares of Production Operators Common Stock.

     The Merger Agreement defines a "superior proposal" as any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the shares of Production Operators Common Stock then outstanding or all or substantially all the assets of Production Operators, and otherwise on terms which a majority of the disinterested members of the Board of Directors of Production Operators determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Camco) to be more favorable to Production Operators' stockholders than the Merger. Production Operators has agreed to advise Camco of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, of the material terms and conditions of any such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and of the identity of the person making any such inquiry or takeover proposal.

     In the event the Board of Directors of Camco receives a takeover proposal involving Camco because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, Camco may terminate the Merger Agreement by advising Production Operators that the Board of Directors of Camco has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such proposal, but only if the stockholders of Camco have not yet voted upon the Merger and Camco shall have paid $15,000,000 to Production Operators. Camco further agreed to pay $15,000,000 to Production Operators if the stockholders of Camco do not approve the Merger as a result of a hostile takeover of Camco after the date of the Merger Agreement. The Merger Agreement defines "takeover proposal involving Camco" as (i) any proposal for a merger or other business combination involving Camco, (ii) any proposal or offer to acquire from Camco or its affiliates, directly or indirectly, an equity interest in Camco or any subsidiary, any voting securities of Camco or any subsidiary or a material amount of the assets of Camco, or (iii) any proposal or offer to acquire from the stockholders of Camco, by tender offer, exchange offer or otherwise, more than 15% of the outstanding Camco Common Stock.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Camco or the stockholders of Production Operators: (i) by mutual consent of Camco and Production Operators; (ii) by either Camco or Production Operators if
(a) the stockholders of Production Operators or Camco fail to give any required approval of the Merger upon a vote at a duly held meeting; (b) any court of competent jurisdiction or any governmental authority shall have issued an order permanently enjoining, restraining or otherwise prohibiting the Merger; or (c) the Merger has not been effected on or before August 31, 1997; and (iii) by either Camco or Production Operators if the other party breaches any of its representations or warranties in the Merger Agreement or fails to perform in any material respect any of its covenants, agreements or obligations thereunder. The Merger Agreement also may be terminated as described above under "-- No Solicitation by Production Operators; Payments in the Event of Certain Takeover Proposals".

     The Merger Agreement provides that it may be amended or supplemented by an instrument in writing signed on behalf of each party thereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of Camco and the stockholders of Production Operators, it may be amended only as may be permitted by applicable provisions of Delaware law.

INDEMNIFICATION.

     Pursuant to the Merger Agreement, Camco and Sub have agreed to indemnify and hold harmless each person who is now, or has been any time prior to the date of the Merger Agreement or who becomes prior to the effective time of the Merger, an officer or director of Production Operators or any of its subsidiaries against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Production Operators or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent provided under the law of their respective states of incorporation, as applicable, to indemnify directors and officers. See "-- Interests of Certain Persons in the Merger".

     Camco has further agreed to use reasonable efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of five years after the Effective Time directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time; provided, however, that Camco may substitute therefor a "runoff" policy of insurance having a term of three years following the Effective Time of the Merger with comparable coverage. Notwithstanding the foregoing, Camco shall not be required to expend more than $400,000 in premiums for the aggregate five-year period to obtain such coverage.

PRODUCTION OPERATORS OPTIONS AND STOCK PLANS

     Pursuant to the Merger Agreement, on or prior to the Closing Date, Production Operators shall take such action under the Production Operators stock option plans to assure that options outstanding under Production Operators stock option plans at the Effective Time ("Production Operators Options") shall no longer permit the holder thereof to purchase Production Operators Common Stock and, in lieu thereof, provide the holder thereof the right to purchase, a number of shares of Camco Common Stock equal to the number of shares of Production Operators Common Stock subject to such Production Operators Options multiplied by 1.30 with a per share option price equal to the per share option price of the Production Operators option divided by 1.30 and further provided that such substitute option comply with the applicable IRS regulations to preserve the tax favored status of any incentive stock options. Camco agrees to assume the obligations of Production Operators to issue such shares of Camco Common Stock upon exercise of such options and to use its best efforts to cause the shares of Camco Common Stock so issuable to be registered under the Securities Act. Camco has agreed to issue Camco Common Stock in replacement of any restricted stock outstanding under Production Operators stock option plans at the Exchange Ratio.

     Based on the number of Production Operators Options outstanding at the Record Date, Camco will be required at the Effective Time to reserve an aggregate of 508,837 shares of Camco Common Stock for issuance upon exercise of Production Operators stock options assumed by Camco pursuant to the Merger.

     On or prior to the Closing Date, Production Operators is required to cause its Employee Stock Ownership Plan (the "ESOP"), which holds 399,156 shares of Production Operators Common Stock, to be amended to substitute, effective as of the Effective Time, the Camco Common Stock as the "Employer Securities" under the ESOP and to make such other changes and modifications to the ESOP as Camco and Production Operators deem necessary and advisable to permit the ESOP to continue in effect with respect to the participating employees of Production Operators after the Merger without any acceleration of vesting or distributions under the ESOP.

EMPLOYEE MATTERS

     Camco currently intends to cause Production Operators as the Surviving Corporation to take such actions as are necessary so that after the Effective Time, employees of Production Operators and its subsidiaries remaining with Production Operators after the Merger ("Continuing Employees") will be provided with employee benefit plans, programs, policies and arrangements that are, in the aggregate, no less favorable to such employees as those provided to such employees as of the date of the Merger Agreement. The Merger Agreement, however, provides that Camco will have no obligation to issue shares of capital stock pursuant to any such plan or to make additional contributions to the ESOP if such issuances or contributions are not considered to be desirable by Camco. Camco further intends (i) to preserve and maintain with respect to such plans, programs and arrangements, benefits and service credit accrued to the Continuing Employees during employment with Production Operators and its subsidiaries prior to the Effective Time except to the extent that benefits may be duplicated and
(ii) to provide that Continuing Employees shall not be subject to preexisting condition exclusions or waiting periods (except to the extent so subject prior to the Effective Time) and shall receive full credit for any copayments and deductibles already incurred during the year in which the Merger occurs under the comparable plan of Production Operators and its subsidiaries.

IRREVOCABLE PROXY

     As a condition to Camco's agreement to enter into the Merger Agreement, Camco required 14 family trusts in which Carl Knobloch or members of his family serve as trustees, and five individual members of Mr. Knobloch's family to execute an irrevocable proxy (the "Irrevocable Proxy") with respect to the approval of the Merger and the Merger Agreement. No consideration was received by such individuals or trusts for their execution of the Irrevocable Proxy other than as an inducement to Camco to enter into the Merger Agreement. Subsequent to the execution of the Merger Agreement, Camco agreed to release from the Irrevocable Proxy 100,000 shares of Production Operators Common Stock that was transferred by a Carl Knobloch trust to a charitable remainder trust of which Mr. Knobloch is a beneficiary. As a result, Camco has the full power and authority to vote an aggregate of 1,918,460 shares (approximately 18.8%) of Production Operators Common Stock (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, (ii) against any takeover proposal (as defined in the Merger Agreement) involving Production Operators, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Production Operators under the Merger Agreement or which could result in any of the conditions of Production Operators' obligations under Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Under the terms of the Irrevocable Proxy, the rights of Camco to vote the shares remain valid until the earlier of (i) consummation of the Merger,
(ii) termination of the Merger Agreement for any reason (other than a termination by Production Operators due to the receipt of an alternative takeover proposal) or (iii) February 27, 1998. The holders of the shares also agreed that during the term of the Irrevocable Proxy, they would not (i) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of their shares, (ii) deposit any of the shares into a voting trust, enter into any voting agreement or arrangement or grant any proxy with respect to the shares, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of security interest in or lien on or other disposition or encumbrance of any of their shares. As a result of the granting of the Irrevocable Proxy, approval of the Merger will only require the approval of the holders of approximately an additional 31% of the outstanding shares of Production Operators Common Stock as of the Record Date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Production Operators Common Stock and is based upon current provisions of the Code existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "Service") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF PRODUCTION OPERATORS COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     Neither Camco nor Production Operators has requested a ruling from the Service in connection with the Merger. Camco has received from its counsel, Fulbright & Jaworski L.L.P., an opinion to the effect that, for federal income tax purposes (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Camco, Sub or Production Operators as a result of the Merger. It is a condition to the obligation of Camco to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Production Operators has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that, for federal income tax purposes (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;
(ii) each of Camco, Sub and Production Operators are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of Production

Operators upon the receipt by them of shares of Camco Common Stock in exchange for their shares of Production Operators Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Camco Common Stock. It is a condition to the obligation of Production Operators to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Such opinions are subject to certain assumptions and based on certain representations of Camco and Production Operators and affiliates of Production Operators. Production Operators stockholders should be aware that such opinions are not binding upon the Service and no assurance can be given that the Service will not adopt a contrary position or that a contrary Service position would not be sustained by a court.

     In the event the Merger qualifies as a reorganization under 368(a) of the Code, the following U.S. federal income tax consequences should occur:

          (a) No gain or loss will be recognized by Camco, Sub or Production Operators by reason of the Merger;

          (b) No gain or loss will be recognized by a holder of Production Operators Common Stock who exchanges all of his or her shares of Production Operators Common Stock solely for shares of Camco Common Stock in the Merger;

          (c) The aggregate basis of the shares of Camco Common Stock to be received by a Production Operators stockholder in the Merger (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Production Operators Common Stock surrendered in exchange therefor;

          (d) The holding period of the shares of Camco Common Stock to be received by a Production Operators stockholder in the Merger (including any fractional share not actually received) will include the holding period of the shares of Production Operators Common Stock surrendered in exchange therefor, provided that such shares of Production Operators Common Stock are held as capital assets at the Effective Time; and

          (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of Camco Common Stock had been received in the Merger and then redeemed by Camco. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Production Operators stockholder receiving cash in lieu of a fractional share will recognize gain or loss treatment upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Production Operators Common Stock is held as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph (d) above) is more than one year.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the companies.

     The Merger is conditioned on Camco and Production Operators receiving a letter from Arthur Andersen LLP that the Merger should be accounted for as a "pooling of interests" under generally accepted accounting principles and applicable regulations of the Commission.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Camco and Production Operators filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC on April 18, 1997. On May 2, 1997, the FTC notified Camco of the early termination of the waiting period applicable under the HSR Act.

     At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Camco to divest itself, in whole or in part, of Production Operators or of other businesses conducted by Camco. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Camco and Production Operators will prevail.

     Camco and Production Operators are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.

NYSE LISTING

     As a condition to the closing of the Merger, the shares of Camco Common Stock to be issued upon consummation of the Merger will be approved for listing on the NYSE, subject to official notice of issuance.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Production Operators with respect to the Merger, Production Operators' stockholders should be aware that certain members of the Board of Directors and officers of Production Operators have certain interests respecting the Merger separate from their interests as holders of Production Operators Common Stock, including those referred to below. In addition, Morgan Stanley, Production Operators' financial advisor, will receive additional compensation if the Merger is effected. See
"-- Opinions of Financial Advisors."

     Election of Additional Director and Advisory Director of Camco. It is currently anticipated that at the Effective Time of the Merger, the Camco Board of Directors will appoint one person mutually acceptable to the Chairman of the Board of Camco and the Chairman of the Board of Production Operators to the Board of Directors of Camco to serve until the Camco annual meeting of stockholders in 1999. It is currently contemplated that Lester Varn, Jr., a director of Production Operators, will be named as this additional director. Upon his appointment, Mr. Varn will be eligible to participate in Camco's Non-Employee Directors Stock Option Plan and will receive an option to acquire 15,000 shares of Camco Common Stock at an option price equal to the closing sale price on such date, which option will be subject to vesting over a three-year period. Additionally, pursuant to the terms of the Merger Agreement, Carl W. Knobloch, Jr. will be appointed as an advisory director until the Camco 2000 annual meeting of stockholders.

     Stock Options and Awards. There are currently outstanding options to purchase an aggregate of 391,413 shares of Production Operators Common Stock (equivalent to 508,837 shares of Camco Common Stock). The Merger will constitute a "change of control" under the Production Operators' stock option plans and, except for options relating to an aggregate of 41,440 shares of Production Operators Common Stock (equivalent to 53,872 shares of Camco Common Stock) that were granted in February 26, 1997, as part of Production Operators annual stock option grant awards, all Production Operators stock options will become fully vested and immediately exercisable as of the Effective Time. As of May 12, 1997, Messrs. Ogren, Reinhart, Simmons and Ms. Knobloch held unvested options to purchase 14,175, 8,779, 5,410 and 2,292 shares of Production Operators Common Stock, respectively, that will become fully vested and exercisable as a result of the Merger. The value of these unvested options, based on the difference between the exercise price and the Production Operators Common Stock on May 12, 1997, is $484,791, $305,805, $164,534, and $79,645 for Messrs. Ogren, Reinhart
and Simmons and Ms. Knobloch, respectively. In addition, under the terms of Camco's 1993 Long-Term Incentive Plan (the "1993 Incentive Plan") and a proposed new Long-Term Incentive Plan (the "1997 Incentive Plan") to be considered for approval at Camco's 1997 Annual Meeting of Stockholders, the consummation of the Merger will result in an adjustment in the number of shares of Camco Common Stock reserved for issuance under those plans. If the 1997 Incentive Plan is approved, the number of shares of Camco Common Stock available for issuance under both plans will be approximately 10% of the issued and outstanding shares of Camco Common Stock. Approximately 1.3 million additional shares will be reserved for issuance under the 1997 Incentive Plan if approved by the stockholders of Camco. If the 1997 Incentive Plan is approved by the Camco Stockholders, no additional grants of options or awards will be made under the 1993 Incentive Plan. However, if the 1997 Incentive Plan is not approved by the stockholders of Camco, approximately 910,000 additional shares of Camco Common Stock will be reserved for issuance under the 1993 Incentive Plan.

     Indemnification. Pursuant to the Merger Agreement, Camco and Sub agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Production Operators and its subsidiaries as provided in their respective certificates of incorporation or bylaws and indemnity agreements will survive the Merger, and Camco shall cause the Surviving Corporation to continue such indemnification rights in full force and effect in accordance with their terms as an obligation of the Surviving Corporation. Under the terms of the Merger Agreement, Camco also agreed to maintain directors and officers insurance for the benefit of Production Operators directors and officers for period of three years at a cost not to exceed $400,000 in aggregate. See "Terms of the Merger -- Indemnification".

     Severance Agreements. Production Operators has entered into severance agreements with eight officers and key employees, including Thomas R. Reinhart, John B. Simmons and Carla Knobloch and excluding Carl Knobloch, Jr. and John Ogren, President of Production Operators. Under the terms of these agreements, within 24 months after a "change of control" (as defined therein) and the occurrence of an involuntary termination of employment or a significant reduction of duties or salary and bonus opportunity, Production Operators will pay to the employee a lump sum cash payment equal to two times the employees compensation if termination occurs the first year and one times compensation if termination occurs in the second year. The Merger will constitute a "change of control" under the severance agreements. Upon involuntary termination as provided in the severance agreements, each of such employees will continue to be covered under Production Operators' health and medical benefit plans and will receive all amounts payable under the Production Operators management incentive compensation plan. Under the terms of the severance agreements entered into with Messrs. Reinhart and Simmons and Ms. Knobloch, such persons would be entitled to receive change in control payments of $259,584, $280,000 and $181,898, respectively, plus health and medical benefits having an estimated value of $7,800 each if the employment of such persons were to be terminated by Camco for any reason other than cause or by the employee for good reason (including any material change in their responsibilities) immediately following the Merger.

     John Ogren, President of Production Operators, is also entitled under the terms of his employment agreement with Production Operators to a lump sum severance payment equal to one year's base salary in the event prior to June 7, 1997, more than 50% of the outstanding shares of Production Operators are acquired by a party not affiliated with Production Operators as of June 7, 1994, and his employment with Production Operators is terminated within two years after that date. The consummation of the Merger will constitute an acquisition of more than 50% of the outstanding shares of Production Operators Common Stock under the terms of Mr. Ogren's employment agreement. Under the terms of Mr. Ogren's employment agreement, Mr. Ogren would be entitled to receive $220,000 if his employment were to be terminated by Camco for any reason other than cause or by Mr. Ogren for good reason (including any material change in his responsibilities) immediately following the Merger.

     Consulting Agreement. It is currently contemplated that Camco will enter into a consulting contract with Mr. Knobloch effective as of the closing of the Merger. It is expected that compensation payable to Mr. Knobloch under this consulting agreement will be $150,000 per year plus $100,000 for expenses relating to the maintenance of an office in Atlanta, Georgia for Mr. Knobloch. The term of Mr. Knobloch's consulting agreement will be three years.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Camco Common Stock to be received by Production Operators stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of Camco Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Production Operators prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Camco, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. It is a condition to consummation of the Merger that Production Operators provide Camco with a list of its affiliates and that such affiliates deliver a written undertaking to the effect that they will not dispose of any shares of Camco Common Stock received pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

     Under generally accepted accounting principles, the sale of Camco Common Stock or Production Operators Common Stock by an affiliate of either Camco or Production Operators within 30 days prior to the Effective Time or thereafter prior to the publication of financial results that include at least 30 days of combined operations of Camco and Production Operators after the Effective Time could preclude "pooling of interests" accounting treatment of the Merger. Under the terms of the Merger Agreement, Production Operators is required to deliver or cause to be delivered to Camco an undertaking by its affiliates that such affiliates will not dispose of any of the Camco Common Stock received or to be received by them pursuant to the Merger until final results of operations of Camco covering at least 30 days of combined operations of Camco and Production Operators have been so published.

NO DISSENTERS' RIGHTS

     Delaware law does not require that holders of Production Operators Common Stock or Camco Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger and the Merger Agreement be afforded any appraisal rights or the right to receive cash for their shares of Production Operators Common Stock or Camco Common Stock, and neither Production Operators nor Camco intend to make available such rights to its stockholders.

                     COMPARATIVE RIGHTS OF STOCKHOLDERS OF
                         CAMCO AND PRODUCTION OPERATORS

     The rights of holders of Production Operators Common Stock are currently governed by Delaware law, Production Operators' Certificate of Incorporation and Production Operators' By-laws. Upon consummation of the Merger, holders of Production Operators Common Stock will become holders of Camco Common Stock, and their rights as holders of Camco Common Stock will be governed by Delaware law and Camco's Restated Certificate of Incorporation and By-laws. Set forth below is an explanation of material differences between the rights of holders of Production Operators Common Stock and the rights of the holders of Camco Common Stock.

SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS

     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his affiliates owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) as a result of the business combination, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The DGCL defines a "business combination" generally as: (i) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder, (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt of the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.
Section 203 applies to both Camco and Production Operators.

     Provisions similar to Section 203 are contained in Production Operators' Certificate of Incorporation. Production Operators' provisions differ from the DGCL by requiring a higher percentage of all stockholders' voting as a class to approve a Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined). Pursuant to these provisions, an "Interested Stockholder" is defined generally to mean a corporation, person or entity who, together with its affiliates and associates, beneficially owns or has the right to acquire 20% or more of the outstanding voting stock of Production Operators. A Business Combination involving Production Operators may only be consummated if (i) the Business Combination has been approved by the affirmative vote of a majority of the then outstanding shares of Production Operators Common Stock, excluding from the number of shares deemed to be outstanding at the time of such vote and from such vote on the Business Combination all shares of Production Operators Common Stock beneficially owned by the Interested Stockholder, (ii) the Business Combination has been approved by a majority of the Continuing Directors (as defined below) or (iii) the consideration paid in the Business Combination satisfies certain fair price provisions. The term "Business Combination" is defined in Production Operators Certificate of Incorporation to include any of the following transactions: (i) any merger or consolidation of Production Operators or any subsidiary of Production Operators with an Interested Stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder or any affiliate of an Interested Stockholder of any assets of Production Operators or any Subsidiary having a fair market value of $2,500,000 or more, (iii) any issuance or transfer by Production Operators or any Subsidiary of Production Operators of any securities of Production Operators or any Subsidiary of Production Operators to any Interested Stockholder or any affiliate of an Interested Stockholder in exchange for cash, securities or other property having an aggregate fair market value of $2,500,000 or more, (iv) the adoption of any plan or proposal for the liquidation or dissolution of Production Operators proposed by or on behalf of an Interested Stockholder or any affiliate of an Interested Stockholder or (v) any reclassification of securities or recapitalization of Production Operators or any merger or consolidation of Production Operators with any of its Subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share owned directly or indirectly by any Interested Stockholder or any affiliate of any Interested Stockholder. A Continuing Director is defined in Production Operators Certificate of Incorporation to be a member of the Board of Directors of Production Operators who is not an affiliate of an Interested Stockholder and was a member of the Board of Directors of Production Operators at the time the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an affiliate of an Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors or any person who is not an affiliate of the Interested Stockholder and is recommended or elected to fill a vacancy in the Board of Directors of Production Operators resulting from an increase in the number of directors serving on the Board of Directors of Production Operators by a majority of the Continuing Directors. The foregoing provisions relating to transactions with Interested Stockholders may not be amended except with the affirmative vote of the holders of at least 80% of the voting stock of Production Operators unless such amendment has been recommended to the stockholders of Production Operators by a majority of the Continuing Directors at a meeting at which at least three-quarters of the Continuing Directors are present.

     Camco's Restated Certificate of Incorporation does not contain a similar provision.

VOTE REQUIRED FOR CORPORATE TRANSACTIONS AND OTHER MATTERS

     Under the DGCL, an amendment to the corporation's certificate requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation.

     Production Operators' Certificate of Incorporation includes provisions that set a higher voting requirement for certain Business Combinations as well as amendments to Production Operators' Certificate of Incorporation dealing with Business Combinations. Camco's Certificate of Incorporation also requires the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of voting stock of Camco to amend, alter or repeal, or adopt any provision inconsistent with the provisions in its Certificate of Incorporation relating to the election, removal, rights or duties of its Board of Directors, the prohibition of action by stockholders by written consent, the calling of special meetings of stockholders and the limitation of liability of directors of Camco to the fullest extent permitted by Delaware law.

DISPOSITION OF ASSETS

     Under the DGCL, all sales, leases or exchanges of all, or substantially all, of the assets of a corporation must be authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Production Operators' Certificate of Incorporation includes provisions that set higher voting requirements for asset sales and leases involving Business Combinations. See "-- Special Vote Required for Certain Business Combinations" for a description of the higher voting requirements.

ACTION BY WRITTEN CONSENT

     Under the DGCL, except as restricted by a corporation's certificate of incorporation, any action required or permitted to be taken by stockholders may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Camco's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders. This provision of Camco's Certificate of Incorporation may only be amended by an affirmative vote of the holders of 80% or more of the combined voting power of the voting stock of Camco. The Certificate of Incorporation of Production Operators does not prohibit action by written consent and therefore action may be taken by stockholders through written consent.

CALLING OF SPECIAL MEETINGS

     The DGCL provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation. Camco's Certificate of Incorporation provides that special meetings of stockholders may be called only by the Chairman of the Board of Directors of Camco or by resolution by the Board of Directors, acting by not less than a majority of the entire Board of Directors, and that the power of stockholders to call a special meeting is specifically denied. This provision of Camco's Certificate of Incorporation may only be amended by an affirmative vote of the holders of 80% or more of the combined voting power of the voting stock of Camco. Production Operators' Bylaws provide that special meetings of stockholders may be called by the President or by the Board of Directors of Production Operators and must be called by the President of Production Operators at the request of the holders of not less than 25% of any class of the outstanding shares of Production Operators entitled to vote at the meeting.

QUORUM REQUIREMENTS FOR DIRECTORS' MEETINGS

     The DGCL provides that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the certificate of incorporation or by-laws require a greater number. Production Operators' By-laws provide that a majority of the number of directors then in office shall constitute a quorum for the transaction of business at directors' meetings. Camco's By-laws provide that one-third of the entire Board of Directors shall constitute a quorum for the transaction of business.

REMOVAL OF DIRECTORS

     The DGCL provides that a director shall hold office until a successor is elected and qualified or until his earlier resignation and removal and that unless the certificate of incorporation otherwise provides or the board of directors of the corporation has been classified, any director or the entire board of directors may be removed, with or without cause, by the holders of the majority of the shares then entitled to vote at an election of directors. Camco's Certificate of Incorporation provides that its Board of Directors shall be classified into three classes of directors having terms of three years each and that a director may be removed from office only for cause and only by the affirmative of the holders of a majority of the shares of stock entitled to vote in the election of directors. This provision of Camco's Certificate of Incorporation may only be amended by an affirmative vote of the holders of 80% or more of the combined voting power of the voting stock of Camco. The Board of Directors of Production Operators is not classified and there is no prohibition on the removal of directors of Production Operators in Production Operators' Certificate of Incorporation.

BYLAWS

     Under the DGCL, the power to adopt, amend or repeal bylaws shall be in the stockholders of a corporation, provided that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon its directors. The Certificates of Incorporation of both Camco and Production Operators authorize their respective boards of directors to adopt, alter, amend or repeal the bylaws of their respective corporations. In addition, pursuant to authority permitted by the DGCL, Camco's Certificate of Incorporation requires the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of stock of all classes and series of stock of Camco that are entitled to vote generally in the election of directors to adopt, amend, alter or repeal any provision of Camco's bylaws. Production Operators Certificate of Incorporation contains no such provision and, therefore, such action may be effected by stockholders representing a majority of the shares represented in person or by proxy at a meeting of shareholders of Production Operators.

SHAREHOLDER NOMINATIONS AND PROPOSALS

     Camco's Bylaws provide that, subject to certain limitations, nominations of persons for election to the Board of Directors and stockholder proposals may be made at any annual or special meeting of stockholders by a stockholder of Camco only if the stockholder is a stockholder of record and notifies Camco of the stockholder's intent to make a nomination (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public disclosure of the date of the special meeting is made. The Bylaws of Production Operators contain a similar provision with respect to stockholder nominations or proposals.

CAMCO COMMON STOCK PURCHASE RIGHTS

     In December 1994, Camco adopted a Rights Plan which provided for the distribution by Camco of one common share purchase Right for each outstanding share of Camco Common Stock to holders of record of Camco Common Stock at the close of business on December 26, 1994, and for the issuance of one Right for each share of Camco Common Stock thereafter issued prior to the earlier of the date the Rights first become exercisable, the date of redemption of the Rights and December 15, 2004, the expiration date of the Rights.

Until such time that the Rights become exercisable, the Rights will be evidenced by the certificates representing the shares of Camco Common Stock with respect to the Rights were issued and may only be traded with such shares.

     The Rights become exercisable on the earlier of (i) ten business days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), which term does not include Camco, any subsidiary of Camco, any employee benefit plan of Camco or Camco's subsidiaries, or any entity holding Camco Common Stock for or pursuant to any such plan, have acquired beneficial ownership of 15% or more of the Camco Common Stock and (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group (excluding Camco, any subsidiary of Camco, any employee benefit plan of Camco or of its subsidiaries, and any entity holding Camco Common Stock for or pursuant to any such plan) of 15% or more of the Camco Common Stock outstanding (the earlier of such dates being called the "Distribution Date").

     In the event, following the first date of public announcement by Camco or an Acquiring Person that an Acquiring Person has become such (the "Shares Acquisition Date"), Camco is, in effect, acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person, will thereafter have the right to receive, upon the exercise thereof at a price (the "Purchase Price") of $65, subject to adjustment, that number of shares of common stock of the Acquiring Person equal to the result obtained by dividing
(i) the then current Purchase Price multiplied by the number of shares of Camco Common Stock for which a Right is then exercisable by (ii) 50% of the market price per share of common stock of the Acquiring Person at the time of such transaction. In the event any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person, which Rights will thereafter be null and void and the holder thereof shall have no rights with respect to such Rights, will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price a number of shares of Camco Common Stock equal to the result obtained by dividing the then current Purchase Price by 50% of the market price per share of Camco Common Stock at the date such person became an Acquiring Person. Under certain circumstances, other securities, property, cash or combinations thereof, including a combination with shares of Camco Common Stock, that are equal in value to the number of shares of Camco Common Stock for which the Right is exercisable may be issued in lieu of shares of Camco Common Stock for which the Right is exercisable.

     At any time prior to the close of business on the tenth business day after the Shares Acquisition Date, Camco may redeem the Rights in whole, but not in part, at a price of $.02 per Right, which may be paid in cash, with shares of Camco Common Stock or other consideration deemed appropriate by the Board of Directors of Camco.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

POOLING OF INTERESTS

     The Unaudited Pro Forma Financial Statements (the "Pro Forma Statements") have been prepared assuming the Merger is accounted for as a pooling of interests. Accordingly, the Pro Forma Statements have been prepared as if Camco and Production Operators were combined as of the beginning of the earliest period presented.

     The Unaudited Pro Forma Balance Sheet as of December 31, 1996 and Unaudited Pro Forma Statements of Operations for the years ended December 31, 1996, 1995 and 1994, are based on the consolidated financial statements of Camco and Production Operators and include, in the opinion of Camco and Production Operators managements, all adjustments necessary to present fairly the results of such periods and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Camco and Production Operators. The Unaudited Pro Forma Statements of Operations for each of the three years in the period ended December 31, 1996, 1995 and 1994 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of Camco and the audited Consolidated Financial Statements of Production Operators and the related notes incorporated by reference in this Joint Proxy Statement/Prospectus. No provision has been reflected in the unaudited pro forma financial statements for any direct cash costs related to the Merger, which are currently expected to be approximately $11 million.

     As a result of the differing year ends of Camco and Production Operators, results of operations for different year ends have been combined. Camco's results of operations for years ended December 31, 1996, 1995 and 1994 have been combined with Production Operators' results of operations for years ended September 30, 1996, 1995 and 1994, respectively.

ACQUISITIONS AND DIVESTITURES

     In March 1995, Camco acquired Site Oil Tools, a Canadian manufacturer of completion equipment, for $5.8 million in a cash transaction. In March 1995, Camco sold the assets of its safety service business, S.T.O.P., in a cash transaction. Camco recognized net income of $1.5 million, or 6 cents per share, on the disposal.

     In September 1996, Camco acquired Lasalle Engineering Limited for $29.5 million in a cash transaction. In December 1996, Camco acquired the gas lift business of Halliburton, including their Venezuelan subsidiary, for $16.9 million in a cash transaction.

     The acquisitions discussed above were accounted for as purchases. The pro forma effect of the acquisitions were not material to the results of operations or financial position of Camco or the Unaudited Pro Forma Financial Statements.

     In the quarter ended September 30, 1995, Production Operators decided to sell or otherwise dispose of its oil and gas producing operations. In connection with this discontinuance, Production Operations recorded a charge to income of $7.1 million.

     The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1995 and 1994 reflect the divestiture of this operation as if it had occurred on July 1, 1994.
                             ---------------------

     The Pro Forma Statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the Merger been consummated at the beginning of the earliest period presented, or had the operations of Production Operators been consolidated during the periods presented. Neither are they necessarily indicative of future results.

             CAMCO INTERNATIONAL INC. AND PRODUCTION OPERATORS CORP

              UNAUDITED ADJUSTED PRO FORMA STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
REVENUES:
  Sales.....................................................  $503,235   $459,733   $466,620
  Services..................................................   261,300    208,199    184,894
                                                              --------   --------   --------
                                                               764,535    667,932    651,514
                                                              --------   --------   --------
COST AND EXPENSES:
  Cost of sales.............................................   270,712    253,268    275,716
  Cost of services..........................................   188,394    153,096    143,134
                                                              --------   --------   --------
                                                               459,106    406,364    418,850
                                                              --------   --------   --------
          Gross margin......................................   305,429    261,568    232,664
  Selling, general and administrative expenses..............   191,706    177,491    165,799
  Amortization of intangible assets.........................     6,460      6,022      6,036
                                                              --------   --------   --------
          Operating income..................................   107,263     78,055     60,829
  Interest expense..........................................     7,842      8,888      5,946
  Interest income...........................................    (3,303)    (3,754)    (2,020)
                                                              --------   --------   --------
  Income before provision for income taxes, income (loss)
     from discontinued operations and cumulative effect of
     change in accounting principle.........................   102,724     72,921     56,903
  Provision for income taxes................................    34,720     22,626     17,438
                                                              --------   --------   --------
  Income before income (loss) from discontinued operations
     and cumulative effect of change in accounting
     principle..............................................    68,004     50,295     39,465
  Income (loss) from discontinued operations................        --     (7,151)     1,005
  Cumulative effect of change in accounting principle.......        --         --        200
                                                              --------   --------   --------
  Net income................................................  $ 68,004   $ 43,144   $ 40,670
                                                              ========   ========   ========
EARNINGS PER SHARE:
  Income before income (loss) from discontinued operations
     and cumulative effect of change in accounting
     principle..............................................  $   1.78   $   1.33   $   1.03
  Income (loss) from discontinued operations................        --      (0.19)      0.03
  Cumulative effect of change in accounting principle.......        --         --         --
                                                              --------   --------   --------
  Net income................................................  $   1.78   $   1.14   $   1.06
                                                              ========   ========   ========
  Average common and common equivalent shares outstanding...    38,230     37,780     38,344
                                                              ========   ========   ========

    The accompanying notes are an integral part of these pro forma financial statements.

        CAMCO INTERNATIONAL INC. AND PRODUCTION OPERATORS CORP COMBINED

                   UNAUDITED ADJUSTED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 42,846
  Accounts receivable, net..................................   169,989
  Inventories...............................................   169,007
  Deferred income taxes.....................................    27,031
  Prepaid expenses and other................................    19,119
                                                              --------
          Total current assets..............................   427,992
                                                              --------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation..............................................   308,762
INTANGIBLE ASSETS, net......................................   214,826
OTHER.......................................................    20,125
                                                              --------
          Total assets......................................  $971,705
                                                              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 10,345
  Accounts payable..........................................    47,595
  Accrued liabilities.......................................   134,583
  Income taxes payable......................................    18,750
                                                              --------
          Total current liabilities.........................   211,273
                                                              --------
LONG-TERM DEBT..............................................    93,551
DEFERRED INCOME TAXES.......................................    24,742
OTHER LONG-TERM LIABILITIES.................................    47,266
                                                              --------
          Total liabilities.................................   376,832
                                                              --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 38,471,908 shares issued...................       385
  Additional paid-in capital................................   521,196
  Retained earnings.........................................   115,024
  Cumulative translation adjustment.........................   (11,405)
  Treasury stock, 1,264,528 shares at cost..................   (30,327)
                                                              --------
          Total stockholders' equity........................   594,873
                                                              --------
          Total liabilities and stockholders' equity........  $971,705
                                                              ========

    The accompanying notes are an integral part of these pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     On February 27, 1997, Camco and Production Operators jointly announced that a definitive agreement was entered into pursuant to which Camco would acquire Production Operators. Under the terms of the agreement, Production Operators shareholders will receive 1.30 newly issued Camco Common shares for each Production Operators share. The business combination will be accounted for using the pooling of interests method of accounting. There are no adjustments necessary to conform the accounting policies of Camco and Production Operators.

PRO FORMA ADJUSTMENTS

     The difference between the par value of the Production Operators Common Stock to be exchanged in the Merger and the par value of the Camco Common Stock issuable in the Merger is reflected as an increase in additional paid-in capital. In addition, the amount recorded as deferred compensation relating to Production Operators Employee Stock Ownership Plan ($2,340) and treasury stock ($782) of Production Operators has been offset against retained earnings and additional paid-in capital, respectively.

PRO FORMA EARNINGS (LOSS) PER SHARE

     The pro forma average common shares outstanding have been computed by adjusting the historical average outstanding common and common equivalent shares of Camco for the shares assumed to be issued in exchange for the outstanding Production Operators common shares and for the dilutive effect of common stock equivalents arising from the assumption of the Production Operators options.

             MARKET PRICE OF COMMON STOCK AND DIVIDEND INFORMATION

     Camco Common Stock is traded on the NYSE under the symbol "CAM", and Production Operators Common Stock is traded on the Nasdaq National Market under the symbol "PROP". The following table sets forth the range of high and low sale prices for Camco Common Stock and Production Operators Common Stock for the periods indicated, as reported on the NYSE and Nasdaq National Market, respectively.

                                                           CAMCO                PRODUCTION OPERATORS
                                                  -------------------------    -----------------------
                                                                  DIVIDENDS                  DIVIDENDS
                                                  HIGH      LOW     PAID       HIGH    LOW     PAID
                                                  ----      ---   ---------    ----    ---   ---------
TWELVE MONTHS ENDED DECEMBER 31, 1995
Quarter ended March 31, 1995....................  $20 5/8  $16 5/8   $.05     $26 3/4 $22     $.06
Quarter ended June 30, 1995.....................   24 3/4   20 1/4    .05      32      25 3/4  .07
Quarter ended September 30, 1995................   25 1/8   21 3/4    .05      33      28      .07
Quarter ended December 31, 1995.................   28 3/8   20 3/4    .05      33 1/2  29 1/4  .07
TWELVE MONTHS ENDED DECEMBER 31, 1996
Quarter ended March 31, 1996....................   32 3/8   25 1/4    .05      35      28 3/4  .07
Quarter ended June 30, 1996.....................   37       30 1/2    .05      38      29 1/2  .07
Quarter ended September 30, 1996................   37 1/2   32 1/4    .05      37 3/4  30 3/4  .07
Quarter ended December 31, 1996.................   47 1/4   36 3/4    .05      48 3/4  35 3/4  .07
TWELVE MONTHS ENDED DECEMBER 31, 1997
Quarter ended March 31, 1997....................   51 1/4   38        .05       57 1/2 45 1/2  .07
Quarter ended June 30, 1997 (through May 12,
  1997).........................................   48 7/8   41 3/8              63     53 1/4

     On February 26, 1997, the last trading day prior to the announcement by Camco and Production Operators that they had reached an agreement concerning the Merger, the closing sale prices of Camco Common Stock as reported by the NYSE and of Production Operators Common Stock as reported by the Nasdaq National Market were $43 1/4 and $45 3/4 per share, respectively. Applying the 1.30 exchange ratio to Camco's closing price of $43 1/4, each share of Production Operators Common Stock would be valued at $56.23.

     On May 12, 1997, the closing sale prices of Camco Common Stock as reported by the NYSE and of Production Operators Common Stock as reported by the Nasdaq National Market were $48 1/4 and $62 1/4 per share, respectively.

     Following the Merger, Camco Common Stock will continue to be traded on the NYSE under the symbol "CAM". Production Operators Common Stock will cease to be traded and there will be no further market for such stock.

     Camco has paid quarterly dividends of $.05 per share since its initial public offering in December 1993. Subject to market conditions and other factors, Camco intends to continue paying regular quarterly dividends on its Common Stock. In addition, as long as any amount is outstanding under Camco's term loan facility, the Company is restricted by a covenant limiting the cumulative payment of dividends if the payment of such dividends results in Camco's net worth falling below acceptable minimum levels. This restriction has not had any impact on Camco's ability to pay its regular quarterly dividends to stockholders. Because Camco operates some of its business, particularly its international operations, through subsidiaries, its ability to pay dividends is partly dependent upon its ability to receive dividends and other payments from its subsidiaries.

                                     CAMCO
GENERAL

     Camco is one of the world's leading providers of oilfield equipment and services for numerous specialty applications in key phases of oil and gas drilling, completion and production. Many of the Company's products and services have recognized names in the industry and are associated with technological innovation and quality. Camco operates on a worldwide basis with its equipment and services being sold or used in approximately 50 countries. Approximately 71% of the Company's revenues in 1996 were derived from equipment or services sold or provided outside the United States.

     Camco is the leading world producer of electric submersible pump systems, gas lift systems and synthetic diamond drill bits. Camco also operates one of the largest fleets of coiled tubing units in the United States, is one of the world's two leading providers of subsurface safety valve systems and is the world's third leading provider of roller cone drill bits. Information regarding world markets excludes the former Soviet Union and China, for which reliable market information is unavailable. Camco operates in two business segments: oilfield equipment and oilfield services.

OILFIELD EQUIPMENT SEGMENT

     Camco's oilfield equipment segment provides a wide range of manufactured oilfield products, principally under the names Reda Pump, Lasalle Engineering, Lawrence Technology, Hycalog, Reed Tool, Camco Products and Site Oil Tools. Reda manufactures electric submersible pumps used to lift high volumes of fluids from producing wells. Lasalle, acquired in September 1996, provides oil well production services, project management and ancillary equipment for ESP systems. Lawrence Technology manufactures electric cables and wire used with ESPs. Hycalog manufactures synthetic diamond drill bits, and Reed manufactures roller cone drill bits. Synthetic diamond drill bits have a faster rate of penetration, drill more footage, generally have a higher unit sales price and are used primarily in high cost drilling locations where their relatively higher price can be justified by their corresponding reduction in total drilling time and, therefore, costs. Roller cone drill bits generally have lower unit prices, are less application sensitive and are used in a wider variety of drilling applications. Camco Products manufactures gas lift systems used to increase the volume of production from oil wells, subsurface safety valves used as fail-safe devices to shut-in production in oil and gas wells in emergencies, and packers and other items used in the completion and production phases of oil and gas development. In December 1996, Camco Products expanded its gas lift business by acquiring the artificial lift business line of Halliburton Company. Site Oil Tools, which was acquired by the Company in March 1995, manufactures a full line of packers, accessory equipment and services for the completion of oil and gas wells. The oilfield equipment segment accounted for approximately 84% of Camco's total revenues in 1996.

OILFIELD SERVICES SEGMENT

     Camco's oilfield services segment provides a wide range of oilfield services, principally under the names Camco Coiled Tubing Services and Camco Wireline. Camco Coiled Tubing provides coiled tubing services and nitrogen services and performs other downhole operations used in the initial completion of wells and in well maintenance and treatment during the productive life of a well. Camco Wireline provides mechanical wireline services used to install or retrieve downhole flow control devices and to obtain reservoir data using specialized instruments. The oilfield services segment accounted for approximately 16% of Camco's total revenues for 1996.

     Camco was incorporated in Delaware in 1988 and is the successor to Camco, Incorporated, which was incorporated in Texas in 1946. Camco's headquarters are located at 7030 Ardmore, Houston, Texas 77054.

RECENT DEVELOPMENT

     On April 15, 1997, Camco reported its results for the quarter ended March 31, 1997. Camco's net income for first quarter of 1997 was $14 million, or $0.57 per share, compared to $10.2 million, or $0.41 per share, for the first quarter of 1996. Camco's revenues for the quarter ended March 31, 1997, were $167.3 million compared to $145.5 million for the quarter ended March 31, 1996. Camco's first quarter results reflected a continued strength in the oil and gas service industry and improvements in each of Camco's major business lines.

                              PRODUCTION OPERATORS

GENERAL

     Production Operators is engaged in compression and other gas handling services in the oilfield services industry. Production Operators specializes in the handling of gases for maximizing the recovery of hydrocarbon resources. These production services include (1) contract compression and contract processing or treating of gases, principally natural gas and (2) operating compression and related facilities for the handling of carbon dioxide used in enhanced oil recovery. Production Operators considers itself to be a leader in the technology of handling and compressing carbon dioxide. In its contract gas compression operations, Production Operators designs, engineers, fabricates, transports, installs, operates and maintains compression units specifically designed to meet unique client requirements. Production Operators also designs, engineers and constructs the site where the gas handling equipment is installed and operated. In its contract processing or treating of gases, usually performed in conjunction with contract gas compression, Production Operators designs, engineers, installs and operates specialized processing or treating equipment which recovers liquid hydrocarbons from associated gas streams or removes impurities such as hydrogen sulfide and carbon dioxide. Production Operators operates its own equipment and contract operates client owned equipment used in the compression, gathering and processing of gases. In its enhanced oil recovery operations, Production Operators gathers, compresses, transports and injects carbon dioxide gas used by the petroleum industry in enhanced oil recovery projects.

CONTRACT GAS COMPRESSION

     Gas compression is the use of a mechanical process for compressing a volume of a gas until it reaches a desired pressure. Reciprocating compressors driven by internal combustion engines or electric motors are the most common equipment for compression, particularly when higher pressures are involved. Contract gas compression has various applications in the production of oil and gas. The majority of Production Operators contract gas compression units compress natural gas either for transmission or for reservoir injection in connection with secondary oil recovery operations. In the case of natural gas being compressed for pipeline transmission, compression becomes necessary when the natural pressure of the gas field is below the operating pressure of the pipeline system receiving and transporting the gas. Gas compression is also used to inject natural gas into an oilfield for maintaining reservoir pressure or for gas lifting of fluids in producing well bores. It is expected that at some time during the life of substantially all natural gas fields the gas produced will require compression. Production Operators average gas compression job historically has lasted approximately four years. In recent years average job life has exceeded five years as Production Operators has increasingly contracted to operate larger, longer term assignments, originating primarily from alliance and international client relationships.

     Field operating performance is vital to Production Operators' business and the mechanical availability of its equipment for on-stream operation has consistently averaged more than 98%. Production Operators believes its operating efficiency significantly exceeds the field compression efficiency achieved by most producing and pipeline companies operating their own equipment. Production Operators' ability to achieve high operating efficiency distinguishes its services and has a significant positive impact on an oil and gas producer's revenues and profits. The market for contract compression services has been expanding as oil and gas producers and pipeline companies continue their efforts to lower operating costs and improve efficiency by outsourcing their gas handling requirements.

     Production Operators, a Delaware corporation organized in 1969, is the successor to a business established in 1961. Production Operators' headquarters are located at 11302 Tanner Road, Houston, Texas 77041.

RECENT DEVELOPMENTS

Second Quarter Results

     On April 23, 1997, Production Operators reported its results for the three and six month periods ended March 31, 1997. Net income and earnings per share for the three months ended March 31, 1997, increased 40% to $5.8 million, or $0.56 per share, compared to $4.1 million, or $0.40 per share, for the second quarter ended March 31, 1996. Revenues for the three months ended March 31, 1997, were $28.2 million compared to $21.7 million for the three months ended March 31, 1996. Net income for the six-month period ended March 31, 1997 was $11.0 million compared to $8.2 million for the six-month period ended March 31, 1996. Revenues for the six-month period ended March 31, 1997, were $54.9 million compared to $43.9 million for the six-month period ended March 31, 1996. The improved results for Production Operators primarily reflected a substantial 22% increase in Production Operators' average revenue producing horsepower during the first six months of fiscal 1997.

El Furrial

     In February 1997, Production Operators and Williams International Company ("Williams") were jointly awarded a service contract by Lagoven, S.A., a subsidiary of Petroleos de Venezuela, S.A., in what is expected to be the largest outsourced natural gas injection project in Venezuela. The project involves the design, construction and provision of total responsibility gas compression, transmission and injection services into Lagoven's prolific El Furrial reservoir in northeastern Venezuela. The Lagoven facilities are expected to handle over 600 million cubic feet of natural gas per day and require 112,000 horsepower of compression equipment.

     The El Furrial project, which includes two plants, a high pressure and medium pressure plant and all interconnecting pipelines, is expected to begin limited operation in the fourth quarter of 1997 and become fully operational in the third quarter of 1998. The El Furrial field is a relatively recent discovery and has been targeted for optimized crude oil production through developmental drilling and gas injection. Since its discovery in 1986, this field has grown to become the second largest producing reservoir in Venezuela, with daily oil production averaging 330,000 barrels. Gas injection in the field in expected to increase production by 15% to 20% over the life of the project.

     Under the arrangement with Lagoven, Production Operators and Williams will construct and manage the project for a period of twenty years through a joint venture with ownership interests of 33 1/3% and 66 2/3%, respectively. The estimated cost of the project is $195 million, of which $65 million is required to be funded by Production Operators.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF CAMCO

     Directors. Set forth below is certain information with respect to the directors of Camco:

    DIRECTORS WHOSE TERMS EXPIRE             POSITIONS AND OFFICES                  DIRECTOR
AT THE 1997 ANNUAL MEETING (CLASS I)              WITH CAMCO                 AGE     SINCE
------------------------------------         ---------------------           ---    --------
Robert L. Howard....................  Director                               60       1995
Gary D. Nicholson...................  Chairman of the Board of Directors     60       1992
                                      Director, President and
                                      Chief Executive Officer
Charles P. Siess, Jr................  Director                               70       1973

    DIRECTORS WHOSE TERMS EXPIRE
AT THE 1998 ANNUAL MEETING (CLASS II)
-------------------------------------
William J. Johnson...................  Director                               62       1990
Gilbert H. Tausch....................  Director                               70       1964

     DIRECTORS WHOSE TERMS EXPIRE
AT THE 1999 ANNUAL MEETING (CLASS III)
--------------------------------------
Hugh H. Goerner.......................  Director                               74       1985
William A. Krause.....................  Director                               66       1973

     Robert L. Howard was elected to the Board of Directors in June 1995. Mr. Howard retired from Shell Oil Company in 1995 after 36 years of service where he had served in various executive capacities. He last served Shell as Vice President Domestic Operations for Exploration and Production, and President of Shell Offshore, Inc. and Shell Western Inc. Mr. Howard is a Director of Southwestern Energy Company and United Meridian Corporation.

     Gary D. Nicholson is Chairman of the Board of Directors, President and Chief Executive Officer of Camco. Mr. Nicholson joined Camco in October 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Executive Officer on January 1, 1993 and Chairman of the Board of Directors in October 1994. Mr. Nicholson was an independent consultant in the oil and gas industry from 1991 to 1992 and was President and Chief Executive Officer of LTV Energy Products Company, an operating unit of LTV Corporation Inc., from 1986 to 1991. Mr. Nicholson is a director of Pool Energy Services Co.

     Charles P. Siess, Jr. has been President, Chief Executive Officer and Chairman of the Board of Directors of Cabot Oil and Gas Corporation since May 1995 and is a member of the Board of Directors of Cabot Corp. and Rowan Companies, Inc. From January 1994 until May 1995, Mr. Siess was temporarily retired. From January 1993 to January 1994, Mr. Siess was acting General Manager of Bridas Corp., S.A.P.I.C., an Argentine energy company. Mr. Siess was Chairman of the Board of Directors and Chief Executive Officer of Cabot Oil and Gas Corporation from 1989 to 1993.

     William J. Johnson has been an independent consultant in the oil and gas industry since 1994. From 1991 to 1994, Mr. Johnson was President and Chief Operating Officer of Apache Corporation, an oil and gas exploration and production Company. Mr. Johnson was President and Chief Executive Officer of TEX/CON Oil and Gas Company, a wholly owned subsidiary of BP Exploration, from 1989 to 1991. Mr. Johnson is a director of Snyder Oil Corporation, Patina Oil & Gas Corporation and Tesoro Petroleum Corporation.

     Gilbert H. Tausch retired as Camco's President and Chief Executive Officer on January 1, 1993. Prior to that time, Mr. Tausch served Camco in various executive capacities since 1959.

     Hugh H. Goerner retired as President of Aramco in 1984, a Saudi Arabia based oil producing company, where he had served in that capacity since 1978. Mr. Goerner previously had been with Exxon USA for 31 years.

     William A. Krause has been President of Krause, Inc.
Engineers -- Architects, an engineering and architectural firm, since 1990.

     Executive Officers. Set forth below is certain information with respect to the executive officers of Camco.

NAME                              AGE                             POSITION
----                              ---                             --------
Gary D. Nicholson...............  60     Chairman of the Board of Directors, Director, President and
                                           Chief Executive Officer
Herbert S. Yates................  54     Senior Vice President -- Finance, Chief Financial Officer
                                           and Treasurer
Ronald R. Randall...............  57     Vice President, General Counsel and Secretary
Thomas W. Everitt...............  51     Vice President -- Human Resources
Bruce F. Longaker, Jr...........  43     Vice President -- Finance and Corporate Controller
Merle C. Muckleroy..............  62     President, Camco Products and Services Group
Robert J. Caldwell..............  57     President, Camco Drilling Group
Stephen D. Smith................  52     President, Reda Group

     Herbert S. Yates joined Camco in 1980 as Director -- Internal Audit and was elected Controller in 1981. Mr. Yates was elected Vice President -- Finance, and Chief Financial Officer in 1983, Treasurer in 1984 and Senior Vice
President -- Finance in 1992.

     Ronald R. Randall joined Camco as General Counsel and Secretary in 1990 and was elected Vice President in 1992. Prior to joining Camco, Mr. Randall was employed by Smith International, Inc., an oil field service company, from 1979 until 1990 where he last served as General Counsel and Secretary.

     Thomas W. Everitt joined Camco in 1991 as Vice President -- Human Resources. Prior to coming to Camco, Mr. Everitt was Vice President -- Human Resources with Pearson, Inc., a subsidiary of Pearson plc, a diversified holding company based in the United Kingdom and former parent of Camco, from 1988 until his transfer to Camco in 1991.

     Bruce F. Longaker, Jr. was elected Vice President -- Finance in 1992. Mr. Longaker joined Camco in 1981 and held various positions in the accounting department. He has served as Controller since 1986.

     Merle C. Muckleroy has served as President of the Camco Products and Services Group, which includes Camco Products, Camco Coiled Tubing Services and Camco Wireline, since 1989. Mr. Muckleroy joined Camco in 1963 in the field sales organization and served as Senior Vice President -- Sales and Service from 1981 to 1989.

     Robert J. Caldwell has served as President of the Camco Drilling Group, which includes Reed Tool and Hycalog, since 1987. Mr. Caldwell joined Camco in 1969 in the Camco Products manufacturing organization. He served the Camco Products and Services Group as Vice President -- Engineering and Research from 1982 to 1985 and as Senior Vice President -- Operations from 1985 to 1987.

     Stephen D. Smith was named President of Reda Group in February 1996. Mr. Smith joined Camco in 1977 as Vice President, Materials, for the Camco Products and Services Group and has since served in various executive positions in that Group where he was last Senior Vice President, Operations from 1989 to 1996.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF CAMCO

     Principal Stockholders. The following table sets forth as of the Record Date, the beneficial ownership of each person who is known by Camco to be the beneficial owner of more than five percent of the outstanding Camco Common Stock. Such information is based solely upon data provided to Camco by such persons.

                                                   PRIOR TO THE MERGER            FOLLOWING THE MERGER
                                              -----------------------------   -----------------------------
                                              NUMBER OF SHARES                NUMBER OF SHARES
                                                BENEFICIALLY     PERCENT OF     BENEFICIALLY     PERCENT OF
              NAME AND ADDRESS                    OWNED(1)        CLASS(%)        OWNED(1)        CLASS(%)
              ----------------                ----------------   ----------   ----------------   ----------
The Capital Group Companies, Inc............     2,658,800          11.1         2,658,800           7.1
  333 South Hope Street
  Los Angeles, California 90071
FMR Corp....................................     2,578,900          10.7         2,578,900           6.9
  82 Devonshire
  Boston, Massachusetts 02109
T. Rowe Price Associates, Inc...............     2,345,950           9.6         2,345,950           6.3
  100 E. Pratt St.
  Baltimore, Maryland 21202

---------------

(1) Based upon information contained in the most recent filings with the Commission pursuant to Rule 13(d) of the Exchange Act. The shares beneficially owned by The Capital Group Companies, Inc. ("CGC"), over which it exercises no dispositive or voting power, include 1,575,000 shares of Camco Common Stock owned by Capital Research and Management Company, a wholly owned subsidiary of CGC, which has the dispositive power over such shares and no voting power with respect to such shares. SMALLCAP World Fund, Inc. has sole voting power and no dispositive power with respect to 1,575,000 shares of the Camco Common Stock. Capital Research and Management Company is the investment advisor to SMALLCAP World Fund, Inc. The remaining shares reported as beneficially owned by CGC are beneficially owned by other subsidiaries of CGC, none of which individually owns 5% or more of the outstanding shares of Camco Common Stock. FMR Corp. ("FMR"), Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and a registered investment advisor, Edward C. Johnson 3d, the Chairman and principal stockholder of FMR, and Abigail P. Johnson, a director and principal stockholder of FMR, may be deemed to own beneficially 2,578,900 shares of Camco Common Stock. Fidelity Contrafund (the "Fund"), an investment company advised by Fidelity, beneficially owns 2,264,300 shares of Camco Common Stock. Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Fund each has sole power to dispose of the 2,578,900 shares of Camco Common Stock. Neither FMR, nor Edward C. Johnson 3d has sole power to vote the shares which power resides with the Fund's Board of Trustees. Of the shares beneficially owned by T. Rowe Price Associates, Inc. ("T. Rowe"), T. Rowe has sole dispositive power over all such shares and sole voting power over 169,650 of such shares.

     Management. The following table sets forth as of the Record Date the beneficial ownership of the outstanding Camco Common Stock by each director and each executive officer of Camco and all directors and executive officers of Camco as a group.

                                                                      PRIOR TO AND
                                                                  FOLLOWING THE MERGER
                                                              -----------------------------
                                                              NUMBER OF SHARES
                                                                BENEFICIALLY     PERCENT OF
                            NAME                                  OWNED(1)        CLASS(%)
                            ----                              ----------------   ----------
Gary D. Nicholson...........................................       66,524              *
Hugh H. Goerner.............................................        5,435              *
Robert L. Howard............................................        3,666              *
William A. Krause...........................................        5,832              *
William J. Johnson..........................................        6,647              *
Charles P. Siess, Jr........................................        5,332              *
Gilbert H. Tausch...........................................        9,332              *
Merle C. Muckleroy..........................................       24,961              *
Robert J. Caldwell..........................................       33,516              *
Herbert S. Yates............................................       24,102              *
Stephen D. Smith............................................       16,933              *
All Directors and Executive Officers as a Group (14
  persons)..................................................      239,777           1.00

---------------

 *  Less than 1%.

(1) Beneficial ownership by a person includes both outstanding shares of Camco Common Stock owned and shares of Camco Common Stock which such person has a right to acquire within 60 days upon the exercise of outstanding options. Directors and executive officers have sole voting and investment power with respect to the shares they own. Includes 16,583, 18,138, 5,500, 5,000 and 88,755 shares of Camco Common Stock beneficially owned by Messrs. Muckleroy, Caldwell, Yates, Smith and all directors and executive officers of Camco as a group, respectively, pursuant to outstanding options that are exercisable within 60 days.

DIRECTORS AND EXECUTIVE OFFICERS OF PRODUCTION OPERATORS

     Directors. Set forth below is certain information with respect to the directors of Production Operators.

                                                          POSITIONS AND OFFICES             DIRECTOR
                         NAME                           WITH PRODUCTION OPERATORS    AGE     SINCE
                         ----                           -------------------------    ---    --------
Carl W. Knobloch, Jr..................................  Chairman and Director        67       1961
D. John Ogren.........................................  President and Director       53       1994
F. E. Ellis...........................................  Director                     63       1990
Jorge E. Estrada......................................  Director                     49       1995
C. Rahl George........................................  Director                     77       1964
Henry E. Longley......................................  Director                     63       1987
Lester Varn, Jr.......................................  Director                     72       1964

     Executive Officers. Set forth below is certain information with respect to the executive officers of Production Operators.

                      NAME                         AGE                    POSITION
                      ----                         ---                    --------
Carl W. Knobloch, Jr.............................  67    Chairman and Director
D. John Ogren....................................  53    President and Director
Thomas R. Reinhart...............................  54    Vice President
John B. Simmons..................................  44    Treasurer and Chief Financial Officer
Carla Knobloch...................................  38    Secretary

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF PRODUCTION OPERATORS

     Principal Stockholders. The following table sets forth as of the Record Date, the beneficial ownership of each person who is known by Production Operators to be the beneficial owner of more than five percent of the outstanding Production Operators Common Stock. Such information is based solely upon data provided to Production Operators by such persons. The principal stockholders have sole voting and investment power with respect to such shares, except as otherwise noted.

                                                               NUMBER OF SHARES      PERCENT OF
                      NAME AND ADDRESS                        BENEFICIALLY OWNED      CLASS(%)
                      ----------------                       ---------------------   ----------
Denver Investment Advisors LLC..............................        755,175(1)           7.4
1225 17th Street, 26th Floor
Denver, Colorado 80202
Putnam Investments, Inc.....................................        789,466(1)           7.7
One Post Office Square
Boston, MA 02109
Carl W. Knobloch, Jr........................................      1,422,354(2)(3)       13.7
Emily C. Knobloch...........................................      1,112,821(3)(4)       10.8
William R. Knobloch.........................................        892,000(3)(5)        8.7
Camco International Inc.....................................      2,018,460(6)          19.8
7030 Ardmore
Houston, Texas 77054
Michael A. Roth and Brian J. Stark(7).......................        542,300(1)           5.3
1500 West Market Street
Mequon, Wisconsin 53092

------------------

(1) According to information contained in the most recent filings with the Commission pursuant to Section 13G of the Exchange Act. According to the 13G filings, such shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Production Operators.

(2) Mr. Knobloch has sole voting and dispositive power as to 15,000 shares; shares voting and dispositive power as a co-trustee with his wife, Emily C. Knobloch, as to 1,106,335 shares; shares voting and dispositive power as a co-trustee with his brother, William R. Knobloch, as to 223,500 shares; shares voting and dispositive power as a co-trustee with his sister-in-law, Audrey Knobloch, as to 5,000 shares; has 5,210 shares vested in his account in the Company's Employee Stock Ownership Plan; has the right to acquire 66,500 shares through the exercise of stock options that are exercisable or become exercisable within 60 days of March 26, 1997; and has 809 shares of restricted stock. Mr. Knobloch disclaims beneficial ownership of the following shares included in the table: 223,500 shares held by trusts of which Mr. Knobloch is a co-trustee with William R. Knobloch for the benefit of three nephews, two nieces and the three children of Carl W. Knobloch, Jr.; 206,400 shares held by a trust of which Mr. Knobloch is co-trustee with Emily C. Knobloch for the benefit of Mrs. Knobloch; 5,000 shares held by a trust of which Mr. Knobloch is co-trustee with Audrey Knobloch for the benefit of his brother, William R. Knobloch; and 15,000 shares held by Mr. Knobloch as trustee of three trusts for the benefit of two nephews and one niece. Mr. Knobloch's business address is: Production Operators Corp. 11302 Tanner Road, Houston, Texas 77041.

(3) An aggregate of 2,018,460 shares are subject to the Irrevocable Proxy granted by trusts as to which one or more of Carl W. Knobloch, Jr., Emily C. Knobloch and William R. Knobloch serves as trustee. See "Terms of the Merger -- Irrevocable Proxy."

(4) Emily C. Knobloch shares voting and dispositive power as a co-trustee with Carl W. Knobloch, Jr., as to 1,106,335 shares and as a co-trustee with William R. Knobloch as to 6,486 shares. Mrs. Knobloch disclaims beneficial ownership of the following shares included in the table: 899,935 shares held by a trust of which Mrs. Knobloch is co-trustee with Carl W. Knobloch, Jr. for the benefit of Carl W. Knobloch,

    Jr., and 6,486 shares held by a trust of which Mrs. Knobloch is co-trustee with William R. Knobloch for the benefit of a sister of Carl W. Knobloch, Jr. and William R. Knobloch. Mrs. Knobloch's address for business purposes is: Production Operators Corp. 11302 Tanner Road, Houston, Texas 77041.

(5) William R. Knobloch has sole voting and dispositive power as to 656,364 shares; shares voting and dispositive power as co-trustee with Carl W. Knobloch, Jr. as to 223,500 shares; shares voting and dispositive power as co-trustee with Emily C. Knobloch as to 6,486 shares; and shares voting and dispositive power as co-general partner with Audrey Knobloch as to 5,650 shares; William R. Knobloch disclaims beneficial ownership of the following shares included in the table: 617,340 shares held by trusts of which he is trustee for the beneficial of four nieces and one nephew; 223,500 shares held by trusts of which he is co-trustee with Carl W. Knobloch, Jr. for the benefit of four nieces, one nephew and the three children of William R. Knobloch; 6,486 shares held by a trust of which he is co-trustee with Emily
    C. Knobloch for the benefit of his sister; and 5,650 shares held by a partnership of which he and his wife, Audrey Knobloch are general partners for the benefit of their grandchildren. William R. Knobloch's residence address is: 452 Country Club Road, New Canaan, Connecticut 06840.

(6) Represents the shares of Production Operators Common Stock held by Camco pursuant to the Irrevocable Proxy. See "Terms of the Merger -- Irrevocable Proxy".

(7) Messrs. Roth and Stark have shared dispositive and voting power over all shares beneficially owned, of which shares, 271,150 shares are owned by Reliant Trading and 271,150 shares are owned by Shepherd Trading Limited. Messrs. Roth and Stark are members of Staro Asset Management, L.L.C., the managing partner of Reliant Trading, and are investment managers of Shepherd Trading Limited.

     Management. The following table sets forth as of the Record Date the beneficial ownership of the outstanding Production Operators Common Stock by each director and each executive officer of Production Operators and all directors and executive officers of Production Operators as a group. The officers and directors have sole voting and investment power with respect to such shares, except as otherwise noted.

                                                      NUMBER OF SHARES      PERCENT OF
                       NAME                         BENEFICIALLY OWNED(1)    CLASS(%)
                       ----                         ---------------------   ----------
Carl W. Knobloch, Jr...............................       1,422,354(2)         13.7
D. John Ogren......................................         101,743            *
Lester Varn, Jr....................................         233,020(3)          2.3
Henry E. Longley...................................         328,000(4)          3.2
F.E. Ellis.........................................           2,000            *
Jorge E. Estrada...................................       --                   *
C. Rahl George.....................................           5,350            *
Thomas R. Reinhart.................................          46,760            *
John B. Simmons....................................           2,636            *
All Directors and Executive Officers (9
  persons)(5)......................................       2,141,863            20.7

---------------

 *  Less than one percent.

(1) The number of shares includes shares beneficially owned as defined in Rule 13d-3 promulgated under the Exchange Act.

(2) Reference is made to "Stock Ownership of Principal Stockholders and Management of Production Operators -- Principal Stockholders" regarding Mr. Knobloch's stock ownership.

(3) Included in the table are 75,944 shares held by Mr. Varn and his brother, George Varn, as co-trustees of a trust for the benefit of Lester Varn, Jr. Mr. Varn disclaims any beneficial ownership of the following shares included in the table: 75,974 shares held by a trust of which Mr. Varn and his brother are co-trustees for the benefit of his brother; 3,036 shares held by trusts of which Mr. Varn and his brother are co-trustees for the benefit of Mr. Varn's two children and one of his brother's children; and 4,355 shares held by trusts of which Mr. Varn, his brother and his mother are co-trustees, one trust for the benefit of his mother and the other for the benefit of his and his brother's children. Mr. Varn is co-owner with his brother and their children of three companies and a profit-sharing plan that hold 71,687 shares, which are included in the table.

(4) Mr. Longley has sole voting and dispositive power as to 230,000 shares and shares voting and dispositive power with respect to 80,000 shares as one of three trustees of the Profit Sharing Pension Plan of Longley Supply Company. Mr. Longley disclaims beneficial ownership of 18,000 shares held in the name of his wife, Anne Penton Longley, which are included in the table.

(5) For directors, nominees and officers as a group, the number of shares includes 150,170 shares which are subject to options issued under the Company's 1980 and 1992 Long-Term Incentive Plans that are exercisable or become exercisable within 60 days of March 26, 1997.

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Arthur Andersen LLP will be present at the Camco Special Meeting and at the Production Operators Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the shares of Camco Common Stock to be issued in connection with the Merger will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. Certain tax consequences of the Merger will be passed upon for Camco by Fulbright & Jaworski L.L.P. and for Production Operators by Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002.

                                    EXPERTS

     Camco's consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

     Production Operators' consolidated financial statements as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

                            STOCKHOLDERS' PROPOSALS

     Any proposals of stockholders of Camco Common Stock intended to be presented at the Annual Meeting of Stockholders of Camco to be held in 1998 must be received by Camco, addressed at its principal executive offices, 7030 Ardmore, Houston, Texas 77054, no later than November 28, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is not consummated, any proposals of stockholders of Production Operators intended to be presented at the Annual Meeting of Stockholders of Production Operators to be held in 1998 must be received by Production Operators, addressed to the Secretary at 11302 Tanner Road, Houston, Texas 77401, no later than September 5, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            CAMCO INTERNATIONAL INC.

                            PLANE ACQUISITION CORP.

                                      AND

                           PRODUCTION OPERATORS CORP

                               FEBRUARY 27, 1997

                                      ARTICLE I
               THE MERGER........................................................    1
SECTION 1.1.   The Merger........................................................    1
SECTION 1.2.   Effective Time....................................................    1
SECTION 1.3.   Effects of the Merger.............................................    2
SECTION 1.4.   Certificate of Incorporation and By-laws..........................    2
SECTION 1.5.   Directors.........................................................    2
SECTION 1.6.   Officers..........................................................    2
SECTION 1.7.   Vacancies.........................................................    2
                                      ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES................    2
SECTION 2.1.   Effect on Capital Stock...........................................    2
               (a)   Capital Stock of Sub........................................    2
               (b)   Cancellation of Company and Parent Owned Stock..............    2
               (c)   Conversion of Shares........................................    2
               (d)   No Fractional Shares........................................    3
SECTION 2.2.   Exchange of Certificates..........................................    3
               (a)   Exchange Agent..............................................    3
               (b)   Payment of Merger Consideration.............................    3
               (c)   Exchange Procedure..........................................    3
               (d)   Distributions with Respect to Unexchanged Shares............    3
               (e)   No Further Ownership Rights in Shares.......................    4
                                     ARTICLE III
               REPRESENTATIONS AND WARRANTIES....................................    4
SECTION 3.1.   Representations and Warranties of the Company.....................    4
               (a)   Organization, Standing and Power............................    4
               (b)   Subsidiaries................................................    4
               (c)   Capital Structure...........................................    4
               (d)   Authority; Non-contravention................................    5
               (e)   SEC Documents...............................................    6
               (f)   Information Supplied........................................    6
               (g)   Absence of Certain Changes or Events........................    6
                     State Takeover Statutes; Absence of Supermajority
               (h)   Provision...................................................    7
               (i)   Brokers.....................................................    7
               (j)   Litigation..................................................    7
               (k)   Accounting Matters..........................................    7
               (l)   Employee Benefit Matters....................................    7
               (m)   Taxes.......................................................    8
               (n)   No Excess Parachute Payments................................    9
               (o)   Environmental Matters.......................................    9
               (p)   Compliance with Laws........................................    9
               (q)   Material Contracts and Agreements...........................    9
               (r)   Title to Properties.........................................   10
               (s)   Intellectual Property.......................................   10
               (t)   Labor Matters...............................................   11
               (v)   Undisclosed Liabilities.....................................   11
               (w)   Opinion of Financial Advisor................................   11
               (x)   Board Recommendation........................................   11

SECTION 3.2.   Representations and Warranties of Parent and Sub..................   11
               (a)   Organization; Standing and Power............................   11
               (b)   Subsidiaries................................................   11
               (c)   Capital Structure...........................................   12
               (d)   Authority; Non-contravention................................   12
               (e)   SEC Documents...............................................   13
               (f)   Information Supplied........................................   13
               (g)   Absence of Certain Changes or Events........................   14
                     State Takeover Statutes; Absence of Supermajority
               (h)   Provision...................................................   14
               (i)   Brokers.....................................................   14
               (j)   Litigation..................................................   14
               (k)   Accounting Matters..........................................   14
               (l)   Employee Benefit Matters....................................   14
               (m)   Taxes.......................................................   15
               (n)   Environmental Matters.......................................   15
               (o)   Compliance with Laws........................................   15
               (p)   Material Contracts and Agreements...........................   16
               (q)   Title to Properties.........................................   16
               (r)   Intellectual Property.......................................   16
               (s)   Labor Matters...............................................   17
               (t)   Undisclosed Liabilities.....................................   17
               (u)   Opinion of Financial Advisor................................   17
               (v)   Board Recommendation........................................   17
                                      ARTICLE IV
               COVENANTS RELATING TO CONDUCT OF BUSINESS.........................   17
SECTION 4.1.   Conduct of Business...............................................   17
               (a)   Ordinary Course.............................................   17
               (b)   Changes in Employment Arrangements..........................   19
               (c)   Severance...................................................   19
               (d)   Other Actions...............................................   19
SECTION 4.2.   Conduct of Business of Parent and Sub.............................   19
               (a)   Ordinary Course.............................................   19
               (b)   Other Actions...............................................   20
                                      ARTICLE V
               ADDITIONAL AGREEMENTS.............................................   20
SECTION 5.1.   Stockholder Approval; Preparation of Proxy Statement;
               Preparation of Registration Statement.............................   20
SECTION 5.2.   Letter of the Company's Accountants...............................   21
SECTION 5.3.   Letter of Parent's Accountants....................................   21
SECTION 5.4.   Access to Information.............................................   21
SECTION 5.5.   Reasonable Efforts; Notification..................................   21
SECTION 5.6.   Employee Benefit Matters..........................................   23
SECTION 5.7.   Indemnification...................................................   23
SECTION 5.8.   Fees and Expenses.................................................   24
SECTION 5.9.   Public Announcements..............................................   24
SECTION 5.10.  Stockholder Litigation............................................   24
SECTION 5.11.  Accounting Matters................................................   24
SECTION 5.12.  Parent's Board of Directors.......................................   24
SECTION 5.13.  Irrevocable Proxies...............................................   25

                                      ARTICLE VI
               CONDITIONS PRECEDENT..............................................   25
SECTION 6.1.   Conditions to Each Party's Obligation to Effect the Merger........   25
               (a)   Stockholder Approval........................................   25
               (b)   NYSE Listing................................................   25
               (c)   HSR Act.....................................................   25
               (d)   No Injunctions or Restraints................................   25
               (e)   Registration Statement Effectiveness........................   25
               (f)   Blue Sky Filings............................................   25
SECTION 6.2.   Conditions of Parent and Sub......................................   25
               (a)   Compliance..................................................   25
               (b)   Certifications and Opinion..................................   25
               (c)   Representations and Warranties True.........................   26
               (d)   Affiliate Letters...........................................   26
               (e)   Tax Opinion.................................................   26
               (f)   Pooling Accounting..........................................   27
               (g)   Consents, etc...............................................   27
               (h)   No Litigation...............................................   27
               (i)   Fairness Opinion............................................   27
               (j)   No Material Adverse Change..................................   27
SECTION 6.3.   Conditions of the Company.........................................   27
               (a)   Compliance..................................................   27
               (b)   Certifications and Opinion..................................   27
               (c)   Representations and Warranties True.........................   28
               (d)   Tax Opinion.................................................   28
               (e)   Fairness Opinion............................................   28
               (f)   No Material Adverse Change..................................   28
               (g)   Pooling Accounting..........................................   28
               (h)   Consents, etc...............................................   28
               (i)   No Litigation...............................................   29
                                     ARTICLE VII
               TERMINATION, AMENDMENT AND WAIVER.................................   29
SECTION 7.1.   Termination.......................................................   29
SECTION 7.2.   Effect of Termination.............................................   29
SECTION 7.3.   Amendment.........................................................   29
SECTION 7.4.   Extension; Waiver.................................................   29
SECTION 7.5.   Procedure for Termination, Amendment, Extension or Waiver.........   30
                                     ARTICLE VIII
               SPECIAL PROVISIONS AS TO CERTAIN MATTERS..........................   30
SECTION 8.1.   Takeover Defenses of the Company..................................   30
SECTION 8.2.   No Solicitation...................................................   30
SECTION 8.3.   Fee and Expense Reimbursements....................................   31

                                      ARTICLE IX
               GENERAL PROVISIONS................................................   32
SECTION 9.1.   Nonsurvival of Representations and Warranties.....................   32
SECTION 9.2.   Notices...........................................................   33
SECTION 9.3.   Definitions.......................................................   33
SECTION 9.4.   Interpretation....................................................   34
SECTION 9.5.   Counterparts......................................................   34
SECTION 9.6.   Entire Agreement; No Third-Party Beneficiaries....................   34
SECTION 9.7.   Governing Law.....................................................   34
SECTION 9.8.   Assignment........................................................   34
SECTION 9.9.   Enforcement of the Agreement......................................   34
SECTION 9.10.  Severability......................................................   35

     AGREEMENT AND PLAN OF MERGER dated as of February 27, 1997, by and among CAMCO INTERNATIONAL INC., a Delaware corporation ("Parent"), PLANE ACQUISITION CORP., a Delaware corporation ("Sub") and wholly owned subsidiary of Parent, and PRODUCTION OPERATORS CORP, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of the Company's common stock, $1.00 par value (a "Share"), not owned by the Company, Parent, Sub or any wholly owned subsidiary of the Company, Parent or Sub will be converted into 1.3 shares of Parent's common stock, $.01 par value (a "Parent Common"), including the associated rights to purchase shares of Parent Common ("Rights" and together with the Parent Common, "Parent Shares");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). At the election of Parent, any direct wholly owned subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the certificate of merger required by the DGCL with respect to the Merger and other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., in Houston, Texas, on the date of the meetings of the Company's stockholders (the "Company Stockholders Meeting") and of Parent's stockholders (the "Parent Stockholders Meeting"), in each case, to approve the Merger, or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as Parent and the Company shall agree (the "Closing Date"). If such meetings are not held or concluded on the same date, then the Closing Date shall be on the date of the latter of such meetings.

     SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

     SECTION 1.4. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended as of the Effective Time of the Merger to read as set forth in Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub as in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.5. Directors. The directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.6. Officers. The officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time of the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Vacancies. If at the Effective Time of the Merger a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the DGCL and the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares:

     (a) Capital Stock of Sub. Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (b) Cancellation of Company and Parent Owned Stock. All Shares that are owned by any wholly owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent or Sub shall be canceled and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares. Subject to Section 2.1(d), each issued and outstanding Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Shares pursuant to
Section 2.2, 1.3 Parent Shares (the "Merger Consideration"). The ratio of Parent Shares for each Share is herein referred to as the "Exchange Ratio".

     (d) No Fractional Shares. No fractional Parent Shares shall be issued in the Merger. All fractional Parent Shares that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Parent Share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of Parent Common on the New York Stock Exchange ("NYSE") on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a Parent Share to which such holder would otherwise have been entitled. Alternatively, Parent and Sub shall have the option of instructing the Exchange Agent (as defined in Section 2.2(a)) to aggregate all fractional Parent Shares, sell such Parent Shares in the public market and distribute to holders of fractional Parent Shares a pro rata portion of the proceeds of such sale. No such cash in lieu of fractional Parent Shares shall be paid to any holder of fractional Parent Shares until Certificates (as defined in Section 2.2(c)) are surrendered and exchanged in accordance with
Section 2.2(c).

     SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time of the Merger, Parent shall engage The Bank of New York, or such other bank or trust company reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") for the issue of the Merger Consideration upon surrender of Certificates.

     (b) Payment of Merger Consideration. Parent shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the Parent Shares to be issued upon the conversion of the Shares pursuant to
Section 2.1. Parent or the Surviving Corporation shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares.

     (c) Exchange Procedure. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates"), other than the Company, Parent, Sub and any wholly owned subsidiary of the Company, Parent or Sub, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the Parent Shares and any cash in lieu of a fractional Parent Share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole Parent Shares into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any cash payable in lieu of a fractional Parent Share, and the Certificate so surrendered shall forthwith be canceled. If the Parent Shares are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate, the number of Parent Shares and cash, if any, in lieu of fractional Parent Shares into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the Parent Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(d) until the holder of record of such Certificate shall surrender such

Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to
Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Parent Shares, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

     (e) No Further Ownership Rights in Shares. All Parent Shares issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this
Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows, subject to any exceptions specified in the Disclosure Letter of the Company provided to Parent on the date hereof (the "Company Disclosure Letter"):

     (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (b) Subsidiaries. The Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Except as disclosed in the Company Disclosure Letter, all such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens"). Except for the capital stock of, or ownership interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any Person.

     (c) Capital Structure. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $1.00 par value ("Company Common Stock"), and 500,000 shares of preferred stock, no par value ("Company Preferred Stock"). At the close of business on February 26, 1997, (i) 10,206,403 Shares (excluding 52,498 Shares held in treasury) were issued and outstanding, including 3,912 Shares subject to restricted stock awards granted under the Company's 1992 Long-Term Incentive Plan, which had not yet vested, (ii) 288,707 shares of Company Common Stock were reserved for issuance pursuant to awards not yet granted under the Company's 1992 Long-Term Incentive Plan, and (iii) 286,164 and 74,875 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company's 1992 LongTerm Incentive Plan and 1980 Long-Term Incentive Plan, respectively. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since July 1, 1981, other than shares of Company Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options outstanding under the Company's 1992 Long-Term Incentive Plan and 1980 Long-Term Incentive Plan (collectively, the "Company Stock Plans") as set forth above, as of February 26, 1997, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding Shares as of the record date for the Company Stockholders Meeting present in person or represented by proxy ("Company Stockholder Approval"), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing by the Company of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Company Stockholder Approval and Parent Stockholder Approval (as defined in Section 3.2(d)) (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(b)) and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1994 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

     (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since September 30, 1996, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of September 30, 1996, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of September 30, 1996, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole or (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Company Stockholder Approval, no other stockholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provision of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

     (i) Brokers. Except for Morgan Stanley & Co., Incorporated ("Morgan"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter dated June 12, 1996, between the Company and Morgan provided to Parent on or prior to the date of this Agreement constitutes the entire understanding of the Company and Morgan with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

     (j) Litigation. Except as disclosed in the Company SEC Documents, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (l) Employee Benefit Matters. As used in this Section 3.1(l), the "Company" shall include the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code, of which the Company is a member. The Company Disclosure Letter contains a true and complete list of each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material employee benefit plan or arrangement (the "Company Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by the Company. Except for matters that would not in the aggregate have a Material Adverse Effect on the Company and its subsidiaries taken as a whole:

          (i) The Company Plans are in substantial compliance with the Code and ERISA, as they may be applicable;

          (ii) With respect to any Company Plan subject to ERISA or the Code, there has been no transaction described in Sections 406 or 407 of ERISA or
     Section 4975 of the Code unless exempt under Section 408 of ERISA or
     Section 4975 of the Code;

          (iii) All contributions or other amounts payable by the Company with respect to the Company Plans have either been paid or accrued in the Company's most recent financial statements included in the Company SEC Documents;

          (iv) To the Company's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any Company Plan or related trust;

          (v) The Company has never maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. The Company has never maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA;

          (vi) All Company Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under
     Section 401(a) of the Code by the Internal Revenue Service or the applicable remedial amendment period will not have ended prior to the Effective Time;

          (vii) Except as expressly provided in this Agreement or in Section 3.1(l)(vii) of the Company Disclosure Letter and except for stock options granted under the Company's 1980 and 1992 Long Term Incentive Plans and supplemental benefits under the Company's Supplemental Benefit Plan, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) from the Company; and

          (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under
     Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

     (m) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of the Company or any of its subsidiaries. The Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended September 30, 1995. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

     (n) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (o) Environmental Matters. Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, (i) the business and operations of the Company and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

     (p) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (q) Material Contracts and Agreements.

          (i) All material contracts of the Company or its subsidiaries have been included in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

          (ii) Section 3.1(q) of the Company Disclosure Letter sets forth (x) a list of all written or oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending September 30, 1997, and (y) the following written and oral agreements, arrangements or commitments (all such written and oral agreements, arrangements or commitments as are required to be set forth in Section 3.1(q) of the Company Disclosure Letter or filed as an exhibit to any Company SEC Document, collectively, the "Designated Contracts"), and further identifies each of the Designated Contracts which contain change in control provisions:

             (A) Each contract or agreement outside the ordinary course of business to which the Company or any of its subsidiaries is a party which involves an obligation or commitment to pay or be paid an amount in excess of $1,000,000 per year;

             (B) Each contract or agreement relating to the employment or consulting which provides for annual compensation in excess of $100,000 and each severance, termination, confidentiality, non-competition or indemnification agreement or arrangement with any of the directors, officers, consultants or employees of the Company or any of its subsidiaries;

             (C) Each contract or agreement to which the Company or any of its subsidiaries is a party limiting, in any material respect, the right of the Company or any of its subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or Affiliates at or after the Effective Time, (a) to engage in, or to compete with any Person in any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or Affiliates after the Effective Time or (b) to solicit any customer or client; and

             (D) All contracts and agreements between the Company or any of its subsidiaries, and any Person controlling, controlled by or under common control with the Company, other than subsidiaries of the Company.

     (r) Title to Properties.

          (i) Each of the Company and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Company SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Company SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

          (ii) Except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     (s) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries, taken as a whole. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which could have a Material Adverse Effect with respect to the Company and its subsidiaries, taken as a whole, and (ii) no Person is infringing on any right of the Company or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the Company's knowledge, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the Company's knowledge, no Person is infringing the rights of the Company or any of its subsidiaries with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

     (t) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound, nor is the Company or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company's knowledge, since September 30, 1996, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     (u) Insurance. There is no default by the Company or any of its subsidiaries with respect to any provision contained in any insurance policy maintained by the Company or any of its subsidiaries, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, except for defaults or failures which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (v) Undisclosed Liabilities. Except as set forth in the Company SEC Documents, at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     (w) Opinion of Financial Advisor. The Company has received the opinion of Morgan dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of the Shares from a financial point of view, a signed copy of which opinion has been delivered to Parent.

     (x) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend that the holders of the Shares approve this Agreement, the Merger and the transactions contemplated hereby and thereby.

     SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to, and agree with, the Company as follows, subject to any exceptions specified in the Disclosure Letter of Parent previously provided to the Company (the "Parent Disclosure Letter"):

     (a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     (b) Subsidiaries. Parent's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. Parent's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of Parent's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. Except as disclosed in the Parent Disclosure Letter, all such stock and ownership interests are owned of record and beneficially by Parent or by a wholly-owned subsidiary of Parent, free and clear of all Liens. Except for the capital stock of, or ownership interests in, its subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any Person.

     (c) Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. At the close of business on February 17, 1997,
(i) 24,180,562 Parent Shares (excluding 1,251,973 Parent Shares held in treasury) were issued and outstanding, including 204,420 Parent Shares subject to restricted stock awards granted under Parent's Long-Term Incentive Plan (of which 84,007 Parent Shares, which vest based upon the completion of certain service criteria, had not yet vested and 120,413 Parent Shares were earned based upon certain performance criteria but had not yet been issued), (ii) 368,779 shares of Parent Common were reserved for issuance pursuant to awards not yet granted under Parent's Long-Term Incentive Plan and Stock Option Plan for Nonemployee Directors, and (iii) 1,008,996 and 94,332 shares of Parent Common were reserved for issuance pursuant to outstanding options granted under Parent's Long-Term Incentive Plan and Stock Option Plan for Nonemployee Directors, respectively. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all such shares issuable upon the exercise of options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since January 1, 1994, other than Parent Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for the stock options described above, as of February 17, 1997, there were no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Prior to the Effective Time of the Merger, Parent shall have taken all necessary action to permit it to issue the number of Parent Shares to be required to be issued pursuant to the terms of this Agreement. The Parent Common to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights. Such Parent Common, together with any associated Rights, will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be listed on the NYSE, subject to notice of official issuance.

     (d) Authority; Non-contravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of a majority of the Parent Common present in person or represented by proxy at the Parent Stockholder Meeting ("Parent Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in
Section 3.2(d) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of Sub or of Parent or any comparable organizational documents of their subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration account applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole and would not materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement with respect to Parent Stockholder Approval and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby,
(iii) the filing and effectiveness of the Registration Statement under the Securities Act, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     (e) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1994 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

     (f) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Parent's stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Parent Stockholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since December 31, 1995, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to Parent, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, or (iv) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     (h) State Takeover Statutes; Absence of Supermajority Provision. Parent has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for the Parent Stockholder Approval, no other stockholder action on the part of Parent is required for approval of the Merger, this Agreement and the transactions contemplated hereby.

     (i) Brokers. Except for Credit Suisse First Boston Corporation ("CSFB"), whose fees are to be paid by Parent, no broker, investment banker or other Person, is entitled to receive from Parent or any of its subsidiaries any investment banking, broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement, including any fee for any opinion rendered by any investment banker.

     (j) Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of Parent and its subsidiaries, taken as a whole, to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (k) Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (l) Employee Benefit Matters. As used in this Section 3.2(l), "Parent" shall include Parent as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in Sections 414(b), (c), (m) and (o) of the Code, of which Parent is a member. The Parent Disclosure Letter contains a true and complete list of each employee benefit plan as defined in Section 3(3) of ERISA, and each other material employee benefit plan or arrangement (the "Parent Plans") which are sponsored by, participated in or contributed to by or required to be contributed to by Parent. Except for matters that would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries taken as a whole:

          (i) The Parent Plans are in substantial compliance with the Code and ERISA, as they may be applicable;

          (ii) With respect to any Parent Plan subject to ERISA or the Code, there has been no transaction described in Sections 406 or 407 of ERISA or
     Section 4975 of the Code unless exempt under Section 408 of ERISA or
     Section 4975 of the Code;

          (iii) All contributions or other amounts payable by Parent with respect to the Parent Plans have either been paid or accrued in the Parent's most recent financial statements included in the Parent SEC Documents;

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

          (iv) To Parent's knowledge, there are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any Parent Plan or related trust;

          (v) Except as disclosed in Section 3.2(1) of the of the Parent Disclosure Letter, Parent has not maintained a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Except as disclosed in Section 3.2(1) of the of the Parent Disclosure Letter, Parent has not maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA;

          (vi) All Parent Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved as qualifying under
     Section 401(a) of the Code by the IRS or the applicable remedial amendment period will not have ended prior to the Effective Time;

          (vii) Except as expressly provided in this Agreement, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) from the Parent; and

          (viii) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Parent under Section 414 of the Code and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity.

     (m) Taxes. Each of Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or Parent has paid or deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by Parent or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of Parent contained in the filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns. No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of Parent or any of its subsidiaries. The Federal income Tax Returns of Parent and its subsidiaries consolidated in such Tax Returns have been examined by the IRS through the year ended December 31, 1991. There are no current examinations of any Tax Return of Parent or any of its subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run.

     (n) Environmental Matters. Except as would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, (i) the business and operations of Parent and its subsidiaries are being conducted in compliance with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose on Parent or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that Parent or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on Parent or any of its subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending, or to Parent's knowledge, threatened against Parent or any of its subsidiaries that arise out of or relate to environmental laws.

     (o) Compliance with Laws. Parent and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits except where the failure to so comply would not have a Material Adverse Effect on Parent and its subsidiaries, taken a whole. Neither Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Parent or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     (p) Material Contracts and Agreements.

          (i) All material contracts of Parent or its subsidiaries have been included in the SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

          (ii) Section 3.2(p) of the Parent Disclosure Letter sets forth a list of all written or oral contracts, agreements or arrangements to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to Parent's Annual Report on Form 10-K for the year ending December 31, 1997.

     (q) Title to Properties.

          (i) Each of Parent and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Parent SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which Parent or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Parent SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of Parent or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

          (ii) Except as would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, each of Parent and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

     (r) Intellectual Property. Parent and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of Parent and its subsidiaries, taken as a whole. To Parent's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by Parent and its subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of Parent and its subsidiaries which could have a Material Adverse Effect with respect to Parent and its subsidiaries, taken as a whole, and (ii) no Person is infringing on any right of Parent or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to Parent's knowledge, threatened that Parent or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To Parent's knowledge, no Person is infringing the rights of Parent or any of its subsidiaries with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

     (s) Labor Matters. Except as set forth in the Parent Disclosure Letter, there are no collective bargaining agreements or other labor union agreements or understandings to which Parent or any of its subsidiaries is a party or by which any of them is bound, nor is Parent or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Except as set forth in the Parent Disclosure Letter, to Parent's knowledge, since December 31, 1994, neither Parent nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     (t) Undisclosed Liabilities. Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     (u) Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of CSFB, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Parent from a financial point of view, a signed copy of which opinion will be delivered to the Company as soon as practicable.

     (v) Board Recommendation. The Board of Directors of Parent, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of Parent, and (ii) resolved to recommend that the holders of the Parent Shares approve the Merger and the transactions contemplated thereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1. Conduct of Business of the Company.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (I) dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company or (II) regular quarterly cash dividends in an amount not greater than $.07 per share declared or paid by the Company consistent with past practices (provided that any such quarterly cash dividend is declared and paid in coordination with the Parent's payment of its regular dividend on the Parent Common so that, in respect of any calendar quarter, the holders of the Company Common Stock (x) will receive a dividend either in

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

     respect of their shares of Company Common Stock or Parent Common issuable to them in the Merger and (y) will not receive a dividend on both the Company Common Stock held by them and the Parent Common issuable to them in the Merger), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of the Company, the issuance of shares of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms;

          (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that, in each case, would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases in the ordinary course of business consistent with past practice;

          (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales or leases in the ordinary course of business consistent with past practice and
     (B) other immaterial transactions not in excess of $2,000,000 in the aggregate;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (vii) make or incur any new capital expenditure (other than purchases in the ordinary course of business), which, singly or in the aggregate with all other expenditures, would exceed $2,000,000;

          (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

          (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (x) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (xii) except as expressly permitted by this Agreement, enter into any new collective bargaining agreement;

          (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the SEC;

          (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises:
     (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent, which shall not be unreasonably withheld;

          (xv) except for those contracts and agreements entered into in the ordinary course of business with the consent of Parent, which consent shall not be unreasonably withheld, enter into any contract or agreement that if in existence on the date hereof would be required to be listed in Section 3.1(q) of the Company Disclosure Letter; or

          (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 5.6) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

     (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

     (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

     SECTION 4.2. Conduct of Business of Parent and Sub.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), Parent shall and shall cause each of its "significant subsidiaries" (as that term is defined in the regulations promulgated under the Exchange Act) to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its significant subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (I) dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to Parent or a wholly owned subsidiary of Parent or
     (II) regular quarterly cash dividends declared or paid by Parent consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with exercise of outstanding stock options and satisfaction of withholding obligations under outstanding stock options and restricted stock;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than, in the case of Parent, (A) the issuance of Parent Shares upon the exercise of stock options outstanding on the date of this Agreement in accordance with their current terms, or (B) the issuance of a number of Parent Shares, not to exceed 5% of the Parent Shares currently outstanding, in connection with the acquisition of assets or equity securities of other entities or businesses;

          (iii) acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof involving the payment of consideration in excess of $200,000,000 without the consent of the Company, which consent shall not be unreasonably withheld;

          (iv) amend its Certificate of Incorporation, By-laws, or other comparable charter or organizational document;

          (v) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (vi) change any material accounting principle used by it, except as required by regulations promulgated by the SEC; or

          (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. Parent shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent or Sub set forth in this Agreement becoming untrue.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement; Preparation of Registration Statement. (a) Each of the Company and Parent shall, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between Parent and the Company, which dates shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Subject to the provisions of Sections 8.2(b) and 8.3(b), each of the Company and Parent will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger.

     (b) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting and Parent Stockholder Meeting as provided in Section 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and Parent's stockholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares and rights to acquire Shares pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The Company and Parent will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply each other with copies of all correspondence between the Company or Parent, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

     (c) Parent agrees to use its best efforts to effect the listing on the NYSE prior to the Effective Time of the Merger, upon official notice of issuance, Parent Shares to be issued pursuant to the Merger.

     (d) Parent agrees to cause all Shares, if any, owned by it or by Sub or any other subsidiary of Parent to be voted in favor of the approval and adoption of this Agreement. The Company agrees to cause all Parent Shares, if any, owned by it or any of its subsidiaries to be voted in favor of the approval and adoption of this Agreement.

     (e) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     SECTION 5.2. Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, Parent shall provide a representation letter to Arthur Andersen LLP complying with SAS 72, if then required.

     SECTION 5.3. Letter of Parent's Accountants. Parent shall use its best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Parent's efforts to obtain such letter, if requested by Arthur Andersen LLP, the Company shall provide a representation letter to Arthur Andersen LLP complying with SAS 72, if then required.

     SECTION 5.4. Access to Information. Upon reasonable notice, the Company and Parent shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access during normal business hours from during the period from the date hereof to the Effective Time, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and Parent shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated August 13, 1996 (the "Company Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company or its subsidiaries and the Company's representatives thereunder or hereunder and any other activities contemplated thereby. The Confidentiality Agreement dated August 13, 1996 (the "Parent Confidentiality Agreement"), by and between the Company and Parent shall apply to the information furnished by Parent or its subsidiaries and Parent's representatives thereunder or hereunder and any other the activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of either the Company Confidentiality Agreement or Parent Confidentiality Agreement.

     SECTION 5.5. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.5, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

     (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

     (ii) The Company will furnish to Parent and Sub copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Parent and Sub and
(y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Vinson & Elkins L.L.P., should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to Parent and Sub shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent HSR Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and (y) with respect to any Parent HSR Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent HSR Documents to the Company shall be satisfied by the delivery of such Parent HSR Documents on a confidential basis to Vinson & Elkins L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

     (iii) Nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.5(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.5(c).

     SECTION 5.6. Employee Benefit Matters. (a) On or prior to the Closing Date, the Company shall take such action under the Company Stock Plans to assure that options outstanding under the Company Stock Plans at the Effective Time of the Merger shall no longer permit the holder thereof to purchase Company Common Stock and, in lieu thereof, provide the holder thereof the right to purchase, for the exercise price per share of Company Common Stock, 1.3 shares of Parent Common, subject to adjustment as provided in the Company Stock Plans and further provided that such substitute option comply with the applicable IRS regulations to preserve the tax favored status of any incentive stock options. Parent agrees to assume the obligations of the Company to issue such shares of Parent Common upon exercise of such options and to use its best efforts to cause the shares of Parent Common so issuable to be registered under the Securities Act. Parent shall issue Parent Common in replacement of any restricted stock outstanding under the Company Stock Plan at the Exchange Ratio.

     (b) On or prior to the Closing Date, the Company shall cause its Employee Stock Ownership Plan (the "ESOP") to be amended to substitute, effective as the Effective Time of the Merger, the Parent Common as the "Employer Securities" under the ESOP and to make such other changes and modifications to the ESOP as Parent and the Company deem necessary and advisable to permit the ESOP to continue in effect with respect to the participating employees of the Company after the Merger without any acceleration of vesting or distributions under the ESOP.

     (c) Parent currently intends to cause the Company as the Surviving Corporation to take such actions as are necessary so that after the Effective Time of the Merger, employees of the Company and its subsidiaries remaining with the Company after the Merger ("Continuing Employees") will be provided with employee benefit plans, programs, policies and arrangements that are, in the aggregate, no less favorable to such employees as those provided to such employees as of the date hereof; provided that it is understood that Parent shall have no obligation to issue shares of capital stock pursuant to any such plan or to make additional contributions to the ESOP if such issuances or contributions are not considered to be desirable by Parent. Parent currently intends (i) to preserve and maintain with respect to such plans, programs and arrangements, benefits and service credit accrued to the Continuing Employees during employment with the Company and its subsidiaries prior to the Effective Time of the Merger except to the extent that benefits may be duplicated and (ii) to provide that Continuing Employees shall not be subject to preexisting condition exclusions or waiting periods (except to the extent so subject prior to the Effective Time of the Merger) and shall receive full credit for any copayments and deductibles already incurred during the year in which the Merger occurs under the comparable plan of the Company and its subsidiaries.

     SECTION 5.7. Indemnification. (a) From and after the Effective Time of the Merger, the Surviving Corporation and Parent shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger and whether reasserted or claimed prior to, or at or after, the Effective Time of the Merger ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent provided under the law of their respective states of incorporation, as applicable, to indemnify directors and officers. Prior to the Effective Time of the Merger, the Company shall cause each person eligible for indemnification pursuant to this Section 5.7(a) to execute and deliver to Parent and any insurance company providing the insurance referred to in Section 5.7(b), a writing confirming, among other matters that could reasonably give rise to Indemnified Liabilities, in such form as may be reasonably satisfactory to Parent and any such insurance company.

     (b) The Surviving Corporation or Parent shall use reasonable efforts to purchase and maintain for the benefit of the Indemnified Parties for a period of five years after the Effective Time of the Merger directors and officers liability insurance with respect to acts, omissions and other matters occurring prior to the Effective Time of the Merger; provided, however, that the Surviving Corporation may substitute therefor a "runoff" policy of insurance ("Runoff Policy") having a term of three years following the Effective Time of the Merger with comparable coverage. Notwithstanding the foregoing, nether Parent nor the Surviving Corporation shall be required to expend more than $400,000 in premiums for the aggregate five year-period to obtain such coverage.

     (c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

     SECTION 5.8. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 5.9. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement until the Effective Time of the Merger, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of litigation shall be agreed to without the consent of Parent, the Company and its directors, which consent shall not be unreasonably withheld.

     SECTION 5.11. Accounting Matters. Neither the Company nor Parent shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

     SECTION 5.12. Parent's Board of Directors. At the Effective Time of the Merger, the directors of Parent shall elect one Person mutually agreed to by the Chairman of the Board of Parent and the Chairman of the Board of the Company to the Board of Directors of Parent. Such director shall be a Class III Director of Parent and will serve until the annual meeting of Parent's stockholders to be held in 1999. In addition, as of the Effective Time of the Merger, the directors of Parent shall appoint Carl W. Knobloch to act as an advisory non-voting director to the Board of Directors of Parent for a term expiring at the annual meeting of Parent's stockholders in 2000, with full rights to notice of and to attend all meetings of the Board of Directors, and reimbursement of expenses attendant thereto, as if he were a director. At the end of such three-year term, Mr. Knobloch shall be entitled to be considered by the directors of Parent for election as a regular director of Parent.

     Section 5.13. Irrevocable Proxies. On the date hereof, the holders of at least an aggregate of 2,000,000 issued and outstanding shares of Company Common Stock shall execute and deliver to Parent an irrevocable voting proxy in the form of Exhibit B hereto (the "Irrevocable Proxies").

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

     (b) NYSE Listing. Parent Shares issuable to the Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.5, use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     (e) Registration Statement Effectiveness. The Registration Statement shall be effective under the Securities Act on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

     (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     SECTION 6.2. Conditions of Parent and Sub. The obligation of Parent and Sub to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger, of the following conditions:

     (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and Parent shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Certifications and Opinion. The Company shall have furnished Parent with:

          (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company;

          (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding Shares approving the Merger and the transactions contemplated hereby;

          (iii) a favorable opinion dated the Closing Date, in customary form and substance, of Vinson & Elkins L.L.P., counsel for the Company, dated the Closing Date to the effect that:

             (A) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

             (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Certificate of Incorporation or By-Laws; and upon the filing by the Surviving Corporation of the Certificate of Merger, the Merger shall become effective;

             (C) Each of the Company's U.S. subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power to own its properties and assets and to carry on its business as presently conducted; and

             (D) The Board of Directors of the Company has taken all action required by the DGCL and its Certificate of Incorporation or its By-Laws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the stockholders of the Company have taken all action required by the DGCL and its Certificate of Incorporation and By-Laws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding Agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

     (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

     (d) Affiliate Letters. Parent shall have received from the Company a list of such Persons, if any, that Parent, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). The Company shall deliver or cause to be delivered to Parent an undertaking by each Affiliate in form satisfactory to Parent that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the Parent Shares to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any Parent Shares received or to be received pursuant to the Merger until such time as final results of operations of Parent covering at least 30 days of combined operations of Parent and the Company have been published and (iii) no Parent Shares received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

     (e) Tax Opinion. Parent shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to Parent, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company, Sub or Parent as a result of the Merger.

     (f) Pooling Accounting. Parent and Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

     (g) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent or the Company or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) materially detract from the aggregate benefits to Parent of the transactions reasonably contemplated hereby.

     (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership as to any shares of Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Common Stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

     (i) Fairness Opinion. CSFB will not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.2(u).

     (j) No Material Adverse Change. There shall not have occurred any material adverse change with respect to the Company since the date hereof.

     SECTION 6.3. Conditions of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction at the Effective Time of the Merger of the following conditions:

     (a) Compliance. The agreements and covenants of Parent to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

     (b) Certifications and Opinion. Parent shall have furnished the Company with:

          (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of Parent approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the Parent Shares pursuant hereto;

          (ii) a certified copy of a resolution or resolutions duly adopted by the holders of a majority of the Parent Shares present or represented by proxy and entitled to vote at the Parent Stockholder Meeting, approving the Merger and the transactions contemplated hereby;

          (iii) a favorable opinion, dated the Closing Date, in customary form and substance, of Fulbright & Jaworski L.L.P., counsel for Parent to the effect that:

             (A) Parent and the Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have corporate power to own their properties and assets and to carry on their business as presently conducted and as described in the Proxy Statement. Sub has the requisite corporate power to merge with the Company as contemplated by this Agreement and Parent has the requisite corporate power to carry out its obligations under this Agreement. The execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of Parent's or Sub's Certificate of Incorporation or By-Laws;

             (B) Parent and Sub have taken all action required under the DGCL, their Certificates of Incorporation or their By-Laws to authorize such execution and delivery and the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of Parent and Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief; and

             (C) The Parent Shares to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof under Delaware law or Parent's Certificate of Incorporation or By-laws.

     (c) Representations and Warranties True. The representations and warranties of Parent contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by the chief executive officer and the chief financial officer of Parent.

     (d) Tax Opinion. The Company shall have received an opinion of Vinson & Elkins L.L.P., in form and substance satisfactory to the Company, to the effect that for federal income tax purposes and conditioned upon certain representations of managements of the Company and Parent as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of the Company, Parent and Sub are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt by them of Parent Shares in exchange for their Shares pursuant to the Merger.

     (e) Fairness Opinion. Morgan shall not have revoked or modified in a materially adverse manner its opinion referred to in Section 3.1(w).

     (f) No Material Adverse Change. There shall not have occurred any material adverse change with respect to Parent since the date hereof.

     (g) Pooling Accounting. Parent and Company shall have received a letter from Arthur Andersen LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

     (h) Consents, etc. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary by the Parent in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to Parent and its subsidiaries or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Parent and its subsidiaries taken as a whole, after giving effect to the Merger.

     (i) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

             (ii) if the stockholders of Parent fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of Parent or at any adjournment thereof;

             (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

             (iv) if the Merger shall not have been consummated on or before August 31, 1997, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

          (c) by Parent or the Company to the extent permitted under Section 8.2 or 8.3;

          (d) by Parent, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

          (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the confidentiality provisions of Section 5.4 and the provisions of Sections 5.8, 8.2, 8.3 and Article IX.

     SECTION 7.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     SECTION 8.1. Takeover Defenses of the Company. The Company agrees to take such action with respect to any anti-takeover provisions in its charter or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

     SECTION 8.2. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, the Company may, in response to an unsolicited request therefor, furnish information to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section 5.4(b) hereof, including the standstill provisions thereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company,
(ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or
(iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 15% of the outstanding Shares.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1 (a) or (b), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following Parent's receipt of written notice (a

"Notice of Superior Proposal") advising Parent that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such superior proposal. The Company may terminate this Agreement pursuant to the preceding sentence only if the stockholders of the Company shall not yet have voted upon the Merger and the Company shall have paid to Parent the Termination Fee. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any Person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal (as opposed to any further negotiated proposal) is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Notice of Superior Proposal.

     (c) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, Parent may terminate this Agreement.

     (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Parent) to be more favorable to the Company's stockholders than the Merger.

     (e) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the Person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry.

     SECTION 8.3. Fee and Expense Reimbursements.

     (a) The Company agrees to pay Parent a fee in immediately available funds of $15,000,000 (the "Termination Fee") promptly upon the termination of the Agreement in the event this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c). The Termination Fee shall be payable promptly upon termination of this Agreement in the event of a termination pursuant to Section 7.1(c).

     (b) In the event this Agreement is terminated for any reason other than a material breach by Parent or Sub, the Company also agrees to pay to Parent the Termination Fee if (i) after the date hereof and before the termination of this Agreement, a takeover proposal shall have been made and publicly announced by any Person or group of Persons (an "Acquiring Person"), (ii) the stockholders of the Company shall not have approved the Merger and (iii) after the date hereof and at or prior to six months after the date of termination of this Agreement, the Acquiring Person or any affiliate of the Acquiring Person shall have effected an Alternative Transaction (as defined below). An Alternative Transaction shall mean (i) any merger or other business combination involving the Company, (ii) any acquisition from the Company or any subsidiary of 15% of the voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any acquisition from the stockholders of the Company by tender offer, exchange offer or otherwise more than 15% of the outstanding Shares. The Termination Fee payable under this Section 8.3(b) shall be payable as a condition to the consummation of the Alternative Transaction.

     (c) In the event the Board of Directors of Parent receives a takeover proposal involving Parent because of which, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on advice of outside counsel), it determines it is necessary to withdraw or modify its approval or recommendation of this Agreement or the Merger, Parent may terminate this Agreement at any time after midnight on the business day following notice of such determination is provided to the Company by advising the Company that the Board of Directors has received a takeover proposal which it has determined requires such action, specifying the material terms and conditions of such proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the Person making such proposal. Parent may terminate this Agreement pursuant to the preceding sentence only if the stockholders of Parent shall not yet have voted upon the Merger and Parent shall have paid to the Company the Parent Termination Fee (as hereinafter defined). Parent agrees to pay the Company a fee in immediately available funds of $15,000,000 (the "Parent Termination Fee") promptly upon (i) the termination of this Agreement pursuant to the first sentence of this Section 8.3(c) or (ii) the stockholders of Parent not approving the Merger as a result of a hostile takeover of the Parent after the date of this Agreement. For purposes hereof, a "takeover proposal involving Parent" shall mean (i) any proposal for a merger or other business combination involving the Parent, (ii) any proposal or offer to acquire from the Parent or any of its affiliates in any manner, directly or indirectly, an equity interest in the Parent or any subsidiary, any voting securities of the Parent or any subsidiary or a material amount of the assets of the Parent and its subsidiaries taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of Parent by tender offer, exchange offer or otherwise, more than 15% of the Parent Common Stock.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to
    Camco International Inc.
    7030 Ardmore
    Houston, Texas 77054
    Telephone: (713) 749-5690
    Facsimile: (713) 749-1620
    Confirm: (713) 749-4000
    Attention: Ronald R. Randall, General Counsel with a copy to:
    Fulbright & Jaworski L.L.P.
    1301 McKinney, Suite 5100
    Houston, Texas 77010-3095
    Telephone: (713) 651-5151
    Facsimile: (713) 651-5246
    Confirm: (713) 651-5496
    Attention: Curtis W. Huff, Esq.

(b) if to the Company, to
    Production Operators Corp
    11302 Tanner Road
    Houston, Texas 77041
    Telephone: (713) 896-2506
    Facsimile: (713) 896-2652
    Confirm: (713) 466-0980
    Attention: D. John Ogren
    with a copy to:
    VINSON & ELKINS L.L.P.                         and  Alsup & Petty
    2300 First City Tower                               Three Allen Center
    1001 Fannin Street                                  333 Clay Street, Suite 4930
    Houston, Texas 77002-6760                           Houston, Texas 77002
    Telephone: (713) 758-2222                           Telephone: (713) 739-1313
    Facsimile: (713) 758-5160                           Facsimile: (713) 739-7095
    Confirm: (713) 758-2320                             Confirm: (713) 739-1313
    Attention: Robert H. Whilden, Esq.                  Richard C. Alsup

     SECTION 9.3. Definitions. For purposes of this Agreement:

     (a) an "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

     (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of the Company, and with respect to any matter stated herein to be "to Parent's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of Parent.

     (c) "Material Adverse Effect" or "material adverse change" means, when used in connection with any Person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that Person and its subsidiaries, taken as a whole.

     (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

     (e) a "subsidiary" means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

     SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.6 and 5.7, are not intended to confer upon any Person other than the parties any rights or remedies hereunder. The provisions of Section 5.7 may be enforced by any Person intended to benefit thereunder in the same manner as if such provisions constituted a binding contract between such Person and each party to this Agreement, their successors and assigns.

     SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, and such assignment shall relieve Sub of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Texas or in any other Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Federal or state court sitting in the State of Texas or in the Southern District of Texas.

     SECTION 9.10. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            CAMCO INTERNATIONAL INC.

                                            By     /s/ GARY D. NICHOLSON
                                             -----------------------------------
                                                      Gary D. Nicholson
                                              Chairman of the Board, President
                                                 and Chief Executive Officer

                                            PLANE ACQUISITION CORP.

                                            By     /s/ GARY D. NICHOLSON
                                             -----------------------------------
                                                      Gary D. Nicholson
                                                          President

                                            PRODUCTION OPERATORS CORP

                                            By   /s/ CARL W. KNOBLOCH, JR.
                                             -----------------------------------
                                                    Carl W. Knobloch, Jr.
                                                    Chairman of the Board

                   EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                           PRODUCTION OPERATORS CORP

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The original Certificate of Incorporation of Production Operators Corp (the "Corporation") was filed under the name "UNICAPITAL CORPORATION" on May 9, 1969, and was amended on December 8, 1980, to change the name to "Production Operators
Corp". On             , 1997, the Board of Directors and the sole stockholder of the Corporation adopted resolutions authorizing the further amendment and the restatement and integration of the provisions of the amended Certificate of Incorporation of the Corporation and authorizing the filing of this Amended and Restated Certificate of Incorporation, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and supersedes the amended Certificate of Incorporation of the Corporation, as presently in effect, in its entirety as follows:

          First: The name of the Corporation is Production Operators Corp.

          Second: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

          Third: The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          Fourth: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, of the par value of $.01 per share.

          Fifth: The Corporation is to have perpetual existence.

          Sixth: Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

          Seventh: All of the powers of the Corporation, insofar as the same may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

     In furtherance and not in limitation of the foregoing provisions of this Article Seventh, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal by-laws of the Corporation.

          Eighth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Company has caused this Amended and Restated
Certificate of Incorporation to be signed by                , its
               , this      day of             , 1997.

                                            PRODUCTION OPERATORS CORP

                                            By:
                                            ------------------------------------
                                              Name:
                                              Title:

                   EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

                               IRREVOCABLE PROXY

     This Irrevocable Proxy (this "Proxy") is entered into and delivered as of February 27, 1997, by the undersigned stockholders of Production Operators Corp, a Delaware corporation (the "Stockholders"), in favor of Camco International Inc., a Delaware corporation ("Camco").

                                    RECITALS

     As of the date of this Proxy, each Stockholder owns beneficially and of record such number of shares of common stock, par value $1.00 per share ("Company Common Stock"), of Production Operators Corp, a Delaware corporation (the "Company"), as is set forth next to such Stockholder's name on the signature page hereof. All such shares, together with any shares acquired by any Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the "Shares".

     On the date hereof, Camco, Plane Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Camco ("Mergersub"), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for the merger of Mergersub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Camco.

     Camco has required, in connection with its execution and delivery of the Merger Agreement that each Stockholder grant Camco a proxy to vote such Stockholder's Shares on the terms set forth below.

                                 TERMS OF PROXY

     In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce Camco to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     Stockholder hereby represents and warrants to Camco as follows:

     1.1 Authorization. Each Stockholder is either a [trust] [other entity], validly existing [and in good standing] under the laws of its state of formation or an individual residing in the United States. Each Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. Each Stockholder has taken all necessary actions to authorize the execution, delivery and performance of this Proxy and the grant of the rights covered hereby. This Proxy has been duly executed and delivered by and on behalf of each Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     1.2 Title to Shares. Each Stockholder is the record and beneficial owner of the Shares and owns the Shares free and clear of liens, claims, charges, options or encumbrances or other rights of third parties of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

                                   ARTICLE II

                         TRANSFER AND VOTING OF SHARES

     2.1 Restriction on Transfer of Shares. During the Term (as defined below), no Stockholder shall (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance of the Shares.

     2.2 Voting of Shares. Each Stockholder hereby irrevocably constitutes and appoints Camco, or any nominee of Camco, with full power of substitution, during and for the Term, as such Stockholder's true and lawful attorney and proxy, for and in such Stockholder's name, place and stead, to vote each of such Stockholder's Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, (ii) against any takeover proposal (as defined in the Merger Agreement) involving the Company, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by such Stockholder beneficially to be voted in accordance with the foregoing.

     2.3 Further Assurances. Each Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Camco to vest in Camco (or its designee) the power to vote such Stockholder's Shares and carry out the provisions of this Proxy.

     2.4 Term. The term of this Proxy (the "Term") shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) termination of the Merger Agreement for any reason (other than pursuant to Section 8.2(b) of the Merger Agreement), or (c) one year from the date hereof. THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

                                  ARTICLE III

                               GENERAL PROVISIONS

     3.1 Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, each Stockholder agrees to negotiate with Camco in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     3.2 Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the Stockholders and Camco, with respect to the subject matter hereof.

     3.3 Assignment. This Proxy shall be binding upon Stockholder and such Stockholder's successors and assigns.

     3.4 Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of Camco, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

     3.5 Specific Performance. Each Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that Camco shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.6 Governing Law, Jurisdiction. This Proxy shall be governed by, and construed in accordance with the laws of the State of Delaware. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situate in the States of Texas and Delaware, and each Stockholder hereby waives any objection which it may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against each Stockholder if given by mail, postage, prepaid, mailed to such Stockholder at the Company's principal place of business.

     3.7 Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each Stockholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.

                                            ------------------------------------

                                            By:

                                            Number of Shares:

                                            ------------------------------------

                                            By:

                                            Number of Shares:

                                            ------------------------------------

                                            Number of Shares:

                                            ------------------------------------

                                            Number of Shares:

                                            ------------------------------------

                                            Number of Shares:

AGREED AND ACCEPTED:

CAMCO INTERNATIONAL INC.

By:

                                                                      APPENDIX C


                          [MORGAN STANLEY LETTERHEAD]



                                                              February 27, 1997


Board of Directors
Production Operators Corp
11302 Tanner Road
Houston, TX 77041


Members of the Board:

We understand that Production Operators Corp ("POI" or the "Company"), Camco International, Inc., ("Camco") and Plane Acquisition Corp., a wholly owned subsidiary of Camco ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of February 27, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, POI will become a wholly owned subsidiary of Camco and each issued and outstanding share of common stock, par value $1.00 per share, of POI (the "POI Common Stock"), other than shares held in treasury or held by Camco or any affiliate of Camco, will be converted into the right to receive 1.3000 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of Camco (the "Camco Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of POI Common Stock.

For purposes of the opinion set forth herein, we have:

        (i) received certain publicly available financial statements and other information of Camco;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning Camco prepared by the management of Camco;

        (iii) analyzed certain financial projections prepared by the management of Camco;

        (iv) discussed the past and current operations and financial condition and the prospects of Camco with senior executives of Camco, and analyzed the pro

Production Operators Corp                                        MORGAN STANLEY
February 27, 1997
Page 2



                forma impact of the Merger on Camco's earnings per share, consolidated capitalization and financial ratios;

        (v) reviewed certain publicly available financial statements and other information of POI;

        (vi) reviewed certain internal financial statements and other financial and operating data concerning POI prepared by the management of POI;

        (vii) analyzed certain financial projections prepared by the management of POI;

        (viii) discussed the past and current operations and financial condition and the prospects of POI with senior executives of POI;

        (ix) reviewed reported prices and trading activity for the Camco Common Stock and the POI Common Stock;

        (x) compared the financial performance of Camco and the prices and trading activity of the Camco Common Stock and the POI Common Stock with that of certain other comparable publicly traded companies and their securities;

        (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (xii) reviewed and discussed with the senior management of POI and Camco the strategic rationale for the Merger and the synergies, cost savings and other benefits expected to be derived from the Merger;

        (xiii) participated in discussions and negotiations among representatives of Camco and POI and their financial and legal advisors;

        (xiv)   reviewed the Merger Agreement and certain related documents;
                and

        (xv) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of POI and Camco. We have also relied upon, without independent verification, estimates by the management of POI of the synergies, cost savings and other benefits expected to be derived from the Merger. In addition, we have

Production Operators Corp
February 27, 1997                                                Morgan Stanley
Page 3


assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of POI in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Camco and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of POI and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filings made by POI with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of POI Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of POI Common Stock.

                                         Very truly yours,



                                         MORGAN STANLEY & CO. INCORPORATED

                                                                     APPENDIX B

February 27, 1997

Board of Directors
Camco International, Inc.
7030 Ardmore
Houston, Texas  77054


Members of the Board:

You have asked us to advise you with respect to the fairness to Camco International, Inc. ("Camco") from a financial point of view of the proposed Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of February 27, 1997 (the "Merger Agreement"), among Camco, Production Operators Corp ("Production Operators") and Plane Acquisition Corporation ("Sub"). The Merger Agreement provides for, among other things, the merger of Sub with and into Production Operators pursuant to which Production Operators will become a wholly owned subsidiary of Camco and each outstanding share of the common stock, par value $1.00 per share, of Production Operators will be converted into the right to receive 1.3 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Camco (the "Camco Common Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certainly publicly available business and financial information relating to Camco and Production Operators. We have also reviewed certain other information relating to Camco and Production Operators, including financial forecasts, provided to us by Camco and Production Operators, and have met with the managements of Camco and Production Operators to discuss the businesses and prospects of Camco and Production Operators.

We have also considered certain financial and stock market data of Camco and Production Operators, and we have compared those data with similar data for other publicly held companies in businesses similar to Camco and Production Operators, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Camco and Production Operators as to the future financial performance of Camco and Production Operators. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Camco or Production Operators, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Camco Common Stock when issued pursuant to the Merger or the prices at which the Camco Common Stock will trade subsequent to the Merger.

Board of Directors
Camco International, Inc.
February 27, 1997
Page 2


We have acted as financial advisor to Camco in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We are currently providing financial advisory services to Camco unrelated to the proposed Merger, for which services we will receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Camco and Production Operators for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Camco in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Camco from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Restated Certificate of Incorporation contains provisions which eliminate the personal liability of the Registrant's directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under
Section 174 of the General Corporation Law of the State of Delaware or any transaction from which the director derived an improper personal benefit.

     Article VIII of the Registrant's By-laws contains detailed provisions for the indemnification by the Registrant of current and former directors, officers, employees and agents of the Registrant on terms that have been derived from
Section 145 of the General Corporation Law of the State of Delaware.

     The Registrant has obtained directors' and officers' liability insurance that covers certain liabilities and expenses of the Registrant's directors and officers. In addition, the Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

           2.1           -- Agreement and Plan of Merger dated as of February 27,
                            1997, by and among Camco International Inc., Plane
                            Acquisition Corp. and Production Operators Corp.
                            (incorporated by reference to Exhibit No. 2.1 to Form
                            8-K, File 1-10718, filed March 7, 1997).
           2.2           -- Irrevocable Proxy dated February 27, 1997 (incorporated by reference to Exhibit No. 2.2 to Form 8-K, File
                            1-10718, filed March 7, 1997).
           3.1           -- Restated Certificate of Incorporation of the Registrant
                            (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1993).
           3.2           -- By-laws of the Registrant (incorporated by reference to
                            Exhibit 3.4 to the Registrant's Registration Statement on
                            Form S-1 (Reg. No. 33-70036)).
           4.1           -- See Exhibits 3.1 and 3.2 for provisions of the Restated
                            Certificate of Incorporation and By-laws of the Company
                            defining the rights of holders of Common Stock.
           4.2           -- Form of Common Stock Certificate (incorporated by
                            reference to Exhibit 4.2 to the Registrant's Registration
                            Statement on Form S-1 (Reg. No. 33-70036)).
           4.3           -- Rights Agreement dated as of December 15, 1994, between the Company and First Chicago Trust Company of New York,
                            as Rights Agent, which includes as exhibits, the form of
                            Right Certificate and the Summary of Rights to Purchase
                            Common Shares (incorporated by reference to Exhibit No. 1
                            to the Company's Registration Statement on Form 8-A dated
                            December 19, 1994).


           4.4           -- Credit Facility dated December 7, 1993 (incorporated by reference to Exhibit 10.12 to the Registrant's
                            Registration Statement on Form S-1 (Reg. No. 33-70036)).
           4.5           -- First Amendment to Credit Facility dated August 29, 1994
                            (incorporated by reference to Exhibit 10.14 to the
                            Registrant's Registration Statement on Form S-1 (Reg. No.
                            33-83562)).
           5.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
           8.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.
           8.2           -- Opinion of Vinson & Elkins L.L.P., regarding certain tax matters.
          23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibits 5.1 and 8.1).
          23.2           -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            8.2).
          23.3           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Camco International Inc.
          23.4           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Production Operators Corp.
          23.5           -- Consent of Carl W. Knobloch, Jr., with respect to being named an advisory director of the Registrant.
          23.6           -- Consent of Lester Varn, Jr., with respect to being named a director of the Registrant.
          24.1           -- Powers of Attorney (contained on page II-4).
          99.1           -- Proxy card for use at Special Meeting of Stockholders of
                            Camco International Inc.
          99.2           -- Proxy card for use at Special Meeting of Stockholders of
                            Production Operators Corp.
          99.3           -- Consent of Credit Suisse First Boston Corporation with
                            respect to their fairness opinion.
          99.4           -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion.

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 1997.

                                            CAMCO INTERNATIONAL INC.

                                            By:     /s/ GARY D. NICHOLSON
                                              ----------------------------------
                                                      Gary D. Nicholson
                                               Chairman of the Board, President
                                                              and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary D. Nicholson, Herbert S. Yates and Ronald R. Randall, and each of them, any of whom may act without joinder of the others, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                        DATE
                      ---------                                        -----                        ----
                /s/ GARY D. NICHOLSON                  Chairman of the Board, President and     May 12, 1997
-----------------------------------------------------   Chief Executive Officer (Principal
                  Gary D. Nicholson                             Executive Officer)

                /s/ HERBERT S. YATES                   Senior Vice President -- Finance and     May 12, 1997
-----------------------------------------------------   Chief Financial Officer (Principal
                  Herbert S. Yates                              Financial Officer)

             /s/ BRUCE F. LONGAKER, JR.                    Vice President -- Finance and        May 12, 1997
-----------------------------------------------------     Corporate Controller (Principal
               Bruce F. Longaker, Jr.                           Accounting Officer)

                 /s/ HUGH H. GOERNER                                 Director                   May 12, 1997
-----------------------------------------------------
                   Hugh H. Goerner

                /s/ ROBERT L. HOWARD                                 Director                   May 12, 1997
-----------------------------------------------------
                  Robert L. Howard

               /s/ WILLIAM J. JOHNSON                                Director                   May 12, 1997
-----------------------------------------------------
                 William J. Johnson

                /s/ WILLIAM A. KRAUSE                                Director                   May 12, 1997
-----------------------------------------------------
                  William A. Krause

              /s/ CHARLES P. SIESS, JR.                              Director                   May 12, 1997
-----------------------------------------------------
                Charles P. Siess, Jr.

                /s/ GILBERT H. TAUSCH                                Director                   May 12, 1997
-----------------------------------------------------
                  Gilbert H. Tausch

                                 EXHIBIT INDEX

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement and Plan of Merger dated as of February 27,
                            1997, by and among Camco International Inc., Plane
                            Acquisition Corp. and Production Operators Corp.
                            (incorporated by reference to Exhibit No. 2.1 to Form
                            8-K, File 1-10718, filed March 7, 1997).
           2.2           -- Irrevocable Proxy dated February 27, 1997 (incorporated by reference to Exhibit No. 2.2 to Form 8-K, File
                            1-10718, filed March 7, 1997).
           3.1           -- Restated Certificate of Incorporation of the Registrant
                            (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1993).
           3.2           -- By-laws of the Registrant (incorporated by reference to
                            Exhibit 3.4 to the Registrant's Registration Statement on
                            Form S-1 (Reg. No. 33-70036)).
           4.1           -- See Exhibits 3.1 and 3.2 for provisions of the Restated
                            Certificate of Incorporation and By-laws of the Company
                            defining the rights of holders of Common Stock.
           4.2           -- Form of Common Stock Certificate (incorporated by
                            reference to Exhibit 4.2 to the Registrant's Registration
                            Statement on Form S-1 (Reg. No. 33-70036)).
           4.3           -- Rights Agreement dated as of December 15, 1994, between the Company and First Chicago Trust Company of New York,
                            as Rights Agent, which includes as exhibits, the form of
                            Right Certificate and the Summary of Rights to Purchase
                            Common Shares (incorporated by reference to Exhibit No. 1
                            to the Company's Registration Statement on Form 8-A dated
                            December 19, 1994).
           4.4           -- Credit Facility dated December 7, 1993 (incorporated by reference to Exhibit 10.12 to the Registrant's
                            Registration Statement on Form S-1 (Reg. No. 33-70036)).
           4.5           -- First Amendment to Credit Facility dated August 29, 1994
                            (incorporated by reference to Exhibit 10.14 to the
                            Registrant's Registration Statement on Form S-1 (Reg. No.
                            33-83562)).
          *5.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
          *8.1           -- Opinion of Fulbright & Jaworski L.L.P., regarding certain tax matters.
          *8.2           -- Opinion of Vinson & Elkins L.L.P., regarding certain tax matters.
         *23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibits 5.1 and 8.1).
         *23.2           -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            8.2).
         *23.3           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Camco International Inc.
         *23.4           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Production Operators Corp.
         *23.5           -- Consent of Carl W. Knobloch, Jr., with respect to being named an advisory director of the Registrant.
         *23.6           -- Consent of Lester Varn, Jr., with respect to being named a director of the Registrant.
         *24.1           -- Powers of Attorney (contained on page II-4).
         *99.1           -- Proxy card for use at Special Meeting of Stockholders of
                            Camco International Inc.

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
         *99.2           -- Proxy card for use at Special Meeting of Stockholders of
                            Production Operators Corp.
         *99.3           -- Consent of Credit Suisse First Boston Corporation with
                            respect to their fairness opinion.
         *99.4           -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion.

---------------

* Filed herewith